        As filed with the Securities and Exchange Commission on June 21, 1996
                                                                 File No. 333-
     =========================================================================



                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                             ---------------------------
                                       FORM S-1
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                             ----------------------------
                    Virtual Open Network Environment Corporation
               (Exact name of registrant as specified in its charter)


                    Delaware                                  5045                              52-1953278
        (State or other jurisdiction of           (Primary Standard Industrial               (I.R.S. Employer
         incorporation or organization)           Classification Code Number)              Identification No.)


                           --------------------------------
                         1803 Research Boulevard - Suite 305,
                             Rockville, Maryland  20850
                                    (301) 838-8900
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------------
                                    James F. Chen,
                        President and Chief Executive Officer
                    Virtual Open Network Environment Corporation
                         1803 Research Boulevard - Suite 305
                              Rockville, Maryland 20850
                                    (301) 838-8900
                  (Name, address, including zip code, and telephone
     number, including area code, of agent for service)

                      ------------------------------------------
                                       Copy to:


     Alan J. Berkley, Esq.
     Cary J. Meer, Esq.
     Kathy L. Kresch, Esq.
     Sidney R. Smith, III, Esq.                                  Stuart M. Cable, Esq.
     Kirkpatrick & Lockhart LLP                                  Goodwin, Proctor & Hoar LLP
     1800 Massachusetts Avenue, N.W.                             Exchange Place
     Washington, D.C.  20036                                     Boston, MA 02109

                      ------------------------------------------

              Approximate date of commencement  of proposed sale to  the public:
     As soon as practicable after the effective date of this registration statement.
                     -------------------------------------------

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_ /

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_ /

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_ /

                                            CALCULATION OF REGISTRATION FEE


                                                                               Proposed Maximum
       Title of Each Class of                            Proposed Maximum      Aggregate           Amount of
       Securities to be             Amount to be         Offering Price        Offering            Registration
       Registered                   Registered (1)       Per Share (2)         Price (2)           Fee

       Common Stock, $.001 par
       value.......                     3,910,000               $6.67             26,079,700         $8,993.00


     (1) Includes 510,000 shares of Common Stock that the Underwriters have the option to purchase solely to cover over-allotments, if any.
     (2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
     ===========================================================================

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                                CROSS-REFERENCE SHEET


               Item Number of Caption                     Location in Prospectus
               ----------------------                     ----------------------


       1.      Forepart of the Registration Statement
               and Outside Front Cover Page of
               Prospectus............................     Outside Front Page of Registration
                                                          Statement; Outside Front Cover Page
                                                          of Prospectus;

       2.      Inside Front and Outside Back Cover
               Pages of Prospectus...................     Inside Front and Outside Back Cover
                                                          Pages of Prospectus

       3.      Summary Information, Risk Factors; and
               Ratio of Earnings to Fixed Charges....     Prospectus Summary; Risk Factors;
                                                          Selected Financial Data

       4.      Use of Proceeds.......................     Use of Proceeds

       5.      Determination of Offering Price.......     Underwriting

       6.      Dilution..............................     Dilution

       7.      Selling Security Holders..............     Selling Shareholders

       8.      Plan of Distribution..................     Outside Front Cover Page of
                                                          Prospectus; Underwriting

       9.      Description of Securities to be
               Registered............................     Outside Front Cover Page of
                                                          Prospectus; Prospectus Summary;
                                                          Dividend Policy; Capitalization;
                                                          Description of Capital Stock

       10.     Interests of Named Experts and Counsel.    Not Applicable

       11.     Information with Respect to Registrant.    Prospectus Summary; Dividend Policy;
                                                          Selected Financial Data;
                                                          Management's Discussion of Financial
                                                          Condition and Results of Operations;
                                                          Business; Management; Principal
                                                          Shareholders; Certain Transactions;
                                                          Description of Capital Stock; Shares
                                                          Eligible for Future Sales; Financial
                                                          Statements






       12.     Disclosure of Commission Position on
               Indemnification for Securities Act
               Liabilities..........................      Not Applicable



     PROSPECTUS       Subject to completion, dated June 21, 1996
     dated    , 1996
                                  3,400,000 SHARES
                                       [LOGO]

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION

                                     COMMON STOCK

     All  of  the  3,400,000  shares   of  Common  Stock  offered   hereby  (the
     "Offering") are being sold by Virtual Open Network Environment Corporation (the "Company" or "V-ONE").

     Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $5.33 and $6.67 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "VONE."

     See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered by prospective investors.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                          Proceeds to
                                          Price to Public    Underwriting Discount(1)      Company(2)

       Per Share . . . . . . . . . . .    $                  $                          $
       Total(3)  . . . . . . . . . . .    $                  $                          $

     (1) The Company and certain shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

     (2) Before deducting expenses, estimated at $650,000 payable by the Company.

     (3) The Company and certain shareholders have granted the Underwriters a 30-day option to purchase up to 510,000 additional shares of Common Stock solely to cover over-allotments, if any, at the per share Price to Public less Underwriting Discount. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will be
              $       , $      , and $      , respectively.  See "Underwriting."

     The shares of Common Stock are offered by the Underwriters, subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the offices of Piper Jaffray Inc. in Minneapolis, Minnesota on or about
                    , 1996.

     PIPER JAFFRAY INC.                         VOLPE, WELTY & COMPANY

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY OR OTHERWISE AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



              [Description of graphic: This graphic is a two-page foldout that describes a typical enterprise network secured by V-ONE's technology products. This diagram describes the functional aspects, not the technical components, of a typical enterprise network. Actual physical network hardware components are not described. The network consists of 3 inter-connected "clouds" representing the Internet (left-page/right-half/center); the core/central ring of the corporate business network (right-page/left-half/top); and a representation of a remote location (right-page/left-half/ bottom).]

              The  Company  intends  to  furnish  its shareholders  with  annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

     The Company has registrations for the trademarks V-ONE(REGISTERED TRADEMARK) and SmartWall(REGISTERED TRADEMARK), and has filed applications for trademark registration of, among others, SmartCAT(TRADEMARK), SmartGATE(TRADEMARK), and SmartREM(TRADEMARK). This Prospectus also contains trademarks, tradenames and servicemarks of other companies.

                                  PROSPECTUS SUMMARY

              The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) reflects the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") into an aggregate of 1,186,518 shares of Common Stock at the closing of this Offering (see "Description of
     Capital Stock - Series A Convertible Preferred Stock"), which occurs automatically in the event the initial offering price is at least $5.25 per share of Common Stock (see "Risk Factors - Conversion of Series A Stock," and "Description of Capital Stock - Series A Convertible Preferred Stock"), (ii) has been retroactively adjusted to reflect a 10-for-1 stock split of the Common Stock as of November 11, 1995, (iii) assumes no exercise of the Underwriters' over-allotment option, (iv) assumes the issuance of 280,812 shares of Common Stock to RSA Data Security, Inc. and Massachusetts Institute of Technology (See "Business - Licensing Agreements"), and (v) assumes no exercise of outstanding options and warrants, other than a warrant to purchase 100,000 shares of Common Stock at $0.01 per share (see "Certain Transactions"). The information presented herein has not been adjusted to reflect a 2-for-3 reverse stock split of the Common Stock expected to be approved at the Company's 1996 annual meeting of shareholders.

                                     The Company

              Virtual Open Network Environment Corporation ("V-ONE" or the "Company") develops, markets, and licenses a comprehensive suite of network security products that enable businesses to conduct secured electronic transactions and information exchange using private enterprise networks and public networks such as the Internet. The Company's suite of products address network authentication, access control, and data integrity through the use of smart cards, firewalls, and encryption technology. The Company's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. The Company's products have been designed with an open and flexible architecture to allow for enhanced application functionality and to support future network security standards. In addition, the Company's products enable businesses to deploy and scale their solutions from small, single-site networks to large, multi-site environments. The Company's customers include key participants in the financial and information services markets, as well as U.S. government agencies, including BancOne Corp. ("BancOne"), BayBank Systems, Inc., Fuji Capital Markets Corporation, GE Information Services, Inc. ("GEIS"), VISA International and the National Security Agency ("NSA").

              Organizations are increasing their dependence on public networks, such as the Internet, and private enterprise networks using Internet protocols ("intranets") as a cost-effective means to expand enterprise networks, engage in electronic commerce, and increase information exchange. The demand for security in computer networks is expected to grow significantly as a result of the increased use of the Internet and intranets. The Yankee Group, a market research firm, indicated that it expects the market for information security products and services will grow at a 70% compound annual rate from $395 million in 1995 to $5.6 billion in the year 2000.

              As businesses increase their use of the Internet and deploy intranets, there is a growing need for comprehensive, enterprise-wide network security solutions. To protect an organization's data, network and computer systems, a comprehensive network security solution requires five elements: identification and authentication, integrity, non-repudiation, authorization, and encryption. To date, network security solutions have focused on single function or point products that address one or a limited number of these security elements. These products were designed with a specific function or objective; however, few were designed to meet all of the needs of enterprise-wide network security.

              The Company offers a suite of products that are designed to address the elements of a comprehensive enterprise-wide network security solution. The Company's three major network security products are:
     SmartGATE(TRADEMARK), a client/server product that offers identification and authentication, integrity, non-repudiation, authorization, and encryption; SmartWall(REGISTERED TRADEMARK), an application level firewall that incorporates SmartGATE's functionality; and SmartCAT(TRADEMARK), a smart card-based product that offers authentication and encryption. In addition, the Company provides integrated security applications software, including SmartREM(TRADEMARK), which will provide a secure environment for sending and receiving e-mail over the Internet and intranets, and Wallet Technology, a secure electronic payment system. The Company's modular suite of products can be combined and configured to provide perimeter defense, secure remote access, and intra/inter-enterprise security, allowing the Company's customers to securely and easily deploy a broad range of applications and services on the Internet and intranets.

              The Company's marketing strategy is to achieve broad market penetration through multiple distribution channels, including the Company's direct sales force, Internet service providers, systems integrators, value-added network service providers, and international distributors. In particular, the Company has focused its direct sales efforts on certain vertical markets that require sophisticated network security solutions, including financial institutions, information services companies, and government agencies. The Company has also established strategic relationships with marketing and licensing partners to expand the reach of its marketing efforts. The Company believes that these alliances provide a cost effective means by which the Company can efficiently penetrate new markets. For example, a major telecommunications company is currently deploying a multi-purpose secure campus card program that utilizes the Company's technology at a large university. This smart card-based solution uses the Company's SmartGATE, SmartWall, and SmartCAT products, and when fully deployed, will permit the university's 30,000 students to obtain secure access to their university records, student information, and campus services via the Internet. The smart cards also include stored value, which may be transferred directly from the student's bank account, for use at on- and off-campus vendors. The Company believes that the major telecommunications company intends to promote this smart card-based solution at other colleges and universities.

              The Company was incorporated in Maryland in February 1993 and reincorporated in Delaware in February 1996. The Company's principal executive offices are located at 1803 Research Boulevard, Suite 305, Rockville, Maryland 20850. The Company's telephone number is (301) 838-8900, and its World Wide Web ("Web") address is http://www.v-one.com. Information contained on the Company's Web site shall not be deemed part of this Prospectus.


                                                                 The Offering



       Common Stock offered by the Company   . . . . . . . . . . . . . .    3,400,000 shares

       Common Stock outstanding after this Offering  . . . . . . . . . .    17,440,638 shares(1)

       Use of proceeds . . . . . . . . . . . . . . . . . . . . . . . . .    For working capital and other general
                                                                            corporate purposes including
                                                                            expansion of marketing, sales, and
                                                                            customer support, research and
                                                                            development, capital expenditures,
                                                                            and repayment of loans.  See "Use of
                                                                            Proceeds."

       Proposed Nasdaq National Market symbol  . . . . . . . . . . . . .    VONE


                                                            Summary Financial Data

                                                For the Period
                                                 February 16,
                                                 1993 (date of             Year Ended                       Three Months
                                                 inception) to             December 31,                   Ended March 31,
                                                 December 31,       -----------------------          -------------------------
                                                      1993            1994            1995             1995              1996
                                                 ------------         ----            ----             ----              ----
                                                                                                    (unaudited)
      Statement of Operations Data:
          Revenues  . . . . . . . . . . . . .     $ 76,183       $   59,716      $1,103,501        $  150,257        $1,021,811
          Gross profit  . . . . . . . . . . .       38,093           24,602         726,342            97,667           699,813
          Net loss  . . . . . . . . . . . . .      (35,684)        (406,288)     (1,032,311)         (132,291)         (994,660)
          Net loss per common share (2)   . .     $  (0.00)      $    (0.04)     $    (0.08)       $    (0.01)       $    (0.08)
          Weighted average shares
            outstanding (2)   . . . . . . . .    7,317,100       10,061,825      12,447,600        11,853,392        12,855,714


                                         5




                                                                                                         March 31, 1996
                                                                                                 --------------------------------
                                                                                                                       As
                                                                                                    Actual         Adjusted(3)
                                                                                                    ------         -----------
      Balance Sheet Data:
          Working capital (deficit)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $(1,297,123)      $17,024,877
          Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,945,758        21,267,758
          Long term debt, less current portion  . . . . . . . . . . . . . . . . . . . . . . . .       143,725           143,725
          Shareholders' equity (deficit)  . . . . . . . . . . . . . . . . . . . . . . . . . . .    (1,134,598)       17,187,402


     ----------------------------------

     (1) Based upon shares outstanding as of June 12, 1996. Excludes 526,444 shares of Common Stock that were subject to outstanding options under the Company's 1995 Non-Statutory Stock Option Plan and 1,389,860 shares of Common Stock that were subject to outstanding options under the Company's 1996 Incentive Stock Plan with a weighted average exercise price of $2.12 per share; 110,000 shares of Common Stock reserved for issuance (see "Certain Transactions"), and warrants to purchase 400,000 shares of Common Stock at an exercise price of $3.00 per share (see "Certain Transactions"). Includes warrants issued to JMI Equity Fund II, L.P. ("JMI") to purchase 100,000 shares of Common Stock at an exercise price of $0.01 per share, which must be exercised by June 30, 1996. See "Certain Transactions."

     (2) For a description of the computation of net loss per share and shares used in computing net loss per share, see Note 2 of Notes to the Financial Statements.

     (3) Adjusted to reflect the sale of 3,400,000 shares offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds," and "Capitalization." Excludes 280,812 shares of Common Stock reserved for issuance (see "Business - Licensing Agreements"); and warrants issued to JMI to purchase 100,000 shares of Common Stock at an exercise price of $0.01 per share, which must be exercised by June 30, 1996. See "Certain Transactions."

                                     RISK FACTORS


              In addition to the other information included in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Common Stock offered by this Prospectus.

     Limited Operating History; Accumulated Deficit

              The Company was founded in February 1993 and introduced its first product in December 1994. Accordingly, the Company did not generate any significant revenue until 1995 when it commenced sales of its SmartWall firewall product and introduced its SmartGATE client/server system.
     Revenues for 1995 and for the three months ended March 31, 1996 were approximately $1,104,000 and $1,022,000, respectively. The Company's growth in recent periods may not be an accurate indication of future results of operations in light of the Company's short operating history, the evolving nature of the network security market and the uncertainty of the demand for Internet and intranet products in general and the Company's products in particular. As of March 31, 1996, the Company had accumulated a deficit of approximately $2.5 million. The Company currently expects to incur net losses over the next several quarters as a result of greater operating expenses incurred to fund research and development and to increase its sales and marketing efforts.

              Because of the Company's limited operating history, there can be no assurance that the Company will achieve or sustain profitability or significant revenues. To address these risks, the Company must, among other things, continue its emphasis on research and development, successfully execute and implement its marketing strategy, respond to competitive developments, and seek to attract and retain talented personnel. There can be no assurance that the Company will successfully address these risks and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Anticipated Fluctuations in Quarterly Results

              As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenue. The Company's quarterly sales and operating results generally depend on the volume and timing of, and ability to fill, orders received within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand for the Company's products in relation to the Company's expectations could have an immediate adverse impact on the Company's business, financial condition, and results of operations. In addition, the Company plans to increase its operating expenses to fund the rapid growth of its sales and marketing operations, distribution channels, customer support capabilities, and research and development activities. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, financial condition, and results of operations may be materially adversely affected.

              The Company expects to experience significant fluctuations in future quarterly operating results, which may be caused by a number of factors, such as the pricing and mix of products sold by the Company, the introduction of new products by the Company and its competitors, the timing of orders and the shipment of products, market acceptance of the Company's products, the ability of the Company's direct sales force and resellers to market the Company's products successfully, the mix of products and services sold, distribution channels used, and other factors that may be beyond the Company's control. Thus, the Company believes that comparisons of quarterly operating results are not meaningful and should not be relied upon, nor will they necessarily reflect the Company's future performance. Because of the foregoing factors, it is likely that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Conversion of Series A Stock

              In the event that the initial offering price per share of Common Stock offered hereby is not at least $5.25 per share, the Series A Stock does not automatically convert on a one-for-one basis into shares of
     Common Stock. In such event, the conversion ratio will be adjusted so that shares of Series A Stock are convertible, at the option of each holder of Series A Stock, into shares of Common Stock on a greater than one-for-one basis, which will increase the dilution suffered by purchasers of the Common Stock offered hereby. Further, if the holders of Series A Stock do not convert their shares into shares of Common Stock, the Series A Stock will remain outstanding following the consummation of the Offering. This will limit the ability of the Company to pay dividends on the Common Stock and will further limit the rights of the holders of Common Stock. See "Dividend Policy," "Dilution," and "Description of Capital Stock - Series A Convertible Preferred Stock."

     Competition

              The Company competes in several different network security markets: Internet and intranet perimeter defense and access control (firewalls), token authentication, smart card-based security applications, and electronic commerce applications. The Company's principal competitors for Internet and intranet perimeter defense include Advanced Network and
     Services (a subsidiary of America Online, Inc.), Bay Networks, Inc., Border Network Technologies, Inc., Check Point Software Technology Ltd., Cisco Systems, Inc., Digital Equipment Corporation, Harris Computer Systems Corporation, International Business Machines Corporation, Milkyway

     Networks Corporation, Morningstar Technologies, Inc., Network Systems Corporation, Raptor Systems, Inc., Secure Computing Corporation, Sun Microsystems, Inc., and Trusted Information System Inc.'s ("TIS"), which owns the Gauntlet(TRADEMARK) kernel and licenses it to the Company.

              The  Company  competes to  a  lesser  degree  with  token  vendors because the Company's SmartGATE product supports many vendor tokens. Token vendors include Security Dynamics, Digital Pathways, Inc., CRYPTOCard Inc., Leemah DataCom Security Corporation, Racal-Guardata,
     Inc., and National Semiconductor Inc. Security Dynamics has recently agreed to acquire RSA Data Security, Inc. ("RSA"). RSA's technology is licensed to and incorporated within certain products of the Company. As a result, Security Dynamics may become a more substantial competitor of the Company.
              For smart card-based security applications, the Company principally competes with those token vendors listed above who offer smart card technology.

              The Company's principal competitors in electronic commerce applications are Netscape Communication's Secure Socket Layer (SSL), Open Market Inc.'s Secure HTTP (S-HTTP), and Cylink Corporation's transaction software. See "Business - Competition."

              Because of the rapid expansion of the network security market, the Company will face competition from existing and new entrants, possibly including the Company's customers, suppliers, or resellers. There can be no assurance that the Company's competitors will not develop network security products that may be more effective than the Company's current or future products or that the Company's technologies and products would not be rendered obsolete by such developments.

              Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases, and significantly greater financial, technical, and marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. There can be no assurance that the Company's customers will not perceive the products of such other companies as substitutes for the Company's products.

              The  Company  believes  that  the  principal  competitive  factors affecting the market for network security products include effectiveness, scope of product offerings, technical features, ease of use, reliability, customer service and support, name recognition, distribution resources, and cost. Current and potential competitors have established, or may establish in the future, strategic alliances to increase their ability to compete for the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Such competition could materially adversely affect the Company's business, financial condition, and results of operations.

     Management of Growth

              The Company has recently experienced and may continue to experience substantial growth in the number of its employees and the scope of its operations, resulting in increased responsibilities for management and added pressure on the Company's operating and financial systems. As of May 31, 1996, the Company had grown to 52 employees, from 34 employees on January 1, 1996 and 7 employees on January 1, 1995. To manage growth effectively, the Company will need to continue to improve its operational, financial and management information systems and will need to hire, train, motivate, and manage a growing number of employees. Competition is intense for qualified technical, marketing, and management personnel. There can be no assurance that the Company will be able to achieve or manage any future growth, and its failure to do so could delay product development cycles and marketing efforts or otherwise have a material adverse effect on the Company's business, financial condition, and results of operations. Although the Company is not currently involved in negotiations for any acquisitions, the Company may undertake acquisitions in the future. Any such transactions would place additional strains upon the Company's management resources. See "Management" and "Business - Employees."

     Dependence on the Internet and Intranets

              The Company's success depends substantially upon the market acceptance of the Internet and intranets as mediums for commerce and communication. Although the Company believes that its software security products will facilitate and fortify commerce and communication over the Internet and intranets, there can be no assurance that commerce and communication over the Internet and intranets will expand or that the Company's products will be adopted for security purposes. In addition, the Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary products and services. If the Internet and intranets do not develop as mediums of commerce and communication or the Internet does not develop as a viable commercial marketplace due to inadequate development of infrastructure or complementary products and services, or for other reasons beyond the Company's control, the Company's business, financial condition, and results of operations may be materially adversely affected. See "Business
     - Industry Background."

     Risks Associated with the Emerging Network Security Market

              The market for the Company's products is in an early stage of development. The rapid development of Internet and intranet computing has increased the ability of users to access proprietary information and resources and has recently increased demand for network security products. Because the market for network security products is only beginning to develop, it is difficult to assess the size of the market, the product features desired by the market, the optimal price structure for the

     Company's products, the optimal distribution strategy, and the competitive environment that will develop in this market. Declines in demand for the Company's products, whether as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions, or other factors beyond the Company's control, could have a material adverse effect on the Company's business, financial condition, or results of operations. See "Business - Industry Background."

     Dependence on Principal Products; Uncertainty of Product Acceptance

              The Company currently generates most of its revenues from its SmartWall firewall and SmartGATE products. Accordingly, any factor that adversely affects sales of these products could have a material adverse effect on the Company. While the SmartWall firewall has met with a favorable degree of market acceptance since sales commenced in the first quarter of 1995, there can be no assurance that SmartWall will continue to be accepted in the future. In addition, there can be no assurance that there will be market acceptance of the Company's SmartGATE product, which was introduced in the fourth quarter of 1995, or any of the Company's products that may be introduced in the future. The Company's success will, in part, depend upon the Company's ability to design, develop and introduce new products, services, and enhancements on a timely basis to meet changing customer needs, technological developments, and evolving industry standards. See "Business - Products and Services," and "- Product Development."


     Dependence on Key Licensing Agreements, External Resources and Suppliers

              The Company  relies and intends  to continue to  rely on  external resources for the development of certain of its products and the components thereof. The Company's SmartWall product incorporates the TIS Gauntlet(TRADEMARK) kernel. The Company licenses the TIS Gauntlet(TRADEMARK) kernel under a license agreement with TIS that requires the Company to pay a fee, which varies based on the number of units licensed, for each unit of the Gauntlet(TRADEMARK) kernel licensed for use in SmartWall. The license expires on December 31, 1996; however, the agreement provides for the automatic renewal of the Company's license rights for successive three year terms. Either party may terminate the agreement upon the default of the other party if the defaulting party has failed to cure the default within 30 days of the receipt of written notice of default. In addition, TIS may terminate the agreement upon any second or subsequent breach of the agreement by the Company or upon the Company's insolvency or bankruptcy. See "Business
     - License Agreements."

              The Company's SmartCAT and Wallet Technology software incorporate data encryption and authentication technology owned by RSA. The Company has a perpetual license agreement with RSA, which became effective as of
     December 30,  1994.    Either  party  may

     December 30, 1994. Either party may terminate the agreement upon the default of the other party if the defaulting party has failed to cure the default within 30 days of the receipt of written notice of default. The agreement also may be terminated by either party upon the insolvency or bankruptcy of the other party. RSA has announced that RSA will be acquired by Security Dynamics Technologies, Inc. ("Security Dynamics"), whose products compete with the Company's products in the token authentication market. There can be no assurance that the change in control of RSA will not adversely affect the Company's business relation-ship with RSA, which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business - License Agreements."

              There  can  be no  assurance  that  the Company  will  be able  to maintain its license rights for the TIS Gauntlet(TRADEMARK) kernel or the RSA data encryption and authentication technology and the loss of such rights could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company is in the process of developing its own technology to replace the licensed firewall technology. However, the Company's firewall technology is in developmental stages and, until it is tested and integrated, the Company intends to rely on the technology licensed from TIS. The loss of, or inability to maintain, such technology licenses could result in lost sales, delays in delivery of the Company's current products and services, or delays in the introduction of new products and services until the Company's technology is finally developed and tested or equivalent technology, if available, is identified, licensed, and integrated, which could have a material adverse effect on the Company's business, financial condition, or results of operations. See "Business - License Agreements."

     Intellectual Property Rights; Infringement Claims

                The Company relies on trademark, copyright, patent and trade secret laws, employee and third-party non-disclosure agreements, and other methods to protect its proprietary rights. The Company has pending three patent applications with the United States Patent and Trademark Office that cover certain aspects of its technology. Prosecution of these patent applications, and any other patent applications that the Company may subsequently determine to file, may require the expenditure of substantial resources. The issuance of a patent from a patent application may require 24 months or longer. There can be no assurance that the Company's technology will not become obsolete while the Company's applications for patents are pending. There also can be no assurance that any pending or future patent application will be granted or that any future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Further, the Company has not pursued patent protection outside of the United States for the technology covered by two of the pending patent applications. The Company currently intends to pursue patent protection outside of the United States for the technology covered by the most recently filed patent application although there can be no assurance that any such protection will be granted or, if granted, that it will adequately protect the technology covered thereby.

              The  Company's  success  is  also  dependent  in  part   upon  its
     proprietary software technology. There can be no assurance that the Company's trade secrets or non-disclosure agreements will provide meaningful protection for the Company's proprietary technology and other proprietary information. In addition, the Company relies on "shrink wrap" license agreements that are not signed by the end user to license the Company's products and, therefore, may be unenforceable under the laws of certain jurisdictions. Further, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that the Company's technology will not infringe upon patents, copyrights, or other intellectual property rights owned by others.

              Further, the Company may be subject to additional risk as the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in foreign markets, and technology developed abroad may not be protectable in jurisdictions in circumstances where protection is ordinarily available in the United States.

              The Company believes that, due to the rapid pace of technological innovation for network security products, the Company's ability to establish and, if established, maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon legal protections afforded its existing or future technology.

              As the number of security products in the industry increases and the functionality of these products further overlap, software developers may become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. The Company also may desire or be required to obtain licenses from others in order to develop, produce, and market commercially viable products effectively. Failure to obtain those licenses could have a significant adverse effect on the Company's ability to market its software security products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable, or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary.

              The Company  is aware of  two pending law suits  involving RSA and
     Cylink Corporation ("Cylink") and Cylink's wholly owned subsidiary, Caro-Kann Corporation ("Caro-Kann"). In the first law suit (N.D. Cal. No. C94 02332 CW) filed in 1994, Cylink sued RSA in a declaratory judgment action seeking a declaration from the court that U.S. Patent No. 4,405,829 ("MIT Patent"), under which RSA is licensed, is invalid and unenforceable. RSA counterclaimed that Cylink and Caro-Kann were infringing the MIT Patent. In a related proceeding, Cylink and Caro-Kann initiated arbitration against RSA pursuant to the terms of a partnership agreement among those parties. In the arbitrator's decision, issued in September 1995, the partnership was dissolved. The arbitrators determined that RSA does not have the right to sublicense third parties under U.S. Patents Nos. 4,200,790, 4,218,582, and 4,424,414 ("Stanford Patents"), under which
     Caro-Kann was licensed. The arbitrators stated further that, if RSA provides code to third parties that causes an infringement of the Stanford Patents, nothing in the arbitrator's decision would prevent Cylink and Caro-Kann from pursuing their rights under the Stanford Patents against such third parties. According to documents filed in the second law suit, discussed below, Cylink sent letters to certain RSA licensees advising them that they need a license from Cylink under the Stanford Patents to use the RSA software. RSA has informed its customers that a sublicense to the Stanford Patents is not necessary to practice the RSA cryptography method. In the second law suit (N.D. Cal. C95-03256 WHO) filed September 15, 1995, RSA sued Cylink and Caro-Kann in a declaratory judgment action seeking a declaration that the Stanford Patents are invalid and unenforceable. Cylink and Caro-Kann have counterclaimed that RSA is liable for direct infringement of the Stanford Patents and also is liable for contributory infringement and inducing infringement of the Stanford Patents by virtue of RSA's license of certain RSA software to third parties. To the best of the Company's knowledge, both law suits are still pending. There can be no assurances that Cylink will not initiate law suits against RSA licensees, including the Company. In the Company's license agreement with RSA, RSA agreed that RSA would, at its own expense:
     (i) defend, or at its option settle, any claim, suit, or proceeding against the Company, including any claim, suit, or proceeding instituted by Cylink, Caro-Kann, or an entity related to either of them, on the basis of infringement of any United States patent, copyright, or trade secret in the field of cryptography regarding the unmodified software licensed by RSA or any claim that RSA has no right to license the software; and (ii) pay any final judgment or settlement entered against the Company on such issue in any suit or proceeding defended by RSA. RSA's obligation to indemnify the Company survives the termination of the license agreement. There can be no assurance that the outcome of the law suits between RSA and Cylink will support RSA's position. If the outcome of the lawsuit is adverse to RSA, there can be no assurance that Cylink will license its technology to the Company on commercially reasonable terms, or at all. Any royalty obligations to Cylink by the Company would not be covered by RSA's indemnification obligation to the Company. There also can be no assurance that the Company will be able to obtain or develop alternative technology on commercially reasonable terms, if at all. See "Business - License Agreements" and "Business - Patents, Proprietary Technology, Trademarks, and Licenses."

              Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition, and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business - Patents, Proprietary Technology, Trademarks, and Licenses."

     Changes  in   Technology  and  Industry  Standards;  Risk  of  New  Product
     Introduction

              The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology, and changes in customer requirements and preferences. Advances in techniques by individuals and entities seeking to gain unauthorized access to networks could expose the Company's existing products to new and unexpected attacks and require accelerated development of new products or enhancements to existing products. The Company believes that customer support will remain a critical piece of its services offering. The Company intends to enhance its existing customer service system by adding toll-free line support and moving to a three-tier support system. There can be no assurance that the Company will be able to counter challenges to its current products, that the Company's future product offerings will keep pace with technological changes implemented by competitors or persons seeking to breach network security, that its products and expanded customer support services will satisfy evolving consumer preferences, or that the Company will be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business - Product Development."

     Risk of Defects and Development Delays

              The   Company  may   experience  schedule  overruns   in  software
     development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware, or technologies. Further, when developing new software products, the Company's development schedules may be altered as a result of the discovery of software bugs, performance problems, or changes to the product specification in response to customer requirements, market developments, or Company initiated changes. Changes in product specifications may delay completion of documentation, packaging, or testing, which may, in turn, affect the release schedule of the product. When developing complex software products, the technology market may shift during the development cycle, requiring the Company either to enhance or change a product's specifications to meet a customer's changing needs. These factors may cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay.

     Risk of Errors or Failures; Product Liability Risks

              The complex nature of the Company's products can make the detection of errors or failures in certain of its software products difficult when such products are introduced, which may result in delays and lost revenues during the correction process. In addition, there can be no assurance that any technology licensed by the Company for use in the Company's products does not contain errors that would adversely affect such products. Despite testing by the Company and current and prospective customers, there can be no assurance that errors will not be discovered in new products or releases after commencement of commercial shipments, possibly resulting in delay, adverse publicity, loss of market acceptance, and claims against the Company.

              A malfunction or the inadequate design of the Company's products could result in tort or warranty claims. While the Company attempts to reduce the risk of such losses through warranty disclaimers and liability limitation clauses in its license agreements, and by maintaining product liability insurance, there can be no assurance that such measures will be effective in limiting the Company's liability for any such damages. The Company also relies on "shrink wrap" license agreements that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. The Company currently intends to purchase product liability insurance and it may seek additional insurance coverage as it commences commercialization of its products. There can be no assurance that adequate additional insurance coverage will be available at an acceptable cost, if at all. Any product liability claim against the Company for damages resulting from security breaches could be substantial and could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, a well-publicized actual or perceived security breach could adversely affect the market's perception of security products in general, or the Company's products in particular, regardless of whether such breach is attributable to the Company's products. This could result in a decline in demand for the Company's products, which could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Evolving Distribution Channels

              Currently, the Company relies primarily on its direct sales force for the sale and marketing of its products. The Company plans to add to its internal sales and marketing staff in order to increase its direct sales effort. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated, or that the Company's sales and marketing organization will successfully compete against the more extensive and well-funded sales and marketing operations of certain of the Company's current and future competitors.

              The Company has developed a distribution strategy that involves the development of strategic alliances with resellers and international distributors to enable the Company to achieve broad market penetration. The Company is beginning to establish its reseller distribution channel. There can be no assurance that the Company will be able to attract resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company anticipates that it will ship products to distributors and resellers on a purchase-order basis, and the Company's distributors and resellers will likely carry competing product lines. Therefore, there can be no assurance that any distributor or reseller will continue to represent the Company's products. The inability to recruit, or the loss of, important sales personnel, distributors, or resellers could materially adversely affect the Company's business, financial condition, and results of operations in the future. See "Business - Sales and Marketing."

     Long Sales Cycle; Seasonality

              Sales of the Company's products generally involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. Prior to such sales, the Company often permits customers to evaluate products being considered for license, generally for a period of up to 30 days. For these and other reasons, the sales cycle associated with the Company's products is likely to be lengthy and subject to a number of significant risks over which the Company has little or no control and, as a result, the Company believes that its quarterly results are likely to vary significantly in the future. The Company may be required to ship products shortly after it receives orders and, consequently, order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenue. As a result, product revenue in any period will be substantially dependent on orders booked and shipped in that period. The Company plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If revenue falls significantly below anticipated levels, the Company's financial condition and results of operations could be materially and adversely affected. In addition, the Company may experience significant seasonality in its business, and the Company's financial condition and results of operations may be affected by such trends in the future. Such trends may include higher revenue in the third and fourth quarters of the year and lower revenue in the first and second quarters. The Company believes that revenue may tend to be higher in the third quarter due to the fiscal year end of the U.S. government and higher in the fourth quarter due to year-end budgetary pressures on the Company's commercial customers and the tendency of certain of the Company's existing and prospective customers to implement changes in computer or network security prior to the end of the calendar year.

     Liquidity and Capital Requirements; Dependence on the Public Offering

              The Company anticipates that its existing capital resources, including the net proceeds of the sale of the shares of Common Stock offered hereby, will be adequate to satisfy its capital requirements at least through 1997. The Company's future capital requirements, however, will depend on many factors, including its ability to successfully market and sell its products. To the extent that the funds generated by this Offering and from the Company's on-going operations are insufficient to fund the Company's future operating requirements, it may be necessary to raise additional funds, through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financings, could result in dilution to the Company's shareholders. If adequate capital is not available, the Company may be required to curtail its operations significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     Risk of Sales to U.S. Government

              In 1995, the Company derived a substantial portion of its revenue from the sale of the SmartWall firewall to departments and agencies of the U.S. government and government contractors. In 1996, the Company's revenues will be attributable, in part, to a contract with NSA. Because no government agency has an obligation to award contracts to, or to purchase products from, the Company in the future, the Company believes that future government contracts and orders for its network security products will in part be dependent upon the continued favorable reaction of government agencies to the development capabilities of the Company and the reliability and perception of the Company's products. There can be no assurance that the Company will be able to sell its products to departments and agencies of the U.S. government and government contractors or that such sales, if any, will result in commercial acceptance of the Company's products. There also is no assurance that the Company will be able to procure an extension of its current NSA contract when it expires in September 1996 or additional contracts of similar magnitude in the future. In addition, reductions or delays in federal funds available for projects the Company is performing or to purchase the Company's products could have an adverse impact on the Company's government contracts business.

              Contracts involving the U.S. government are also subject to the risks of disallowance of costs upon audit, changes in government procurement policies, the necessity to participate in competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of such parties to perform under their contracts. The Company is also exposed to the risk of increased or unexpected costs, causing losses or reduced profits, under government and certain third-party contracts. Any of the foregoing events could have an adverse impact on the Company's business, financial condition, and results of operations. See "Business - Regulation and Government Contracts."

     International Sales

              The Company plans to increase its presence in overseas markets  by expanding international distribution relationships for its suite of network security products, including SmartWall and SmartGATE. There can be no assurance, however, that the Company will be successful in expanding its relationships with international distributors or in gaining commercial acceptance of its products abroad. To the extent the Company expands international sales, currency fluctuations could make the Company's products less competitive in foreign markets and contribute to fluctuations in the Company's operating results. Political instability, difficulties in staffing and managing international operations, potential insolvency of international resellers, longer receivable collection periods and difficulty in collecting accounts receivable also pose risks to the development of international marketing efforts. Moreover, the laws of certain countries, or the enforcement thereof, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition, and results of operations. See " Business - Sales and Marketing."

     Effect of Government Regulation of Technology Exports

              The Company currently sells its products abroad and intends to continue to expand its relationships with international distributors for the sale of its products overseas. The Company's international sales and operations could be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, trade restrictions, and changes in tariffs. In particular, the Company's information security products will be subject to the export restrictions administered by the U.S. Department of State, which permit the export of encryption products only with the required level of export license. These export laws also prohibit the export of encryption products to a number of hostile countries. In certain foreign countries, the Company's distributors will be required to secure licenses or formal permission before encryption products can be imported. There is no assurance that the Company or its distributors will be able to secure required licenses in a timely manner, if at all. As a result, foreign competitors that face less stringent controls on their products may be able to compete more effectively than the Company in the global network security market. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition, and results of operations. See " Business - Technology," and "- Products."

     Dependence on Key Personnel

              The Company's success will depend, to a large extent, upon the performance of its senior management team and technical, marketing and sales personnel many of whom have only recently joined the Company. There is keen competition in the software security industry to hire and retain qualified personnel, and the Company is actively searching for additional qualified personnel. The Company's success will depend upon its ability to retain and hire additional key personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect upon the Company's results of operations and product development efforts. The Company currently has $1 million "key man" life insurance policies on the lives of each of James F. Chen, its founder and Chief Executive Officer, and Jieh-Shan Wang, its Senior Vice President of Engineering. This coverage, however, may not be sufficient to mitigate the impact that the loss of the services of Mr. Chen or Mr. Wang would have on the Company. See "Management."

     Certain Anti-takeover Provisions of Certificate of Incorporation, Bylaws, and Delaware Law

              The  Company's Amended  and Restated Certificate  of Incorporation
     ("Restated Certificate of Incorporation") and Amended and Restated Bylaws ("Restated Bylaws") provide that any action required or permitted to be taken by shareholders of the Company may be effected at a duly called annual or special meeting. If a shareholder wishes a proposal to be considered at an annual or special meeting under the Restated Bylaws, he or she must give reasonable advance notice to the Company. The Company's Restated Bylaws permit only the Company's Chief Executive Officer or a majority of the members of the Company's Board of Directors to call a special meeting of shareholders. In addition, the Company's Restated Certificate of Incorporation provides that, at the 1996 annual meeting, the Company's Board of Directors will be classified into three classes of directors. Under the Restated Certificate of Incorporation and Restated Bylaws, a Director may be removed only for cause and by the affirmative vote of 67% of the outstanding shares entitled to vote an election of directors at a special meeting called for that purpose.

              In addition, the Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company. The Company has issued 1,186,518 shares of Series A Stock, which, assuming the initial offering price exceeds $5.25, will convert into 1,186,518 shares of Common Stock upon consummation of the Offering. The Company has no present plans to issue any additional series of Preferred Stock upon the consummation of the Offering. Further, certain provisions of the Company's Restated Certificate of Incorporation, Restated Bylaws, and Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which places certain restrictions on the ability of Delaware corporations to engage in business combinations with interested shareholders. See "Description of Capital Stock - Preferred Stock" and " - Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws, and Delaware Law."

     No Prior Public Market; Market Volatility

              Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Company's Common Stock will develop or be sustained following the Offering. The initial public offering price of the Common Stock will be determined in negotiations among the Company and the

     Underwriters based upon several factors and may be greater than the market price for the Common Stock following the Offering. See "Underwriting." The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by the Company or its competitors and changes in financial estimates by securities analysts or other events. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many technology companies and that has often been unrelated and disproportionate to the operating performance of such companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of the Company's Common Stock. There can be no assurance that the market price of the Common Stock offered hereby will not decline below the initial public offering price.

     Concentration of Share Ownership

              Upon completion of this Offering, the current directors, executive officers and their respective affiliates will beneficially own approximately 59.5% of the Company's outstanding Common Stock in the aggregate on a fully-diluted basis (57.4% in the event the Underwriters exercise the over-allotment option in full). This does not give effect to the exercise of options to purchase 1,304,708 shares of Common Stock held by these individuals, which, if exercised in whole or in part, will further concentrate ownership of the Company's Common Stock. As a result, these shareholders will retain the voting power required to elect all directors and to approve all other matters requiring approval by a majority of the shareholders of the Company. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Management - Directors and Executive Officers" and "Principal Shareholders."

     Potential Effect of Shares for Future Sale

              Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. Upon completion of the Offering, the Company will have outstanding an aggregate of 14,040,638 shares that are "restricted" shares under the Securities Act of 1933, as amended (the "Securities Act"). Only the 3,400,000 shares of Common Stock offered hereby will be eligible for sale in the public market immediately following the effective date of the registration statement on Form S-1 relating to the Common Stock offered hereby ("Registration Statement") filed with the Securities and Exchange Commission ("SEC"), excluding the Common Stock to be offered in the over-allotment option. Certain of the Company's current shareholders, employees, directors, officers, and holders of options and warrants to purchase Common Stock have agreed with Representatives of the Underwriters not to sell or otherwise dispose of any shares of Common Stock not included in the over-allotment option for a period of 180 days after the date of this Prospectus without the consent of the Underwriters. After the expiration of the 180-day period, 1,698,983 shares of Common Stock may be sold in compliance with Rule 144 or Rule 701 under the Securities Act. The number of shares eligible for resale assumes the conversion of 1,186,518 shares of Series A Stock on a one-for-one basis, the issuance of 280,812 shares to RSA and Massachusetts Institute of Technology ("MIT"), and the exercise, by June 30, 1996, of warrants to purchase 100,000 shares of Common Stock at $0.01. The holders of Common Stock issuable upon the conversion of Series A Stock and the holders of warrants exercisable at $0.01 and $3.00 per share will have contractual rights to have those shares registered under the Securities Act for resale to the public. See "Shares Eligible for Future Sale."

     Absence of Dividends

              No dividends have been paid on the Common Stock to date and the Company does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

     Dilution

              Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share of the Common Stock. To the extent outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                   USE OF PROCEEDS


              The net  proceeds to be received  by the Company from  the sale of the Common Stock offered hereby are estimated at $18.3 million ($20.0 million if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $6.00 per share, after deducting the underwriting discount and estimated Offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders upon exercise of the Underwriters' over-allotment option in full or in part. The principal purposes of this Offering are to obtain additional capital, create a public market for the Company's Common Stock and facilitate future access by the Company to public equity markets.

              The Company expects to use the net proceeds from this Offering for working capital and for other general corporate purposes, including the expansion of marketing, sales, and customer support activities, research and development, and capital expenditures. A portion of the proceeds of this Offering will be used to repay a $1.5 million loan from JMI and loans in an aggregate amount of approximately $143,000 from James
     F. Chen, the Company's President and Chief Executive Officer. See "Certain Transactions." In addition, a portion of the net proceeds may be used to acquire or invest in related businesses or products or to obtain the right to use technologies that would broaden or enhance the Company's products. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions. Pending such use of the proceeds, the Company intends to invest the funds in short-term, interest-bearing, investment grade securities.

                                   DIVIDEND POLICY

              The Company has never declared or paid cash dividends on its Common Stock or other securities. The Company anticipates that all of its net earnings, if any, will be retained for use in its operations and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Payments of future cash dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, and current and anticipated cash needs. The holders of Common Stock are not entitled to receive dividends as long as any shares of the Company's Series A Stock are issued and outstanding. See "Risk Factors - Conversion of Series A Stock," "Description of Capital Stock - Common Stock," and "Description of Capital Stock -Series A Convertible Preferred Stock."


                                    CAPITALIZATION

              The following table sets forth the capitalization of the Company as of March 31, 1996, and as adjusted to give effect to the sale of the shares of Common Stock offered hereby (at an assumed initial public offering price of $6.00 per share and after deducting the estimated underwriting discount and offering expenses), assuming the conversion of all Series A Stock on a one-for-one basis into Common Stock and the application of the net proceeds from this Offering as described under "Use of Proceeds." See "Risk Factors - Conversion of Series A Stock" and "Description of Capital Stock - Series A Convertible Preferred Stock" for a description of the conversion of the Series A Stock on a one-for-one basis, which will occur automatically if the initial offering price exceeds $5.25 per share of Common Stock.


                                                                                 March 31, 1996
                                                                   --------------------------------------
                                                                         Actual           As Adjusted
                                                                        -------            -----------

      Long term debt, less current portion  . . . . . . . . . . .   $  143,725             $   143,725
                                                                    ----------             -----------

      Preferred Stock, $0.001 par value; 20,000,000
          shares authorized; none issued and outstanding, actual
          and as adjusted (1)(2)  . . . . . . . . . . . . . . . .        ----                    ----

      Shareholders' equity:
           Common Stock, $0.001 par value; 50,000,000
              shares authorized, 12,456,641 shares issued and
              outstanding, actual; 15,856,641 shares issued and
              outstanding, as adjusted (3)  . . . . . . . . . . .       12,457                  15,857
           Additional paid-in capital . . . . . . . . . . . . . .    1,321,888              19,640,488
           Accumulated deficit  . . . . . . . . . . . . . . . . .   (2,468,943)             (2,468,943)
                                                                    ----------             -----------

              Total shareholders' equity (deficit)  . . . . . . .   (1,134,598)             17,187,402
                                                                    ----------              ----------
              Total capitalization  . . . . . . . . . . . . . . .  $  (990,873)            $17,331,127
                                                                   ===========             ===========

     ----------------------------------

     (1) The Company's Restated Certificate of Incorporation authorizes the Company to issue up to 20,000,000 shares of Preferred Stock. On April 4, 1996, the Board of Directors authorized the issuance of 1,183,402 shares of Series A Stock and on May 12, 1996, the Board of Directors authorized the issuance of an additional 6,071 shares of Series A Stock. As of June 12, 1996, 1,186,518 shares of Series A

          Stock have been issued. See "Description of Capital Stock - Series A Convertible Preferred Stock."

     (2) In December 1995 and January 1996, the Company borrowed $2.5 million through the sale of 7% interest bearing, unsecured Promissory Notes ("Notes") ("Note Offering"). In April and May 1996, the Company exchanged all of the Notes (principal and accrued interest) for shares of the Company's Series A Stock, at a price of $3.00 per share. In addition, the Company permitted the certain investors to purchase an additional 333,333 shares of Series A Stock at a price of $3.00 per share. Assuming the initial offering price exceeds $5.25, shares of Series A Stock will convert to Common Stock on a one-for-one basis on consummation of the Offering. See "Risk Factors - Conversion of Series A Stock," and "Description of Capital Stock - Series A Convertible Preferred Stock."

     (3) Excludes 280,812 shares of Common Stock reserved for issuance (see "Business - Licensing Agreements") and warrants issued to JMI to purchase 100,000 shares of Common Stock at an exercise price of $0.01 per share, which must be exercised by June 30, 1996. See "Certain Transactions."


                                       DILUTION

          The net tangible book value of the Company as of March 31, 1996 was $(1,135,000) or $(0.09) per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after March 31, 1996, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 3,400,000 shares of Common Stock offered by the Company at an assumed offering price of $6.00 per share and after deducting the estimated underwriting discount and offering expenses, the adjusted net tangible book value of the Company as of March 31, 1996 would have been approximately $17.2 million or $1.08 per share. This represents an immediate increase in net tangible book value of $1.17 per share to existing shareholders and an immediate dilution of $4.92 per share to new investors. The following table illustrates this per share dilution:

                  Assumed initial public offering price per share (1) . . . . .               $6.00
                    Net tangible book value per share before Offering . . . . .   $ (0.09)
                    Increase in net tangible book value per share
                      attributable to payments by new investors (2) . . . . . .      1.17
                  Net tangible book value per share after Offering  . . . . . .                1.08
                                                                                              -----
                  Dilution of net tangible book value per share to
                      new investors  . . . . . . . . . . . . . . . . . . . . .                $4.92
											      =====

     _____________________________________

     (1) Before deducting the estimated underwriting discount and Offering expenses.

     (2) After deducting the estimated underwriting discount and Offering expenses payable by the Company.


     The following table summarizes as of March 31, 1996, the difference between existing shareholders and new investors with respect to the number of shares purchased from the Company, the total consideration paid, and the average price paid per share:


                                          Shares Purchased              Total Consideration
                                     --------------------------     ---------------------------     Average Price
                                          Number        Percent         Amount         Percent        Per Share
                                          ------        -------         ------         -------     --------------

      Existing shareholders (1) .      12,456,641           78.6%   $ 1,334,345             6.1%       $  0.11
      New investors (1) . . . . .       3,400,000           21.4     20,400,000            93.9           6.00
                                       ----------          -----     ----------            ----
      Total . . . . . . . . . . .      15,856,641          100.0%   $21,734,345           100.0%
                                       ==========          =====     ==========           =====

     _________________________________

     (1) In the event the Underwriters exercise the over-allotment option granted by the Company and the Selling Shareholders, the number of shares held by existing shareholders will be reduced to 12,240,173 or approximately 77.2% of the outstanding shares of the Common Stock and will increase the number of shares held by new investors to 3,616,468 or approximately 22.8% of the total number of shares of Common Stock outstanding after the Offering.

          The  foregoing table  assumes  no exercise  of  any outstanding  stock options, warrants, or the Underwriters' over-allotment option. As of March 31, 1996, options to purchase 528,444 shares of Common Stock were outstanding under the Company's 1995 Non-Statutory Stock Option Plan at a weighted average per share exercise price of $ 0.83. Additional dilution may result if any of these stock options are exercised. See "Management."

                               SELECTED FINANCIAL DATA


          The following selected financial data set forth below with respect to the Company's statements of operations from February 16, 1993 (date of inception) to December 31, 1993 and for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996 and balance sheets as of December 31, 1994 and 1995 and March 31, 1996 are derived from the financial statements of the Company included elsewhere in this Prospectus that have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. The data set forth below should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                            For the Period
                                             February 16,
                                            1993 (date of
                                            inception) to          Year Ended                  Three Months
                                             December 31,         December 31,                Ended March 31,
					    ---------------     -------------------          ------------------
                                                 1993           1994           1995          1995          1996
                                            -------------       ----           ----          ----          ----
                                                                                          (unaudited)
     Statement of Operations Data:
     Revenues:
       Product revenue . . . . . . . . .    $      -         $       -     $  1,101,418   $   150,257  $   981,642
       Consulting and services . . . . .         76,183           59,716          2,083           -         40,169
                                            -----------      -----------   ------------   -----------  -----------
         Total revenues  . . . . . . . .         76,183           59,716      1,103,501       150,257    1,021,811
                                            -----------      -----------   ------------   -----------  -----------

     Cost of revenues:
       Cost of product revenue . . . . .           -                -           376,359        52,590      310,693
       Cost of consulting and services
         revenue . . . . . . . . . . . .         38,090           35,114            800           -         11,305
                                            -----------      -----------   ------------   -----------   ----------

     Gross profit  . . . . . . . . . . .         38,093           24,602        726,342        97,667      699,813

     Operating expenses:
       Sales and marketing . . . . . . .          3,652           21,212        103,917        33,980      709,111
       General and administrative  . . .         68,212          299,392      1,314,661       154,282      592,967
       Research and development  . . . .            -            107,926        277,973        41,696      310,952
                                            -----------      -----------    -----------   -----------  -----------
         Total operating expenses  . . .         71,864          428,530      1,696,551       229,958    1,613,030
                                            -----------      -----------    -----------   -----------  -----------


                                          28






                                                     SELECTED FINANCIAL DATA (continued)


                                            For the Period
                                             February 16,
                                            1993 (date of          Year Ended                  Three Months
                                            inception) to         December 31,                Ended March 31,
                                             December 31,     ------------------------       ---------------------
					        1993              1994          1995           1995         1996
					    ---------------       ----          ----       (unaudited)      ----

     Operating loss  . . . . . . . . . .        (33,771)        (403,928)      (970,209)     (132,291)    (913,217)

     Other (expense) income:
       Interest expense  . . . . . . . .         (1,913)          (2,360)       (66,615)         -        (104,934)
       Interest income . . . . . . . . .            -               -             4,513         -           23,491
                                            -----------      -----------    -----------   -----------  -----------
         Total other expenses  . . . . .         (1,913)          (2,360)       (62,102)        -          (81,443)
                                            -----------      -----------    -----------   -----------  -----------

     Net loss  . . . . . . . . . . . . .    $   (35,684)     $  (406,288)   $(1,032,311)  $  (132,291) $  (994,660)
                                            ===========      ===========    ===========   ===========  ===========

     Net loss per common share . . . . .    $     (0.00)     $     (0.04)   $     (0.08)  $     (0.01) $     (0.08)
                                           ============     ============   ============  ============ ============

     Weighted average shares
       outstanding (1) . . . . . . . . .      7,317,100       10,061,825     12,447,600    11,853,392   12,855,714
					   ============      ===========    ===========   ===========  ===========

                                                              December 31,                        March 31,
                                             -----------------------------------------   --------------------------
                                                  1993          1994           1995          1995          1996
                                                  ----          ----           ----          ----          ----
     Balance Sheet Data:
     Working capital (deficit) . . . . .    $   (19,436)     $   245,598    $  (168,311)  $   128,690  $(1,297,123)
     Total assets  . . . . . . . . . . .         28,182          394,906      2,050,602       264,580    2,945,758
     Long term debt, less current portion           -                -          126,908          -         143,725
     Shareholders' equity (deficit)  . .        (11,523)         318,028       (139,938)      185,737   (1,134,598)

     ___________________________________

     (1) For a description of the computation of net loss per share and shares used in computing net loss per share, see Note 2 of Notes to the Financial Statements.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                          CONDITION AND RESULTS OF OPERATIONS

              This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

     Overview

              The Company develops, markets, and licenses a comprehensive suite of network security products that enable businesses to conduct secured electronic transactions and information exchange using private enterprise networks and public networks such as the Internet. From inception in February 1993 until December 1994, the Company's operating activities related primarily to recruiting personnel, and conducting research and development. Revenues were minimal during 1993 and 1994. The Company introduced its first product, the SmartCAT smart card reader and application software, in October 1994 and its second product, the SmartWall application-level firewall, in December 1994. In December 1995, the Company introduced SmartGATE, a client/server security enabling product.

              From inception until December 1994, the Company's revenues were generated primarily from consulting and services. Currently, the Company generates revenues primarily from software licenses and sale of hardware, and to a lesser extent, consulting and related services. The Company anticipates that revenue from products will continue to be the principal source of the Company's revenues.

              Under the Company's revenue recognition policy, revenue is generally recognized from the license of software upon shipment, net of allowances, provided that no significant vendor obligations remain. In addition, the Company often permits customers to evaluate products being considered for purchase, generally for a period of up to 30 days, in which event the Company does not recognize revenue until the customer has accepted the product. Accordingly, the Company's revenue recognition policy does not necessarily correlate with signing of a contract or shipment of a product. See "Risk Factors - Long Sales Cycle."

              As of March 31, 1996, the Company had an accumulated deficit of approximately $2,500,000. The Company currently expects to incur net losses over the next several quarters as a result of greater operating expenses incurred to fund research and development and to increase its sales and marketing efforts. To date, the Company has expensed all development costs as incurred in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company believes that it will be able to continue to expense all development costs as incurred.

              The Company's President, Chief Executive Officer, and founder did not receive salary in 1993, 1994, or 1995, which resulted in reduced general and administrative costs for those years. Mr. Chen has begun receiving a salary in 1996 and the Company recently has hired and intends to continue to hire additional senior level personnel. See "Management - Employment Agreement." In addition, general and administrative costs have increased significantly since the Company's date of inception and the Company expects such costs to continue to increase in the future.

              In 1993, consulting and services revenue from MacTec Magazine(TRADEMARK) ("MacTec") and IN-SNEC Groupe Technique, an air traffic control equipment manufacturer located in France, accounted for approximately 56% and 13%, respectively, of total revenues. In 1994, consulting and services revenue from the U.S. Department of Energy and MacTec accounted for approximately 37% and 29%, respectively, of total revenues. In 1995, product revenue from GEIS, NCTS Washington, a division of the Department of the Navy, and the U.S. Defense Information Systems Agency accounted for approximately 19%, 10%, and 10%, respectively, of total revenues. For the three months ended March 31, 1996, product revenue from Solomon Technology Corporation, a Taiwanese manufacturer of smart cards, accounted for approximately 20% of total revenues.

     Results of Operations

              The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

                                            For the Period
                                             February 16,
                                            1993 (date of         Year Ended            Three Months Ended
                                            inception) to         December 31,               March 31,
                                             December 31,      ----------------        --------------------
                                                  1993         1994        1995        1995            1996
                                           ---------------     ----        ----        ----          ----
                                                                                       (unaudited)
     Statement of Operations Data:
     Revenues:
       Product revenue . . . . . . . . .              -   %       -   %         99.8%        100.0%       96.1%
       Consulting and services . . . . .             100.0       100.0           0.2           -           3.9
                                                    ------      ------        ------         -----      ------
         Total revenues. . . . . . . . .             100.0       100.0         100.0         100.0       100.0

     Cost of revenues:
       Cost of product revenue . . . . .              -           -             34.1          35.0        30.4
       Cost of consulting and services
         revenue . . . . . . . . . . . .              50.0        58.8           0.1            -          1.1
                                                    ------      ------        ------         -----      ------

                                          31






                                            For the Period
                                             February 16,
                                            1993 (date of         Year Ended            Three Months Ended
                                            inception) to         December 31,               March 31,
                                             December 31,      ----------------        --------------------
                                                1993           1994       1995          1995          1996
					    ---------------    ----       ----          ----          ----
										      (unaudited)

     Gross profit . . . . . . . . . . . .             50.0        41.2          65.8          65.0        68.5

     Operating expenses:
       Sales and marketing. . . . . . . .              4.8        35.5           9.4          22.6        69.4
       General and administrative . . . .             89.5       501.4         119.1         102.7        58.0
       Research and development . . . . .               -        180.7          25.2          27.7        30.4
                                                    ------      ------        ------        ------      ------
         Total operating expenses . . . .             94.3       717.6         153.7         153.0       157.8
                                                    ------      ------        ------        ------      ------

     Operating loss . . . . . . . . . . .           (44.3)       676.4        (87.9)        (88.0)      (89.3)

     Other (expense) income:
       Interest expense . . . . . . . . .            (2.5)       (4.0)         (6.0)           -        (10.3)
       Interest income. . . . . . . . . .              -           -             0.4           -           2.3
                                                    -----       -----         ------        -----       ------
         Total other expenses . . . . . .            (2.5)       (4.0)         (5.6)           -           8.0

     Net loss . . . . . . . . . . . . . .          (46.8)%    (680.4)%       (93.5)%       (88.0)%     (97.3)%
                                                   ======     ======        ======         =====       =====

     _________________________________

     (1) For a description of the computation of net loss per share and shares used in computing net loss per share, see Note 2 of Notes to the Financial Statements.

     Three Months Ended March 31, 1996 Compared with Three Months Ended March 31, 1995

              Revenues

              Total revenues increased significantly from approximately $150,000 for the three months ended March 31, 1995 to approximately $1,022,000 for the three months ended March 31, 1996. This increase was principally attributable to increased sales of the Company's network security products.

              Product  Revenue.   Product  revenue is  derived  principally from
     software licenses and the sale of hardware. Product revenue increased significantly from approximately $150,000 for the three months ended March 31, 1995 to approximately $982,000 for the three months ended March 31, 1996. The increase was due principally to increased sales of the Company's SmartWall product and the introduction of its SmartGATE product in December 1995.

              Consulting and Services Revenue. Consulting and services revenue is derived principally from fees for services complementary to the Company's products, including consulting, maintenance, and training. Consulting and services revenue was approximately $40,000, or 3.9% of total revenue, for the three months ended March 31, 1996. The Company anticipates that consulting and services revenues will increase as a percentage of total revenue as compared to the three months ended March 31, 1996.

              Cost of Revenues

              Cost of Product Revenue. Cost of product revenue consists principally of the costs of computer hardware, licensed technology, manuals, and labor associated with the distribution and support of the Company's products. Cost of product revenue increased from approximately $53,000 for the three months ended March 31, 1995 to approximately
     $311,000  for the  three  months ended  March 31,  1996.   Cost  of product
     revenue as a percentage of product revenue was 35.0% and 31.7% for the three months ended March 31, 1995 and March 31, 1996, respectively. The increase in absolute dollars was principally related to the higher level of product sales compared with the prior year's period. The decrease in cost of product revenue as a percentage of product revenue was primarily due to an increase in sales of the Company's software products as a component of product revenue in the later period.

              Cost of Consulting and Services Revenue. Cost of consulting and service revenue consists principally of personnel and related costs incurred in providing consulting, support, and training services to customers. There was no cost of consulting and services revenue for the three months ended March 31, 1995 as compared to approximately $11,000, or 28.1% of consulting and services revenue, for the three months ended March 31, 1996.

              Operating Expenses

              Sales  and  Marketing.    Sales  and  marketing  expenses  consist
     principally of the costs of sales and marketing personnel, advertising, promotions, and trade shows. Sales and marketing expenses increased significantly from approximately $34,000 for the three months ended
     March 31, 1995 to approximately $709,000 for the three months ended March 31, 1996. Sales and marketing expenses as a percentage of total revenue were 22.6% and 69.4% for the three months ended March 31, 1995 and March 31, 1996, respectively. The dollar and percentage increase were principally related to expenses associated with increases in the number of sales and marketing personnel, as well as expenses related to advertising and promotional efforts. Sales and marketing expenses can be expected to increase both in the aggregate and as a percentage of total revenues in the near term as a result of the Company's increased sales and marketing efforts.

              General and Administrative. General and administrative expenses consist principally of the costs of finance, management, and
     administrative  personnel   and   facilities   expenses.      General   and
     administrative expenses increased substantially from approximately $154,000 for the three months ended March 31, 1995 to approximately
     $593,000 for the three months ended March 31, 1996. General and administrative expenses as a percentage of total revenues were 102.7% and 58.0% for the three months ended March 31, 1995 and March 31, 1996, respectively. In addition, during the three months ended March 31, 1996, the Company added approximately $76,000 to its allowance for potentially uncollectible accounts receivable and nonsalable inventory. The remainder of the dollar increase was principally attributable to additional hiring of management and administrative personnel and professional and legal fees. The percentage decrease was primarily due to allocation over a larger revenue base. The Company anticipates that general and administrative expenses will increase in future periods.

              Research and Development. Research and development expenses consist principally of the cost of research and development personnel and other expenses associated with the development of new products and enhancement of existing products. Research and development expenses increased significantly from approximately $42,000 for the three months ended March 31, 1995 to approximately $311,000 for the three months ended March 31, 1996. Research and development expenses as a percentages of total revenue were 27.7% and 30.4% for the three months ended March 31, 1995 and March 31, 1996, respectively. The dollar and percentage increase were principally attributable to an increase in the number of personnel associated with the Company's technical development efforts. The Company believes that a continuing commitment to research and development is required to remain competitive. Accordingly, the Company intends to allocate substantial resources to research and development, but research and development expenses may vary as a percentage of revenues.

              Interest Income and Expense. Interest income represents interest earned on cash, cash equivalents and marketable securities. Interest income was approximately $23,000 for the three months ended March 31, 1996. Interest expense was approximately $105,000 for the three months ended March 31, 1996. Interest expense represents interest payable on promissory notes and capitalized lease obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

              Income Taxes. The Company did not incur income tax expense for the three months ended March 31, 1995 and the three months ended March 31, 1996 as a result of the net loss incurred during each period. As of March 31, 1996, the Company had net operating loss carryforwards of approximately $1,785,000 as a result of net losses incurred since inception.

     Comparison of Years Ended December 31, 1993, 1994, and 1995

              Revenues

              Total revenues decreased 21.6% from approximately $76,000 in 1993 to approximately $60,000 in 1994 and increased substantially to approximately $1,104,000 in 1995. The Company had no revenues from products in 1993 and 1994. The decrease in revenues from 1993 to 1994 was primarily due to the Company's focus on product development. The increase from 1994 to 1995 was primarily due to the introduction of the Company's SmartWall product in December 1994.

              Cost of Revenues

              Cost of revenues decreased 7.8% from approximately $38,000 in 1993 to approximately $35,000 in 1994 and increased substantially to approximately $377,000 in 1995. Cost of revenues as a percentage of total revenues were 50.0%, 58.8% and 34.2% in 1993, 1994, and 1995, respectively. The dollar decrease and percentage increase in 1994 was primarily due to a decrease in revenues and higher service costs. The dollar increase and percentage decrease in 1995 is primarily attributable to an increase in revenues from the introduction of SmartWall.

              Operating Expenses

              Sales and Marketing.  Sales  and marketing expenses increased from approximately $4,000 in 1993 to approximately $21,000 in 1994 and increased to approximately $104,000 in 1995. Sales and marketing expenses as a percentage of total revenues were 4.8%, 35.5%, and 9.4% in 1993, 1994, and 1995, respectively. The dollar increase in 1994 was primarily due to the costs associated with expanding operations. The percentage increase in 1994 was primarily attributable to allocation over a smaller revenue base. The dollar increase in 1995 was principally due to increased personnel and marketing efforts and costs associated with the sales of SmartWall. The percentage decrease in 1995 was principally due to allocation over a larger revenue base.

              General and Administrative. General and administrative expenses increased from approximately $68,000 in 1993 to approximately $299,000 in 1994 and increased to approximately $1,315,000 in 1995. General and administrative expenses as a percentage of total revenues were 89.5%, 501.4% and 119.1% in 1993, 1994, and 1995, respectively. The dollar increase in 1994 was primarily as a result of increased staffing levels. The dollar increase in 1995 was primarily as a result of increased staffing levels, leasing of additional office space, additional travel expense, establishing an allowance for potentially uncollectible and nonsaleable inventory, and increased professional fees.

              Research Development. Research and development expenses increased from $0 to approximately $108,000 in 1994 and increased to approximately $278,000 in 1995. Research and development expenses as a percentage of total revenues were 0%, 180.7%, and 25.2% in 1993, 1994, and 1995, respectively. The dollar increases in 1994 and 1995 were primarily due to increases in the number of personnel associated with the Company's product development efforts.

              Interest Income and Expense. There was no interest income in 1993 and 1994. Interest income in 1995 was approximately $5,000 from interest earned on the net proceeds from the Company's private financings. Interest expense was approximately $2,000 in both 1993 and 1994. Interest expense was approximately $67,000 in 1995. The increase was primarily due to the Company's issuance of $1,250,000 in promissory notes in 1995.

              Income Taxes. The Company did not incur income tax expenses in December 31, 1993, 1994, and 1995 as a result of the net loss incurred during these periods. As of December 31, 1995, the Company had net operating loss carryforwards of approximately $1,172,000 as a result of net losses incurred since inception.

     Quarterly Results of Operations

              The following table sets forth selected financial data for the periods indicated. This information (other than the three months ended March 31, 1996) has been derived from the Company's unaudited financial statements, which, in management's opinion, reflect all adjustments necessary to fairly present this information when read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.


                                                                      Three Months Ended
                                                _______________________________________________________________
                                                     Mar. 31,       June 30,    Sept. 30,    Dec. 31,    Mar. 31,
                                                      1995            1995        1995        1995         1996
                                                      ----            ----        ----        ----         ----
                                                  (unaudited)    (unaudited)  (unaudited) (unaudited)

     Statement of Operations Data:
     Revenues:
       Product revenue . . . . . . . . . . . .    $   150,257    $   218,961   $  356,021  $   376,179    $  981,642
       Consulting and services . . . . . . . .           -              -            -           2,083        40,169
                                                  -----------     ----------   ----------  -----------    ----------
         Total revenues  . . . . . . . . . . .        150,257        218,961      356,021      378,262     1,021,811
                                                  -----------     ----------   ----------  -----------    ----------

     Cost of revenues:
       Cost of product revenue . . . . . . . .         52,590         78,560      125,482      119,727       310,693
       Cost of consulting and services
         revenue . . . . . . . . . . . . . . .           -            -              -             800        11,305
                                                  -----------    -----------   ----------  -----------    ----------

     Gross profit  . . . . . . . . . . . . . .         97,667        140,401      230,539      257,735       699,813

     Operating expenses:
       Sales and marketing . . . . . . . . . .         33,980         18,562       17,280       34,095       709,111
       General and administrative  . . . . . .        154,282        289,181      167,903      703,295       592,967
       Research and development  . . . . . . .         41,696         55,594       83,392       97,291       310,952
                                                   ----------     ----------   ----------  -----------     ---------

          Total operating expenses . . . . . .        229,958        363,337      268,575      834,681     1,613,030
                                                   ----------     ----------   ----------  -----------     ---------

     Operating loss  . . . . . . . . . . . . .       (132,291)      (222,936)     (38,036)    (576,946)     (913,217)

     Other (expenses) income:


                                          37


								      Three Months Ended
						 __________________________________________________________________
						    Mar. 31,       June 30,      Sept. 30,    Dec. 31,     Mar. 31,
 						      1995	     1995          1995         1995         1996
						      ----           ----          ----         ----         ----
						  (unaudited)    (unaudited)    (unaudited)  (unaudited)

       Interest expense  . . . . . . . . . . .          -             -            -          (66,615)    (104,934)
       Interest income . . . . . . . . . . . .          -             -            -             4,513      23,491
                                                  -----------    -----------   ----------  -----------   ---------
           Total other expenses  . . . . . . .          -             -            -          (62,102)     (81,443)
                                                  -----------    -----------   ----------  -----------   ----------


     Net loss  . . . . . . . . . . . . . . . .    $ (132,291)    $ (222,936)   $ (38,036)  $ (639,048)   $(994,660)
                                                  ===========    ===========   ==========  ===========   ==========


              The Company's total revenues and operating results have varied substantially from quarter to quarter and should not be relied upon as an indication of future results. Quarterly operating results can be difficult to forecast because the Company's sales cycle can be relatively long and depend on factors such as the size and timing of individual transactions; changes in customer budget authorizations; the level of sales and marketing, research and development, and general and administrative expenses; and general economic conditions.

              Operating results for a given period could be disproportionately affected by any shortfall in expected revenues. In addition, fluctuation in revenues from quarter to quarter will likely have an increasingly significant impact on the Company's results of operations. The Company's growth in recent periods may not be an accurate indication of future results of operations in light of the Company's short operating history, the evolving nature of the network security market, and the uncertainty of the demand for Internet and intranet products in general and the Company's products in particular. See "Risk Factors - Anticipated Fluctuations in Quarterly Results."

              The Company may experience significant seasonality in its business, and the Company's financial condition and results of operations may be affected by such trends in the future. Such trends may include higher revenues in the third and fourth quarters of the year and lower revenues in the first and second quarters. The Company believes that revenues may be higher in the third quarter due to the fiscal year end of the U.S. government and higher in the fourth quarter due to year-end budgetary pressures on the Company's commercial customers and the tendency of certain of the Company's existing or prospective customers to implement changes in computer or network security prior to the end of the calendar year. Because the Company's operating expenses are based on anticipated revenue levels, a small variation in the time of recognition of revenues can cause significant variations in operating results from quarter to quarter.

     Liquidity and Capital Resources

              Since its  organization, the  Company has financed  its operations through the private sale of equity securities, notes to shareholders, and short-term borrowings. In 1993, the Company raised approximately $40,000 from the issuance of an 8% note. In 1994 and 1995, the Company raised approximately $750,000 and $400,000, respectively, through the sale of Common Stock. In addition, in December 1995 and January 1996, the Company raised $2,500,000 from the sale of the 7% unsecured promissory notes scheduled to mature on June 30, 1996. In April and May of 1996, the Company exchanged all of the 7% unsecured promissory notes for Series A Stock. In June 1996, the Company raised an additional $1,500,000 by issuing to JMI an 8% unsecured senior subordinated note with detachable warrants to purchase 500,000 shares of Common Stock. See "Capitalization," "Description of Capital Stock - Series A Convertible Preferred Stock," and "Certain Transactions."

              In October 1995, the Company obtained a secured equipment loan from a bank in the amount of $50,000 at the bank's prime rate for the first year, which is scheduled to increase to the bank's prime rate plus 1.5% in October 1996. The Company is required to repay the loan over 36 months commencing in October 1996 and ending in October 1999. The amount outstanding under this loan at March 31, 1996 totalled $50,000. At March 31, 1996, the bank's prime rate was 8.25%.

              The Company's operating activities used cash of approximately $21,000, $353,000, and $1,121,000 in 1993, 1994, and 1995, respectively.
     For the three months ended March 31, 1996, the Company's operating activities used cash of $967,000. Cash used in operating activities was principally a result of net losses and increases in accounts receivable and inventory, which were partially offset by increases in accounts payable and the establishment of an allowance for potentially uncollectible accounts receivable and nonsaleable inventory.

              Capital expenditures for property and equipment were approximately $20,000, $13,000, and $20,000 in 1993, 1994, and 1995,
     respectively. Capital expenditures for the three months ended March 31, 1996 were $155,000. These expenditures have generally been for computer workstations and personal computers, office furniture and equipment, and leasehold additions and improvements. The Company expects to purchase additional computer equipment and office furniture in 1996. The Company may use a portion of the net proceeds of this Offering for such expenditures.

              The Company believes that the net proceeds from this Offering, together with existing cash and cash equivalent and funds generated from on-going operations will be sufficient to finance the Company's operations at least through 1997. However, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity
     financing  or  from  other  sources.    No  assurance  can  be  given  that
     additional financing will be available or, if available, that such additional financing will be on terms favorable to the Company or its shareholders.

                                       BUSINESS

     Overview

              Virtual Open Network Environment Corporation ("V-ONE" or the "Company") develops, markets, and licenses a comprehensive suite of network security products that enable businesses to conduct secured electronic transactions and information exchange using private enterprise networks and public networks such as the Internet. The Company's suite of products address network authentication, access control, and data integrity through the use of smart cards, firewalls, and encryption technology. The Company's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. The Company's products have been designed with an open and flexible architec-ture to allow for enhanced application functionality and to support future network security standards. In addition, the Company's products enable businesses to deploy and scale their solutions from small, single-site networks to large, multi-site environments.


     Industry Background

              Overview. Over the last decade decentralized computing has emerged as a result of the widespread adoption of personal computers, local area networks ("LANs"), and wide area networks ("WANs"). This emergence has enabled users to communicate with each other and share data throughout an entire organization. With the recent popularization of the Internet and increased performance capabilities offered by high-speed modems, ISDN services and Frame Relay technology, the volume of data transferred over networks has increased dramatically.

              In addition, leading hardware and software vendors have adopted and support TCP/IP, the Internet's non-proprietary communications protocol, for computer communications and information exchange. This open platform, along with the emergence of the Internet, allows increasing numbers of businesses and consumers to engage in electronic commerce, such as home banking, credit verification, securities trading, and home shopping.

              Organizations are increasingly using  public networks, such as the
     Internet, as an extension of their enterprise networks. Public networks offer a cost-effective means of connecting branch offices and remote and mobile users to mission critical applications and corporate resources such as groupware, customer databases, and inventory control systems. Also, the Internet can be used as a lower cost alternative to value-added networks as a means to link companies with customers, suppliers and trading partners. In addition, businesses are deploying intranets, internal networks using TCP/IP protocols, to facilitate geographically dispersed communications and the transmission of information throughout an enterprise in a cost effective manner.

              With the increased use of the Internet and intranets, many organizations are discovering that network security is a key element in successfully implementing distributed applications and services, including electronic mail, electronic data interchange, electronic commerce, and information exchange services. Information becomes more vulnerable as organizations rely heavily on computer networks for the electronic transmission of data. In the absence of comprehensive network security, individuals and organizations are able to exploit system weaknesses to gain unauthorized access to networks, network transmissions, and individual network computers. These individuals and organizations use such access to alter or steal data or, in some cases, to launch destructive attacks on data and computers within a network.

              Demand for computer network security products is expected to grow significantly as a result of the increased use of the Internet and intranets. The Yankee Group, a market research firm, indicated that it expects the market for information security products and services to grow at a 70% compounded annual rate to the end of the decade from $395 million in 1995 to $5.6 billion in the year 2000.

              Network  Security  Elements.   Each of  the following  elements is
     critical in creating a complete network security solution to protect an organization's data, network, and computer systems:

              . Identification and Authentication - Verifying the user's identity to prevent unauthorized access to computer and network resources.

              .       Integrity  -   Ensuring  that  network  data,  whether  in
                      storage   or  transmission,   has  not   been  changed  or
                      compromised by any unauthorized manipulation.

              . Non-repudiation - Verifying that data transmissions have been executed between specific parties so that neither party may legitimately claim that the transaction did not occur.

              . Authorization - Controlling which systems, data, and applications a user can access.

              . Encryption - Preventing unauthorized users from viewing private data through the process of "scrambling" data before it is transmitted or placed into electronic storage.

     To date, network security solutions have focused on single function or point products that address one or a limited number of these specific security elements.

              Network Security Products. Over the years a number of security products have been developed, including passwords, token-based access devices, firewalls, encryption products, smart cards, and digital certificates. Each of these products was designed with a specific function or objective; however, few were designed to meet all of the needs of enterprise-wide security. Single function or point products that have been developed to address one or a limited number of security requirements include the following:

                      Passwords and Tokens.  Until recently,  passwords were the most common method of authentication. Static (non-changing) passwords were developed as the first attempt to address the need for authentication. Static passwords, however, are inadequate as they are susceptible to "sniffing" (unauthorized viewing) and to attacks using software designed to randomly generate and enter thousands of passwords. As a result, dynamic passwords, including single-use passwords, were created to provide a greater level of authentication. Dynamic password implementations include the use of time-varying and challenge-response passwords. Generally, dynamic authentication passwords require the use of a hand-held, electronic device called a hardware token. Dynamic passwords were subsequently strengthened by incorporating two-factor identification, which provides a higher level of authentication in that two independent components are combined to identify a user (for example, a bank ATM card and a PIN code). However, dynamic passwords and two-factor identification provide only a limited level of security because the sessions they authenticate are still vulnerable to interception.

                      Firewalls.   Firewalls are network  access control devices
              that regulate the passage of information based on a set of user-defined rules. Generally, firewalls are based upon one of two technical architectures: packet filters (customarily used in routers) and proxy-based application-level gateways. Packet filters screen network traffic and allow or prevent network access based upon source and destination Internet protocol addresses. Proxy-based application-level gateways provide access to applications on the network only after the user has identified the desired application and submitted a valid password.

                      Encryption.    Encryption  products  provide  privacy  for
              transmitted data. Encryption algorithms scramble data so that only users with the appropriate decoding key are able to view transmitted or stored data. Public-key encryption has recently gained additional credibility for managing the keys (codes) used to encrypt, and subsequently decrypt user designated data.

                      Smart Cards.   Smart cards  are similar in  size to credit
              cards, but contain a small, tamper-proof microprocessor chip, capable of storing data and processing complex encryption algorithms. Smart cards are an advanced authentication token that are also capable of storing information, such as credit card or bank account numbers, medical records, photographic images, or digital certificates.

                      Digital Certificates.  A digital certificate  serves as an individual's electronic identification card. The certificates are digitally signed by a trusted third-party, called a certificate authority, who vouches for the identity of the certificate holder. Digital certificates are being standardized as a means of authenticating on-line users, and are perceived to be a key technology for the expansion of secure transactions and electronic commerce.

              As  businesses  increase  their  dependence  on the  Internet  and deploy intranets, the Company believes that there will be an increasing need for a comprehensive enterprise-wide network security solution. Many network security vendors, however, have focused on developing products that address only one or a limited number of specific security requirements. In addition, products developed by different vendors are often difficult to integrate with each other and pose interoperability problems. Consequently, the Company believes that businesses will increasingly demand comprehensive network security solutions that are easy to implement and transparent to the user. These solutions must have the ability to integrate with existing applications, networks, and/or mainframe applications, while being flexible and powerful enough to address the needs of newly developed applications.

     The V-ONE Solution

              The Company offers a comprehensive suite of network security products that address the need for identification and authentication, integrity, nonrepudiation, authorization, and encryption. The Company believes that, because of its unique combination of firewalls, smart cards, and encryption technology, it is the first network security vendor to provide two-factor identification, mutual authentication, and fine-grained access control. This combination of network security products enables organizations to identify and authenticate network users while controlling access to network services. The Company's technology is designed to prevent unauthorized access to an organization's mission critical applications and internal data without impeding permitted uses of the organization's resources and information. The Company's products are compatible with many leading hardware platforms and operating systems, as well as many third-party security products, such as firewalls. The Company's customers are able to integrate V-ONE's security products into their networks with minimal impact on existing systems and applications.

              The Company's suite of products can be combined and configured  to provide perimeter defense, secure remote access, and intra/inter-enterprise security to facilitate secured electronic commerce and information exchange. The Company's principal products are SmartGATE, a client/server product that offers identification and authentication, integrity, nonrepudiation, authorization, and encryption; and SmartWall, an application-level firewall that incorporates SmartGATE's functionality. The Company provides customers with two-factor identification, mutual authentication, fine-grained access control, and encryption by combining

     SmartCAT, V-One's smart card technology, with the SmartGATE server. In addition, SmartGATE users can access enterprise networks from remote locations using SmartCAT.

              Network security solutions created using the Company's technology enable its customers to securely deploy a broad range of services and applications to engage in secured electronic transactions, information exchange, and remote access to legacy applications. The Company's technology is designed to be (i) modular, allowing businesses to utilize the security product or products best suited to address their immediate needs, with a seamless migration path to additional products as required,
     (ii) scaleable, ranging from a single system supporting several users to multiple systems potentially supporting hundreds of thousands of users, and (iii) portable, employing smart card technology capable of securing access independent of any particular user's machine or network entry point.

              Examples of network security solutions created using V-ONE's products include:

              Multi-purpose Smart Cards. A major telecommunications company, under a reseller agreement, is using V-ONE technology to offer multi-purpose, secure campus card programs to colleges and universities. The telecommunications company is currently deploying that program at a large university. See "- Strategic Alliances - Telecommunications." At the university, the Company's products have been combined to provide secure access to the Internet and the university's internal network. Students can use smart cards to obtain access to their university records, student information, and campus services via secure Internet access. The smart cards also include stored value for use at on- and off-campus vendors and pay telephones. In addition, students can transfer cash value from their bank accounts to the smart cards by using advanced card readers located on campus. The initial campus program began in the spring of 1996, and it is currently expected that the program will be fully implemented to the university's 30,000 students in the fall of 1996.

              Home Banking. Several commercial banks are deploying applications to their customers that utilize the Company's SmartGATE and SmartWall technology to enable secure, cost-effective, and convenient Internet-based, home banking services. V-ONE's technology is designed to allow a bank's customers to securely transfer funds, review accounts, and communicate with other bank departments using the Internet. To protect the customer's privacy, all data streams between a bank customer and the bank's private network are encrypted. By using V-ONE's technology, a bank is able to cost-effectively provide secured data transmissions while deploying applications to its customers that are intended to result in higher levels of customer service and convenience to the customer. In some cases, the Company's products augment a bank's existing private dial-up network system for home banking. Historically, dial up solutions have afforded banks quick entry into the home banking market, but such solutions have typically had certain administrative and financial limitations.

              Electronic Data Interchange ("EDI"). GE InterBusiness , the secure Internet offering of GEIS, a worldwide provider of computer communications services, is designed to provide electronic commerce, such as EDI, and secured messaging, as well as access to GEIS's value-added network ("VAN") over the Internet. GEIS has made this integrated product offering available to its installed client base of approximately 40,000 corporations. Using SmartGATE, GEIS has established an environment that provides secure data transfer over the Internet. The use of V-ONE technology permits GEIS' business clients to conduct electronic commerce, to share business information via bulletin boards, and to take advantage of the Internet's open standards while maintaining transparent authentication, authorization, and encryption. Each time a GE InterBusiness member engages in a transaction using the GE InterBusiness service, SmartGATE authenticates the member, checks the member's right to perform the transaction, and encrypts the session.

              Internet Services. It is expected that Virtual Networks, Inc. ("VNI") will be the first Internet service provider ("ISP") to deploy the Company's secured messaging module SmartREM (Smart Registered Electronic Messaging), which is expected to be introduced in the third quarter of 1996. SmartREM will couple SmartGATE with a SmartGATE-aware TCP/IP mail server to enable secure registered e-mail over the Internet. SmartREM will provide a mail system that authenticates the identity of the sender of each message, guarantees delivery of the message to only the addressee, and will encrypt the message during transit between the sender and the receiver to ensure privacy of the data stream.

     Strategy

              The Company's goal is to become the leading provider of comprehensive, open, and interoperable network security products that are convenient to the end user. The Company's strategy to realize its goal contains the following elements:

     o Provide an Interoperable, Scaleable, and Open Solution. The Company intends to continue to provide network security products that operate on leading platforms and that are interoperable and compatible with other network security products. The flexible and open architecture of the Company's products enable the Company to deliver component technologies for a seamless and interoperable system. In addition, the Company's technology is scaleable, application-independent, and designed both to integrate with existing technology as well as to support emerging standards and applications.

     o Augment and Integrate with Existing Security Products. The Company will continue to offer products that interoperate with a wide variety of third-party security products, including firewalls and tokens, allowing a customer to augment existing network security systems. The Company believes that its technology protects a customer's existing network security investments because the Company's products are designed to integrate easily with point products currently employed by its customers.

     o        Leverage  Key  Reference Accounts  in  Selected  Vertical Markets.
              The Company has identified strategic vertical markets that require sophisticated network security solutions. The Company has targeted its marketing and direct sales efforts on key participants within these selected vertical markets. By successfully installing its products at key accounts, the Company intends to leverage positive references from its installed customer base to expand its market penetration within those information critical industries. In the future, the Company intends to increase its marketing and sales efforts to expand its customer base in additional vertical markets, such as healthcare.

     o Develop and Leverage Strategic Alliances. The Company has established strategic alliances to increase the distribution and market acceptance of its network security products including alliances with Software.com, Inc. ("Software.com") and a large telecommunication company. The Company intends to continue to strengthen its existing strategic alliances while forging new relationships with key industry participants. In addition, the Company is exploring opportunities to develop new products and expand the functionality of its existing products through alliances with key vendors of complementary technologies.

     Products and Services

              The Company's network security products are designed to protect the user's information and networks from unauthorized access while allowing users of the network to conduct business securely over the Internet and intranets. These products have been designed to interoperate seamlessly and enhance application functionality. The Company designs its products so that they can be combined in different configurations to provide customized solutions for its customers.

                                                                                                         Date of
              Product                 Category                          Description                   Introduction
              -------                 --------                          -----------                   ------------

       SmartGATE(TRADEMARK)    Client/server            End-to-end, application level network                Q4
                               security                 data security system providing two-factor            1995
                                                        identification, mutual authentication,
                                                        encryption and access control

       SmartWall(REGISTERED    Network perimeter        An application level, dual-homed firewall            Q4
       TRADEMARK)              defense (firewall)       that protects internal networks while                1994
                                                        enabling remote access to internal
                                                        resources




                                          46



                                                                                                         Date of
              Product                 Category                          Description                   Introduction
              -------                 --------                          -----------                   ------------

       SmartCAT(TRADEMARK)     Smart card technology    Smart card client software that is                   Q4
                                                        interoperable with third-party smart                 1994
                                                        cards and smart card readers

       Online  Registration    Client/server token      A system that allows remote creation and             Q2
       Service(TRADEMARK)      distribution             management of secure tokens and                      1996
                                                        workstation configuration files

       SmartREM(TRADEMARK)     Secured e-mail           A system that allows authenticated and               Q3
                                                        encrypted message transfer between users             1996
                                                        of a secure messaging community over                 (proposed)
                                                        untrusted networks

       Wallet                  Electronic commerce      Electronic technology that enables secure            Q3
       Technology(TRADEMARK)                            payment transactions containing credit               1995
                                                        card information over untrusted networks

       NetChart(TRADEMARK)     On-line financial        Stock performance analysis application               Q2
                               analysis                                                                      1996


              SmartGATE Server and SmartGATE Client. SmartGATE server and SmartGATE client are designed to interoperate easily with most TCP/IP based applications and to allow the end-user to safely use existing and future software applications over the Internet and intranets. SmartGATE employs two-factor identification (two independent components are combined to authenticate a user) and mutual authentication (both the server and client determine that the other party to the transaction is authorized to participate in the transaction) through the use of virtual or physical smart cards. Two-factor identification and mutual authentication are the foundation for V-ONE's bulk encryption technology and non-repudiation of the user's session.

              Once both parties to a communication involving an untrusted network have been identified and authenticated, SmartGATE establishes a secured, encrypted link over the untrusted network. The authorized user is then granted access to only those services and data for which the user has been approved. SmartGATE supports secure remote administration, which can be accessed using a Web browser or telnet. SmartGATE also supports the data encryption standard ("DES") (which, in most forms, cannot be exported from the United States without the approval of the State Department) and RSA's RC4 (which is exportable).

              SmartGATE server  software versions are available  on a variety of leading operating systems, including Berkeley Software Development, Inc.'s BSD/OS, Sun Microsystems' SunOS, and Hewlett-Packard's HP-UX. SmartGATE client supports Microsoft's Windows versions 3.0 and 3.1, Windows 95, and Windows NT. The Company believes that SmartGATE server software versions will also be commercially available for Windows NT and SunSolaris by the end of the third quarter of 1996. In addition, the Company believes that SmartGATE client software versions will also be commercially available for Apple Computer's Macintosh by the end of the third quarter of 1996. A turnkey version of SmartGATE server is available for BSD/OS on an Intel Pentium hardware platform. The Company intends to support additional leading hardware and software platforms based on specific market opportunities.

              SmartWall.  SmartWall, the  Company's firewall product, provides a high level of protection against unauthorized access to a trusted network from an untrusted network. SmartWall also allows transparent access from the trusted network to services and applications on the untrusted network. SmartWall includes a secured graphical user interface for firewall administration, strong mutual authentication to identify users, and complete transparency for authorized traffic. In addition, SmartWall allows multiple sites to be administered from any location using a Web browser or telnet. SmartWall supports multiple types of standard encryption, authentication tokens, proxy services, and secure transmission channels. SmartGATE is fully integrated into every SmartWall. The SmartWall firewall incorporates TIS's Gauntlet(REGISTERED TRADEMARK) kernel.

              SmartWall software-only versions are currently available on a variety of leading operating systems, including BSD/OS, SunOS, and HP-UX. A SmartWall turnkey system is currently available for BSD/OS. The Company intends to support additional leading hardware and software platforms based on specific market opportunities.

              SmartCAT. The SmartCAT product, when used with the SmartGATE server, provides two-factor identification and mutual authentication using physical smart card technology. There are three parts to the SmartCAT product: (i) a standard smart card (ISO/IEC 7816-3, T=0 compliant), (ii) a smart card reader designed by the Company, and (iii) the Company's proprietary SmartGATE client software. Together these elementsprovide smart card-based encryption and authentication services.

              Online Registration Service. A user must be registered to access an authentication-based system. The Online Registration Service product is a system for efficient on-line enrollment of large user communities. The Online Registration Service completely automates the creation and exchange of the user's keys and initializes the user's default access privileges. The Online Registration Service either creates a virtual smart card or formats a physical smart card that contains a shared secret key that is PIN code protected.

              SmartREM. It is currently anticipated that the Company will introduce SmartREM in the third-quarter of 1996. When introduced, SmartREM will provide a private mail box environment for secured e-mail over the Internet or intranets. SmartREM will combine SmartGATE client, SmartGATE server, and a TCP/IP mail server, enabling individuals to initiate non-repudiable sessions for sending and receiving authenticated messages within the same secured community. SmartREM will address the concern of interception or wrongful delivery of private or sensitive e-mail by allowing users to send "registered" e-mail. For example, businesses will be able to use SmartREM to securely send price quotes, volume discounts, and other sensitive information over the Internet from remote locations.

              Wallet Technology. Wallet Technology enables secured electronic credit card payment transactions over untrusted networks, including the Internet. Wallet Technology encrypts the credit card information supplied by the purchaser and forwards that information to the vendor. The vendor adds the purchase value to the encrypted credit card information, and sends all of this information to the credit card issuer/processor. The issuer/processor decodes this information and either authorizes or rejects the purchaser's request. The Company's design does not allow the vendor to view the unencrypted credit card information supplied by the purchaser.


              NetChart. NetChart is a stock performance analysis application. This application was originally developed to demonstrate the Company's technology. Recently, prospective and existing customers have expressed interest in using this application.

              Network Security Consulting. The Company's consulting staff provides pre- and post-sales support, vulnerability analysis, performance analysis, systems integration, and system security architecture support. The Company's consulting staff also provides fee-based engineering services. The Company believes that maintaining a staff of nationally recognized consultants greatly enhances its position as an innovative supplier of network security products.

     Technology

              The Company believes that its technology and product architecture provide it with an important competitive advantage. The cornerstone of the Company's network security solution is its proprietary SmartGATE
     client/server   security   product.       SmartGATE   enables    two-factor
     identification, mutual authentication and fine-grained access control for most TCP/IP client/server applications. Using SmartGATE technology, organizations can employ two-factor identification and mutual authentication to identify and authenticate a user's access to the network while fine-grained access control confines each user's access to only those services to which the user is entitled.

              Two-Factor Identification. Two-factor identification employs two independent components to identify a user using an identity token contained in a physical or virtual smart card. The information in the physical or virtual smart card is secured by a PIN code that is set by the user and is not known by anyone else. SmartCAT provides the means for accessing and using smart cards via smart card readers. SmartGATE client provides the means for using virtual smart cards. Both physical and virtual smart cards store information about the user including the user's keys, which are used for authentication. The keys also contain information that allow the SmartGATE client to authenticate the SmartGATE server with which it communicates.

              Mutual Authentication. Mutual authentication employs a dual set of challenges and encrypted responses that interact to enable both the client and the server to determine that the other party to the transaction is authorized to participate in the transaction. SmartGATE's mutual authentication employs dual challenges coupled with encrypted responses to ensure non-repudiation between the two parties to an electronic transaction. When a client application attempts to make a connection with an application service protected by a SmartGATE server, the SmartGATE client first performs a mutual authentication process with the SmartGATE server protecting the application service. During the authentication process, the SmartGATE server sends a challenge to the SmartGATE client, and the SmartGATE client uses the secret keys on the physical or virtual smart card to correctly respond to the challenge. The SmartGATE client also sends a challenge to the SmartGATE server, and the SmartGATE server must prove to the client that the server is the issuer of the client's secret key.

              Fine-Grained Access Control. Fine-grained access control employs access control lists to compare an identified user's request for services against a list of entitlements to determine whether to grant the user access to the requested service. SmartGATE employs an access control list to define the specific Web content page, file, or host application that identified users are permitted to use. If SmartGATE determines that the user is permitted to access the requested service, then the connection is passed through the SmartGATE server to the requested service, otherwise the connection is dropped.

              In addition to providing identification, authentication, and access control, the SmartGATE client and server independently compute a session key for encrypting the current TCP/IP data stream. The encryption key is computed based on information exchanged during the authentication process and is never transmitted over the network.

     Strategic Alliances

              Telecommunications. A major telecommunication company is using the Company's technology to offer multi-purpose secure campus card programs to colleges and universities. The Company has appointed and the telecom-munications company has agreed to act as the Company's exclusive reseller of the Company's SmartGATE, SmartWall, and SmartCAT products for resale and distribution to colleges and universities. The telecommunication company is currently deploying this program at a large university. See "- The V-ONE Solution - Multi-purpose Smart Card." The Company believes that the telecommunication company intends to promote this technology at other campuses at which it has preexisting relationships; however, there can be no assurance that any additional campuses will adopt this technology in whole or in part.

              Software.com. The Company has entered into a strategic relationship with Software.com for the joint deployment and implementation of a secured electronic messaging system that will employ the Company's SmartGATE product and Software.com's Post.Office product. The Company believes that the integration of SmartGATE and Software.com's Post.Office product will provide Internet users with the ability to communicate efficiently, effectively, and securely. Presently, e-mail communications over the Internet are not secure. The sender cannot ascertain whether the intended receiver, in fact, received the message and the receiver cannot authenticate the actual identity of the sender. The strategic alliance with Software.com combines the Company's SmartGATE server with Software.com's Post.Office product so that the Post.Office server, using SmartREM, authenticates each sender by means of two-factor identification and mutual authentication (similar to the technology used by bank ATM machines to dispense cash) and guarantees delivery only to the specified addressee. In addition, the Post.Office product will notify the sender when the addressee has retrieved the message (return receipt requested).

              The Software.com agreement expires on July 19, 1996; however, the agreement provides for the automatic renewal for successive three month terms. The agreement may be terminated for cause by either party upon thirty days' prior written notice.

     Customers

              The Company has identified strategic vertical markets that require sophisticated network security solutions, including financial institutions, information services companies, and government agencies. The Company targets key participants within these industries that the Company believes can benefit from the functionality, scaleability, and interoperability provided by its products. A representative list of the Company's customers includes:

					   Information Services,
       Financial Institutions              and Other Companies                  Government Entities
       ----------------------		   ----------------------	        --------------------

       BancOne Corp.			   GE Information Services Inc.		National Security Agency

       BayBank Systems, Inc.               Virtual Networks, Inc.               NCTS Washington, a division of
                                                                                the Department of the Navy

       Bear, Stearns & Co. Inc.                                                 State of Utah

       Fuji Capital Markets Corporation

       Svenska Handelsbank

       Visa International


     Sales and Marketing

              The  Company markets  its  network security  products  through its direct sales force and, to a lesser extent, through systems integrators, value-added resellers ("VARs") and international distributors. The Company is currently seeking to expand its sales and marketing staff and intends to devote additional resources to marketing and business development activities in order to expand its third-party distribution channels.

              Direct  Marketing  Effort.    The  Company  has  concentrated  its
     initial  marketing and direct  sales efforts  on key  industry participants within certain industry and market segments, including financial institutions, information services companies, and government agencies. The Company employs a direct sales force to market its products to these key industry participants. The Company's direct sales force solicits prospective customers and provides technical advice and support with respect to the Company's products. As of May 31, 1996, the Company employed ten direct sales representatives. In 1996, the Company anticipates hiring additional direct sales representatives and opening regional sales offices in select cities.

              Indirect Marketing Effort. An important component of the Company's sales strategy is the development of indirect sales channels such as ISPs, systems integrators, and value-added network service providers. The Company utilizes indirect sales channels to leverage the efforts of its direct sales force. For example, in the secured messaging market, the Company has targeted ISPs like VNI. The Company has initiated sales and marketing programs to sign up integrators, VARs, and original equipment manufacturers within the United States. As of June 7, 1996, the Company had established relationships with four integrators within the United States and has signed VAR agreements with GEIS and a major telecommunication company. As of June 7, 1996, the Company has established relationships with international distributors in the United Kingdom, Sweden, Germany, Belgium, South Africa, and Australia, including relationships with Internet Solutions, Ltd. in the United Kingdom and PromaCom A.B. in Sweden.

              Strategic  Alliance Development.   The  Company plans  to increase
     market penetration by developing and capitalizing upon strategic alliances. These alliances are intended to increase the distribution and market acceptance of V-ONE's network security products in markets where direct sales and traditional indirect sales efforts are not cost effective. For example, the Company has developed a strategic alliance with a large telecommunication company to offer to colleges and universities a multi-purpose, secure campus card program that integrates V-ONE technology with the telecommunication company's products and services. The Company has also entered into a strategic alliance with Software.com that is designed to allow secure messaging over the Internet. The Company intends to continue efforts to strengthen its existing relationships while also forging new relationships with key industry participants.

     Customer Service and Support

              The  Company   believes   that  customer   support   and   product
     maintenance is critical to retaining existing customers and attracting prospective customers. The Company provides on-site installation support and basic administrator training with each turnkey hardware product sale. Each such turnkey product comes with 24 hours a day, seven days per week hardware and software support for 90 days. Upon expiration of the 90-day period, customers may purchase an annual maintenance plan. Purchasers of the Company's software products may also purchase annual maintenance plans. The annual maintenance plan provides customers access to the Company's customer service line, technical support personnel, and software upgrades.

              The Company  provides additional  user or  administrator training, on-site support, vulnerability analysis, performance analysis, systems integration, and system security architecture support as an optional service through its consulting staff. Additionally, the Company provides customer support services for those customers who have entered into an evaluation agreement with the Company.

              The Company intends to enhance its existing customer service system by adding a toll-free line and developing a three-tier support system. The first tier of the Company's enhanced customer support system will consist of help desk support personnel accessing customer information and a problem database. Second tier support for elevated problems will be provided by the Company's existing systems engineering staff. Lastly, critical third tier problems will be addressed by the Company's in-house consulting staff. The Company believes that moving to a three-tier customer support system will increase its effectiveness and responsiveness to meeting customer's expanding needs.

     Product Development

              The Company is expanding and intends to continue to expand its existing product offerings to meet existing and evolving network security needs of businesses and organizations. The Company's products and product enhancements are developed in response to customer needs. Compatibility and interoperability with other applications are strategic focuses of V-ONE's product development efforts. The Company intends to continue to monitor emerging standards for networking and security, and adapt its suite of products to encompass these standards. In keeping with the Company's customer-driven product strategy, the Company will also focus on developing business partnerships with other companies that provide security related services, and exploiting new market opportunities.

              The market  for the  Company's  products  is dynamic  and  rapidly changing. The Company believes that its future success will depend upon its ability to: (i) enhance its existing products, (ii) identify new opportunities to leverage existing technologies, and (iii) develop new technologies resulting in new products, markets, and services. Accordingly, the Company expects to continue to make a significant investment in research and development, product market analysis, and systems integration. The Company believes that its customer-driven development strategy will enable it to continue to broaden its product offerings.

              As of May 31, 1996, the Company employed 8 full-time software developers, and 3 software project managers.

     Competition

              The  market   for  network  security  products   and  services  is
     intensely competitive.   The  Company expects  competition to intensify  in
     the future.

              Currently,  the  Company competes  in  several  different markets:
     Internet and intranet perimeter defense and access control (firewalls), token authentication, smart card-based security applications, and electronic commerce applications. The Company's principal competitors for Internet and intranet perimeter defense include Advanced Network and Services (a subsidiary of America Online, Inc.), Bay Networks, Inc., Border Network Technologies, Inc., Check Point Software Technology Ltd., Cisco Systems, Inc., Digital Equipment Corporation, Harris Computer Systems Corporation, International Business Machines Corporation, Milkyway Networks Corporation, Morningstar Technologies, Inc., Network Systems Corporation, Raptor Systems, Inc., Secure Computing Corporation, Sun Microsystems, Inc., and TIS, which owns the Gauntlet(TRADEMARK) kernel and licenses it to the Company.

              The  Company  competes  to a  lesser  degree  with  token  vendors because the Company's SmartGATE product supports many vendor tokens. Token vendors include Security Dynamics, Digital Pathways, Inc., CRYPTOCard Inc., Leemah DataCom Security Corporation, Racal-Guardata, Inc., and National Semiconductor Inc. Security Dynamics has recently agreed to acquire RSA. RSA's technology is licensed to and incorporated within certain products of the Company. As a result, Security Dynamics may become a more substantial competitor of the Company.

              For   smart   card-based   security   applications,  the   Company
     principally competes with those token vendors listed above who offer smart card technology.

              The  Company's  principal  competitors   in  electronic   commerce
     applications are Netscape  Communication's Secure Socket Layer  (SSL), Open

     Market Inc.'s Secure HTTP (S-HTTP), and Cylink Corporation's transaction software.

              Because of the rapid expansion of the network security market, the Company will face competition from existing and new entrants, possibly including the Company's customers, suppliers, and/or resellers. There can be no assurance that the Company's competitors will not develop network security products that may be more effective than the Company's current or future products or that the Company's technologies and products would not be rendered obsolete by such developments.

              Many  of  the Company's  current  and  potential  competitors have longer operating histories, greater name recognition, larger installed customer bases, and significantly greater financial, technical, and marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products, than the Company. There can be no assurance that the Company's customers will not perceive the products of such other companies as substitutes for the Company's products.

              The  Company  believes  that  the  principal  competitive  factors affecting the market for network security products include effectiveness, scope of product offerings, technical features, ease of use, reliability, customer service and support, name recognition, distribution resources, and cost. Current and potential competitors have established, or may establish in the future, strategic alliances to increase their ability to compete for the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins, and loss of market share, which would materially adversely affect the Company's business, financial condition, and results of operations. See "Risk Factors - Competition."


     Backlog

              Orders for the Company's products are usually placed by customers on an as-needed basis and the Company has typically been able to ship products within 30 days after the customer submits a firm purchase order. The Company does not generally maintain long-term contracts with its customers that require customers to purchase the Company's products. Accordingly, the Company has not maintained, and does not anticipate maintaining, a backlog. See "Risk Factors - Anticipated Fluctuations in Quarterly Results," "- Long Sales Cycle; Seasonality," and "- Risk of Defect and Development Delays."

     Supply Sources

              Components used in the Company's network security products consist primarily of computer diskettes and computer magnetic tapes purchased from commercial vendors. Components used in the Company's turnkey SmartWall and SmartGATE server products consist primarily of off-the-shelf computers, memory, displays, power supplies, and third-party peripherals (such as hard drives and network interface cards).

              The Company has agreements with at least two vendors for each of its parts and components. However, the Company orders most of each of its parts and components from a single vendor to maintain quality control and enhance working relationships. The Company obtains most of the hardware for its turnkey systems from Beltron Computers, a subsidiary of DBA MAX
     Technology Corp. The Company uses smart card readers manufactured by two contract manufacturers based on the Company's design specifications.

              While the Company believes that alternative sources of supply could be obtained, the Company's inability to develop alternative sources if and as required in the future could result in delays or reductions in product shipments that could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Regulation and Government Contracts

              The Company's information security products are subject to the export restrictions administered by the U.S. Department of State, which permit the export of encryption products only with the required level of export license. For example, there are two versions of the SmartGATE client; one supports DES for bulk encryption and can only be exported from the United States for financial transactions. The other supports RC4 (an encryption algorithm) for bulk encryption and is exportable. In addition, these U.S. export laws prohibit the export of encryption products to a number of hostile countries. Although to date the Company has been able to secure all required U.S. export licenses, there can be no assurance that the Company will continue to be able to secure such licenses in a timely manner in the future, or at all. See "Risk Factors - Risk of Sales to U.S. Government," "- International Sales," and "- Effect of Government Regulation of Technology Exports."

              In certain foreign countries, the Company's distributors are required to secure licenses or formal permission before encryption products can be imported. To date, except for certain limited cases, the Company's distributors have not been denied permission to import the Company's products.

     License Agreements

              Trusted Information Systems, Inc. ("TIS") Agreement. The Company's license agreement with TIS requires the Company to pay a fee (which varies based on the number of units licensed) for each unit of the Gauntlet(TRADEMARK) product licensed for use in SmartWall. The license expires on December 31, 1996; however, the agreement provides for the automatic renewal of the Company's license rights for successive three year terms. Either party may terminate the agreement upon the default of the other party if the defaulting party has failed to cure the default within 30 days of the receipt of written notice of default. See "Risk

     Factors - Dependence on Key Licensing Agreements, External Resources and Suppliers."

              RSA  Data  Security,  Inc.   ("RSA")  Agreement.    The  Company's
     SmartCAT and Wallet Technology software incorporate data encryption and authentication technology owned by RSA. The Company has a perpetual license  agreement with  RSA,  which became  effective  as of  December 30,
     1994. On May 23, 1996, RSA exercised an option granted under the agreement to convert its right to receive future royalties into 2% of the Company's outstanding voting securities, after giving effect to the issuance to RSA, until the date of the Company's initial public offering. Pursuant to a separate agreement between RSA and MIT, MIT is entitled to receive a portion of any royalties that RSA receives. As a result, the Company will issue directly to MIT a portion of the shares of Common Stock to which RSA is entitled under the RSA Agreement. The Company has reserved a total of 280,812 shares of Common Stock to be issued to RSA and MIT immediately prior to consummation of the Offering. Either party may terminate the agreement upon the default of the other party if the defaulting party has failed to cure the default within 30 days of the receipt of written notice of default. RSA has announced that RSA will be acquired by Security Dynamics. There is no assurance that the change in control of RSA will not adversely affect the Company's business relationship with RSA. See "Risk Factors - Dependence on Key Licensing Agreements, External Resources and Suppliers" and "- Intellectual Property Rights; Infringement Claims."

     Patents, Proprietary Technology, Trademarks and Licenses

                The Company relies on trademark, copyright, patent and trade secret laws, employee and third-party non-disclosure agreements, and other methods to protect its proprietary rights. The Company has pending three patent applications with the United States Patent and Trademark Office that cover certain aspects of its technology. Prosecution of these patent applications, and any other patent applications that the Company may subsequently determine to file, may require the expenditure of substantial resources. The issuance of a patent from a patent application may require 24 months or longer. There can be no assurance that the Company's technology will not become obsolete while the Company's applications for patents are pending. There also can be no assurance that any pending or future patent application will be granted or that any future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Further, the Company has not pursued patent protection outside of the United States for the technology covered by two of the pending patent applications. The Company currently intends to pursue patent protection outside of the United States for the technology covered by the most recently filed patent application although there can be no assurance that any such protection will be granted or, if granted, that it will adequately protect the technology covered thereby.

              The  Company's  success  is  also  dependent  in  part  upon   its
     proprietary software  technology.   There  can  be  no assurance  that  the

     Company's trade secrets or non-disclosure agreements will provide meaningful protection for the Company's proprietary technology and other proprietary information. In addition, the Company relies on "shrink wrap" license agreements that are not signed by the end user to license the Company's products and, therefore, may be unenforceable under the laws of certain jurisdictions. Further, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that the Company's technology will not infringe upon patents, copyrights, or other intellectual property rights owned by others.

              Further, the Company may be subject to additional risk as the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in foreign markets, and technology manufactured or sold abroad may not be protectable in jurisdictions in circumstances where protection is ordinarily available in the United States.

              The Company believes that, due to the rapid pace of technological innovation for network security products, the Company's ability to establish and, if established, maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon legal protections afforded its existing or future technology.

              As the number of security products in the industry increases and the functionality of these products further overlaps, software developers may become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. The Company also may desire or be required to obtain licenses from others in order to effectively develop, produce and market commercially viable products. Failure to obtain those licenses could have a material adverse effect on the Company's ability to market its software security products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable, or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary.

              There has been, and the Company believes that there may be in the future, significant litigation in the industry regarding patent and other intellectual property rights. Although the Company is not currently the subject of any intellectual property litigation, litigation involving other software developers, including companies from which the Company licenses certain technology, could have a material adverse affect on the Company's business, financial condition, and results of operations. See "Risk Factors - Intellectual Property Rights; Infringement Claims."

     Employees

              As of May 31, 1996, the Company had 52 full-time employees. Of these employees 12 were in development, 20 were in sales and marketing, 12 were in customer support, and 8 were in finance and administration. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.

     Facilities

              The Company leases approximately 10,700 square feet of office space in Rockville, Maryland under a lease agreement that will expire on April 17, 2001. The Company expects that this space will be sufficient for its needs through August 30, 1996. The Company is currently evaluating and intends to lease additional office space as necessary.

     Legal Proceedings

              The Company is not a party to any material legal proceedings.

                                     MANAGEMENT

     Executive Officers and Directors

              The executive officers and directors of the Company, and their respective ages at March 31, 1996, are as follows:

      Name                                       Age                  Position
      ----                                       ---                  --------
      James F. Chen (1)(3)  . . . . . .           45         President, Chief Executive Officer, and Director
      Jieh-Shan Wang  . . . . . . . . .           41         Senior Vice President - Engineering
      Robert W. Rybicki . . . . . . . .           51         Vice President - Indirect Channels
      Frederick J. Hitt . . . . . . . .           52         Vice President - Technology
      William C. Wilson . . . . . . . .           41         Vice President - Business Development
      Barnaby M. Page . . . . . . . . .           32         Vice President - Direct Sales
      Chansothi Um  . . . . . . . . . .           27         Treasurer and Acting Chief Financial Officer
      Marcus J. Ranum . . . . . . . . .           33         Chief Scientist
      Charles C. Chen (1)(2)(3) . . . .           41         Secretary and Director
      Hai Hua Cheng (2) . . . . . . . .           47         Director


     __________________________

     (1)      Member of the Compensation Committee.
     (2)      Member of the Audit Committee.
     (3)      Member of the Executive Committee.

              James F. Chen founded the Company in February 1993 and has since served as its President and Chief Executive Officer. From December 1980 to January 1993, Mr. Chen served as Director of the Ground Network Engineering Division of INTELSAT, where he was responsible for ground-network design, development and deployment. Mr. Chen earned an M.S. in Computer Science from George Washington University in 1977 and a B.S. in Electrical Engineering from Georgia Institute of Technology in 1973. He is Charles C. Chen's brother.

              Jieh-Shan  Wang,  Ph.D.  has  been  with  the  Company  since  its inception and has served as the Company's Senior Vice President of Engineering since April 1996. From August 1995 to April 1996, Dr. Wang served as the Company's Vice President of Engineering and, from April 1994 to August 1995 Dr. Wang served as the Company's Chief Engineer. Dr. Wang was with INTELSAT from June 1991 to April 1994, as Senior Systems Engineer, where he led a team of engineers in the development of network applications. From February 1988 to May 1988, Dr. Wang served on the technical staff of AT&T Bell Laboratories. Dr. Wang holds a Ph.D. in Physics from the University of Maryland and holds a B.S. in Physics from National Taiwan University.

              Robert W. Rybicki has served as the Company's Vice President of Indirect Channels since May 1996. From October 1995 to May 1996, Mr. Rybicki served as the Company's Vice President of Business Development. Prior to joining the Company, Mr. Rybicki was Vice President of Marketing and Customer Support for Spyglass Inc. from July 1994 to September 1995, and Vice President of North American Sales for Kubota Pacific from October 1990 to June 1994. Mr. Rybicki holds an M.B.A. in Finance and a B.S. in Accounting from the University of Detroit.

              Frederick J. Hitt has served as Vice President of Technology since he joined the Company in January 1996. From August 1981 to January 1996, Mr. Hitt was with GEIS holding a number of technology-related positions including Manager of Software Engineering, Manager of Quality Design, Business Talk Products, Manager of Software Development and, most recently, Principal Consultant.

              William C. Wilson has served as the Company's Vice President of Business Development since May 1996. Mr. Wilson served as the Company's Vice President of Operations from April 1995 to May 1996 and as Director of Business Development from December 1994 to April 1995. Prior to joining the Company, Mr. Wilson provided consulting services to the
     Company from August 1994 to December 1994 and served as an independent consultant from August 1985 to November 1994. Mr. Wilson holds a B.S. in Journalism and Economics from Ohio State University, School of Agriculture.

              Barnaby M. Page has served as the Company's Vice President of Direct Sales since June 1996 and served as its Director of Sales from October 1995 to June 1996. From August 1995 to October 1995, Mr. Page served as the Company's Manager of Commercial Sales. From January 1993 to August 1995, Mr. Page served as Regional Sales Manger for DiBiasio & Edgington, Inc. and from July 1992 to December 1992, as Regional Sales Representative for Thompson Financial Services. From July 1990 to July 1992, Mr. Page was with Bloomberg Financial Markets as a Sales Representative, and from June 1989 to July 1990, Mr. Page was with First Boston Corporation as a swaps negotiator. Mr. Page earned a Certificate from the University of Copenhagen, Denmark in International Relations and Economics and holds a B.A. in Political Science and Journalism from the University of Massachusetts at Amherst.

              Chansothi Um has served as Treasurer and acting Chief Financial Officer for the Company since January 1996. Prior to joining the Company, Mr. Um was a consultant with the Strategic Services Practice of Andersen Consulting from August 1995 to January 1996. Mr. Um was a Financial Analyst at Philip Morris Companies from May 1994 to August 1994, and a Project Engineer at Kraft General Foods from June 1991 to August 1993. Mr. Um holds an M.B.A. in Finance from the Wharton School of the University of Pennsylvania and a B.S. in Electrical Engineering from the University of Illinois at Urbana-Champaign.

              Marcus J. Ranum has served as the Company's Chief Scientist  since
     October  1995.    From  June  1995  to  October  1995,  Mr.  Ranum  was  an
     independent consultant, and from January 1993 to June 1995, Mr. Ranum served as Senior Scientist at TIS. From August 1990 to November 1992, Mr. Ranum served as a consultant for Digital Equipment Corporation. In both positions, Mr. Ranum designed, developed and deployed network security products. Mr. Ranum holds a B.A. in Psychology from Johns Hopkins University.

              Charles C. Chen D.D.S., has served as a Director of the Company since February 1993 and as the Company's Secretary since December 12,
     1995. Since July 1982, Dr. Chen has practiced periodontics with Zupnik, Winson & Chen, D.D.S.P.A. Dr. Chen holds a B.S. in Chemistry from the University of Maryland and a D.D.S. from the Baltimore College of Dental Surgery, University of Maryland. He is James F. Chen's brother.

              Hai Hua Cheng has served as a director of the Company since September 1995. Mr. Cheng is the majority owner of Scientek Corporation in Taiwan and since August 1979 has served as Vice-President and a Director of that company. Mr. Cheng is also the principal owner of Scientek Private Venture Capital and has served as a Director of that company since March 1990. In addition, Mr. Cheng has served on the board of directors of United Test Center Inc. (Taiwan) since March 1995. Mr. Cheng holds a B.S. in Computer and Control Engineering from National Chiao Tung University.

     The Board of Directors and Board Committees

              The  business of the  Company will be managed  under the direction of the Company's Board of Directors. The Company's Restated Bylaws authorize a seven-member Board of Directors. Currently the Board of Directors consists of 3 directors. The Company's Restated Certificate of Incorporation provides for a classified Board of Directors effective as of the Company's annual meeting of shareholders in June 1996. In accordance with the Restated Certificate of Incorporation, the terms of the Board of Directors will be divided into three classes: Class I will expire at the annual meeting of shareholders to be held in 1997, Class II will expire at the annual meeting of shareholders to be held in 1998, and Class III will expire at the annual meeting of shareholders to be held in 1999. At each annual meeting of shareholders beginning with the 1997 annual meeting, the successors to directors whose terms will then expire will be elected to serve until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that as nearly as possible, each class will consist of an equal number of directors. The Restated Certificate of Incorporation and Restated Bylaws provide that a director may be removed at any time, but only for cause and only by the affirmative vote of 67% or more of the outstanding shares of the Company entitled to vote at an election of directors at a special meeting of shareholders called for that purpose.

              The Company's Board of Directors has established an Audit Committee (the "Audit Committee") to recommend the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, review the scope and results of the audit with the independent accountants, review with management and the independent accountants the Company's year-end operating results, and consider the adequacy of the internal accounting procedures. The Audit Committee will consist of at least 2 directors neither of whom are employees of the Company.

              The Company's Board of Directors has also established a Compensation Committee (the "Compensation Committee") and an Executive Committee (the "Executive Committee"). The Compensation Committee, which consists of 2 directors, reviews and recommends the compensation arrangements for all directors and officers, approves such arrangements for other senior level employees, and administers and takes such other action as may be required in connection with certain compensation and incentive plans of the Company. The Executive Committee, which consists of 2 directors, addresses significant corporate, operating, and management matters between meetings of the full Board of Directors.

              The Company intends to seek election of at least two additional directors who are neither officers nor employees of the Company prior to consummation of the Offering.

     Executive Compensation

              Summary   Compensation.      The   following   table   sets  forth
     compensation paid to the Chief Executive Officer during the year ended December 31, 1995. The Company had no executive officers whose salary plus bonus exceeded $100,000 during the year ended December 31, 1995.

                                                          Summary Compensation Table

                                                                   Annual Compensation
                                                         --------------------------------------
                   Name and Principal                                                                            All Other
                   Position                      Year      Salary            Bonus          Other             Compensation
                   --------                      ----      ------            -----          -----             ------------

                   James F. Chen                 1995        ----        $ 18,000       $ 2,213(1)             $ 3,060(2)
                     (President, Chief
                       Executive Officer,
                       and Director)

     _______________________

     (1) Represents payments made by the Company to finance Mr. Chen's automobile.
     (2)      Represents health insurance premiums paid by the Company.

              Option Grants.   James F. Chen, the Company's President  and Chief
     Executive Officer, does not currently hold, nor has he ever been granted, options to purchase the Company's Common Stock.

     Stock Option Plans

              1995 Non-Statutory Stock Option Plan

              In May 1995, the Company adopted the Virtual Open Network Environment Corporation 1995 Non-Statutory Stock Option Plan ("1995 Plan") under which stock options may be awarded to key employees of the Company. It is expected that the 1995 Plan will be ratified by the Company's shareholders at the 1996 annual meeting to be held on June 28, 1996. As of June 12, 1996, 8 employees and 1 former employee received awards under the 1995 Plan.

              Stock  Option  Awards.   Stock  options  ("Non-Qualified Options")
     that do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Code") are available for grant under the 1995 Plan. The term of each Non-Qualified Option is determined by the committee of the Board of Directors that administers the 1995 Plan, but no option is exercisable more than ten years after the date of grant. Unless otherwise provided in an employee's option agreement, Non-Qualified Options granted under the 1995 Plan expire ten years from the date of grant and are exercisable in three equal installments over a twenty-four month period. Non-Qualified Options also may be subject to restrictions on exercise, as determined by the Committee.

              The exercise price for Non-Qualified Options may be no less than par value per share. The exercise price is payable by either a check in the amount of the purchase price or by previously owned shares of Common Stock with a market value equal to the purchase price.

              Non-Qualified Options granted under the 1995 Plan are not transferable by the Optionee during an employee's lifetime. Unless otherwise provided in the employee's option agreement, Non-Qualified Options will be exercisable within three months of any termination of employment.

              Duration of  the Plan; Share  Authorization.  The  1995 Plan  will remain in effect until May 15, 2005, unless terminated earlier by the Company's Board of Directors. Awards have been issued with respect to 528,444 shares of Common Stock. Such shares of Common Stock have an aggregate market value of $3,170,664 based on the initial offering price of $6.00.

              On June 12, 1996, the Board determined that no further options would be granted under the 1995 Plan.

              1995  Plan Administration.   The 1995 Plan is  administered by the
     Compensation Committee  of  the  Board.    The  1995  Plan  authorizes  the

     Compensation Committee to grant Non-Qualified Options to key employees to purchase up to 528,444 shares of Common Stock and to determine the employees to whom Non-Qualified Options will be granted, the number of shares subject to each Non-Qualified Option and applicable vesting schedules.

              The members of the Committee are appointed by the Board. The Committee must be comprised of at least two members. Members of the Committee are eligible to receive options under the 1995 Plan, provided that such members do not participate in the decision to grant themselves options.

              Transferability; Repurchase Right. Each employee who receives an award under the 1995 Plan is prohibited from transferring or otherwise disposing of the underlying shares of Common Stock until 180 days have elapsed following such time the Company has consummated the Offering. However, shares of Common Stock may be used to pay the exercise price of Non-Qualified Options.

              Upon an employee's termination of employment with the Company, the Company has the right to repurchase any or all of the shares of Common Stock issued to the employee with respect to Non-Statutory Options granted under the 1995 Plan, whether then held by the employee or a transferee. The Company's right to repurchase shares of Common Stock terminates once the Offering is consummated.

              Termination and Amendment. The 1995 Plan may be terminated, modified or amended by the Company's shareholders. Although the Board of Directors may terminate, modify or amend the 1995 Plan to conform to any change in law or regulation, the Board of Directors may not, without shareholder approval, (i) increase the maximum number of shares as to which Non-Statutory Options may be granted under the Plan; (ii) change the class of employees eligible to be granted Non-Qualified Options, (iii) increase the periods during which Non-Qualified Options may be granted or exercised, or (iv) provide for the administration of the Plan by other than the Committee. No termination, modification or amendment may be made to the 1995 Plan without the consent of any employee whose rights would be adversely affected thereby.

              Awards  Made.   As  of  June 12,  1996, Non-Qualified  Options  to
     purchase 526,444  shares of  Common Stock  are outstanding  under the  1995
     Plan.

              Further information regarding the awards made to date is set forth in the table below:

                                           Number of Shares
                                           of Common Stock
       Name                                Underlying Option                  Exercise Price (or Range)
       ----                                -----------------                  -------------------------

       James F. Chen					  ---				   ---
         (President, Chief Executive
         Officer, and Director)

       William C. Wilson				200,000				  $0.283
         (Vice President-Business
         Development)

       Barnaby M. Page					156,003				  $1.67
         (Vice President - Direct Sales)

       Ban L. Eap					 49,441				  $1.67
         (Controller)

       Robert A. Dorsey					 40,000				  $0.283
         (Manager of Government
         Sales)

       James V. Reed					 30,000				  $0.283
         (Manager of Communications)

       John T. Tralka					 30,000				  $0.283
         (Senior Programmer)

       All executive officers as a group                356,033                       $0.283 - $1.67

       All employees who are not
         executive officers as a group                  170,441                       $0.283 - $3.00

       All directors who are not
         executive officers as a group                    ---                              ---


              For   a  description   of   the  principal   federal   income  tax
     consequences of the 1995 Plan, see "- 1996 Incentive Stock Plan - Certain Federal Income Tax Consequences."

              1996 Non-Statutory Stock Option Plan

              The  Company's   1996  Non-Statutory  Stock  Option   Plan  ("Non-
     Statutory  Plan") was adopted  by the Board of  Directors on April 4, 1996.

     The Non-Statutory Plan provides for the grant of options to purchase Common Stock subject to certain restrictions on transfer ("Restricted Stock"). The Non-Statutory Plan expires on December 31, 1996 and is administered by the Non-Statutory Stock Option Plan Committee of the Board of Directors. The purchase price per share under each option granted is an amount equal to the fair market value of the underlying share on the date the option is granted. Each option granted under the Non-Statutory Plan is exercisable during the period beginning on the date the option is granted and ending on December 31, 1996. As of May 15, 1996 all options granted under the Non-Statutory Plan had been exercised and a total of 575,951 shares of Restricted Stock had been issued.

              In connection with their exercise of options granted under the Non-Statutory Plan, the optionees, including certain executive officers, paid the par value of the Restricted Stock in cash and executed promissory notes in favor of the Company as consideration for the remaining purchase price of the Restricted Stock. See "Certain Transactions." Five of the six optionees have executed promissory notes with terms of 10 years that are secured by the Restricted Stock purchased therewith, bearing a 6 percent per annum interest rate, with installments of principal and interest due annually. One of the optionees has executed a one-year promissory note, bearing a 6 percent per annum interest rate, with payment of principal and interest due at the expiration of the promissory note's one-year term.

              Each optionee may make payments to the Company to reduce the principal amount of his or her promissory note with the Restricted Stock serving as collateral therefor; however, if the fair market value of such consideration is less than the then outstanding portion of the indebtedness being satisfied therewith, each promissory note provides that the optionee bears personal liability for the disparity. Each promissory note may be prepaid without penalty.

              The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise disposed of for six years from the date the option to purchase the shares was granted. As long as this restriction remains in effect, no holder of Restricted Stock has the right to vote the restricted shares for any purpose. All voting rights with respect to the Restricted Stock are to be exercised by a majority vote of the Board of Directors. The restrictions lapse 180 days after the consummation of the Offering or the acquisition of the Company in exchange for publicly traded shares.

              On June 12, 1996, the Company's Board of Directors determined that no further options will be granted under the Non-Statutory Plan.

              1996 Incentive Stock Plan

              On June 12, 1996, the Board of Directors of the Company adopted the Virtual Open Network Environment Corporation 1996 Incentive Stock Plan ("1996 Plan"), under which both options and restricted share awards may be made to the Company's key employees and consultants. Under the 1996 Plan, automatic stock option awards are made to non-employee directors. It is expected that the 1996 Plan will be ratified by the Company's shareholders at the 1996 annual meeting to be held on June 28, 1996.

              Awards Available Under the 1996 Plan. Awards to key employees and consultants under the 1996 Plan may take the form of both stock options and restricted share awards; however, no employee may receive awards with respect to more than 750,000 shares of Common Stock under the 1996 Plan. As of May 31, 1996, approximately 52 employees and 1 consultant were eligible to receive awards under the 1996 Plan. Awards under the 1996 Plan may be granted alone or in combination with other awards. Non-employee directors may only receive non-discretionary stock option awards (described in more detail below) under the 1996 Plan. As of May 31, 1996, none of the Company's directors were eligible to participate in the 1996 Plan.

              Stock Options. Stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code and stock options that do not meet such requirements ("Non-Qualified Options") are both available for grant under the 1996 Plan. The term of each option will be determined by the committee that administers the 1996 Plan ("Committee"), but no option will be exercisable more than ten years after the date of grant. Options will also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Committee. The exercise price for an Incentive Stock Option must be at least 100% of the fair market value of a share of Common Stock on the date of grant of such option (110% in the case of Incentive Stock Options granted to a shareholder who owns in excess of 10% of the Company's voting stock). There is no minimum exercise price for Non-Qualified Options. The exercise price is payable in cash, in shares of Common Stock owned by a participant, with respect to Non-Qualified Options, a promissory note payable to the Company, or by cashless exercise with a participant's broker, as determined by the Committee.

              Stock options granted under the 1996 Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise provided in the relevant option agreement, options will only be exercisable within three months of any termination of employment other than termination for "cause" or termination due to death or disability. Unless otherwise provided in the relevant option agreement, options will be exercisable by a participant or beneficiary, as the case may be, within one year of a termination of employment by reason of death or disability. If a participant's employment is terminated for "cause," his or her options will no longer be exercisable after the date of such termination of employment unless the option agreement provides otherwise.

              The Committee may provide, at the time of grant of Incentive Stock Options and at or after the time of grant of Non-Qualified Options, that, if a participant surrenders already owned shares of Common Stock in full or partial payment of an option, then, concurrent with such surrender, the participant, subject to the availability of shares of Common Stock under the 1996 Plan, will be granted a new Non-Qualified Option (a "Reload Option") covering a number of shares of Common Stock equal to the number so surrendered. A Reload Option may be granted in connection with the exercise of an option that is itself a Reload Option. Each Reload Option will have the same expiration date as the original option and an exercise price equal to the fair market value of the Company's shares of Common Stock on the date of grant of the Reload Option. A Reload Option is exercisable immediately or at such time or times as the Committee determines and will be subject to such other terms and conditions as the Committee may prescribe.

              Restricted Shares. The Committee may award restricted shares to a participant. Such a grant gives a participant the right to receive shares of Common Stock subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the shares of Common Stock may be based upon performance standards, length of service, or other criteria as the Committee may determine. Until all restrictions are satisfied, lapsed, or waived, the Company will maintain control over the restricted shares but the participant will be able to vote the shares of Common Stock and generally will be entitled to dividends on the shares of Common Stock. Upon termination of employment, the participant generally forfeits the right to the shares of Common Stock to the extent the applicable performance standards, length of service requirements, or other measurement criteria have not been met.

              Non-Employee Director Options. The 1996 Plan provides for the automatic grant of a Non-Qualified Option to purchase 10,000 shares of
     Common Stock to each non-employee director on the first date he or she is elected as such by the Company's shareholders. However, non-employee directors who are first elected as such by the Company's shareholders prior to the 1996 annual meeting are not entitled to receive such an option. The option price is the fair market value of a share of Common Stock on the date of grant of such option. All such options have a five year term and are exercisable in full on the date of grant.

              If a non-employee director's service with the Company terminates by reason of death, his or her option may be exercised for a period of one year from the date of death or until the expiration of the option, whichever is shorter. If a non-employee director's service with the Company terminates other than by reason of death, his or her option may be exercised for a period of three months from the date of such termination, or until the expiration of the stated term of the option, whichever is shorter.

              Duration of the 1996 Plan; Share Authorization. The 1996 Plan will remain in effect until June 11, 2006, unless terminated earlier by the Company's Board of Directors. Awards may be issued with respect to up to 3,500,000 shares of Common Stock. Such shares of Common Stock have an aggregate market value of $21 million based on the initial public offering price of $6.00.

              In the event the purchase price of an option is paid, or tax or withholding payments relating to an award are satisfied, in whole or in part through the delivery of already owned shares of Common Stock, a participant will be deemed to have received an award with respect to those shares of Common Stock. The Common Stock covered by any unexercised portions of terminated options, shares of Common Stock forfeited and shares of Common Stock subject to awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the 1996 Plan.

              1996  Plan Administration.   The 1996 Plan is  administered by the
     Compensation Committee, a committee of the Company's Board of Directors. Prior to consummation of the Offering, the Committee will be comprised solely of non-employee directors who are not eligible to participate in the 1996 Plan except with respect to certain automatic, non-discretionary stock option awards, as described above. The Committee will determine the key employees and consultants who are eligible for and granted awards, determine the amount and type of awards, determine the duration of the option (which may not exceed ten years), establish rules and guidelines relating to the 1996 Plan, establish, modify, and terminate terms and conditions of awards and take such other action as may be necessary for the proper administration of the 1996 Plan.

              The members of the Committee are appointed by the Board. As directors, members of the Committee may be removed at any time but only for cause and only by the affirmative vote of the holders of 67% or more of the outstanding shares of the Company's capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

              Transferability; Repurchase Right. Each participant who receives an award under the 1996 Plan is prohibited from transferring or otherwise disposing of the underlying shares of Common Stock until 180 days have elapsed following such time as the Company has consummated the Offering. However, shares of Common Stock may be used to pay the exercise price of options and to pay withholding and other taxes as otherwise provided in the 1996 Plan.

              Upon a participant's termination of employment, the Company has the right to repurchase any or all of the shares of Common Stock issued to the participant with respect to awards made under the 1996 Plan, whether then held by the participant or a transferee, at fair market value as determined by the Committee. The Company's right to repurchase shares of Common Stock terminates once the Offering is consummated.

              Change in Control.  Upon the occurrence of a  change in control of
     the  Company,   all  options   become  immediately   exercisable  and   all
     restrictions on restricted shares lapse.  A change in control includes:

                      (1) approval of the Company's shareholders of a consolidation or merger of the Company with any third party, unless the Company is the entity surviving such merger or consolidation;

                      (2) approval of the Company's shareholders of a transfer of all or substantially all of the assets of the Company to a third party or a complete liquidation or dissolution of the Company;

                      (3) A third party (other than James F. Chen and his affiliates), directly or indirectly, through one or more subsidiaries or transactions or acting in concert with one or more persons or entities: (a) acquires any combination of beneficial ownership of the Company's voting stock and irrevocable proxies representing more than 20% of the Company's voting stock; (b) acquires the ability to control in any manner the election of a majority of the directors of the Company; or (c) acquires the ability to directly or indirectly exercise a controlling influence over the management or policies of the Company;

                      (4) any election has occurred of persons to the Company's Board of Directors that causes a majority of such Board to consist of persons other than (a) persons who were members of the Board on June 12, 1996 ("Effective Date") and/or (b) persons who were nominated for election as members of the Board by the Board (or a committee of the Board) at a time when the majority of the Board (or of such committee) consisted of persons who were members of the Board on the Effective Date; or

                      (5) A determination is made by the SEC or any similar agency having regulatory control over the Company that a change in control, as defined in the securities laws or regulations then applicable to the Company, has occurred.

              Termination and Amendment. The Board may amend or terminate the 1996 Plan and the Committee may amend or alter the terms of awards under the 1996 Plan but no such action shall affect or in any way impair the rights of a participant under any award previously granted without such participant's consent. No amendment may be made, without shareholder approval, that would require shareholder approval under any applicable law or rule unless the Board determines that compliance with such law or rule is no longer desired.

              Antidilution Provisions. The number of shares of Common Stock authorized to be issued under the 1996 Plan and subject to outstanding awards (and the purchase or exercise price thereof) will be adjusted to prevent dilution or enlargement of rights in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the 1996 Plan or the awards.

              Awards Made. As of June 12, 1996, the Committee has granted Incentive and Non-Qualified Options to purchase 1,389,860 shares of Common Stock under the 1996 Plan. As of such date, no restricted share awards have been granted, and no awards of non-employee director options have been made, under the 1996 Plan.

              Further information regarding the awards made to date is set forth in the table below:

                                                Number of Shares
                                                of Common Stock      Exercise Price
       Name                                     Underlying Option      (or Range)
       ----                                     -----------------     -------------

       James F. Chen				 ---			   ---
         (President, Chief Executive
         Officer, and Director)

       Robert W. Rybicki		        143,066		      $2.50 - $3.00
         (Vice President-Indirect
         Channels)

       Marcus J. Ranum                          486,585		      $2.50 - $3.00
         (Chief Scientist)

       Frederick J. Hitt  			143,066		      $2.50 - $3.00
         (Vice President-Technology)

       Barnaby M. Page                           12,709			  $3.00
         (Vice President-Direct Sales)

       Chansothi Um                             160,488		      $2.50 - $3.00
         (Treasurer and Acting Chief
         Financial Officer)

       Matthew B. Mancuso                        85,854               $2.50 - $3.00
         (Director of Engineering)

       All executive officers as a group        948,675               $2.50 - $3.00

       All employees who are not executive
         officers as a group                    441,185               $2.50 - $3.00

       All directors who are not executive
         officers as a group                      ---                     ---


              Certain Federal  Income  Tax Consequences.   The  following  is  a
     brief summary of the principal federal income tax consequences of awards under the 1996 Plan based upon current federal income tax laws.

              A participant is not generally subject to federal income tax either at the time of grant or at the time of exercise of an Incentive Stock Option. However, upon exercise, the difference between the fair market value of the shares of Common Stock and the exercise price may be includable in the participant's alternative minimum taxable income. If a participant does not dispose of shares of Common Stock acquired through the exercise of an Incentive Stock Option within one year after their receipt and within two years after the date of the option's grant, any gain or loss upon the disposition will be taxed as long-term capital gain or loss.

              The Company will not receive any tax deduction on the exercise of an Incentive Stock Option or, if the holding requirements are met, on the sale of the underlying shares of Common Stock. If a disqualifying disposition occurs (i.e., one of the holding requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition, and the Company will be entitled to a deduction for compensation expense in an amount equal to the amount the participant includes in income. The tax will generally be imposed on the difference between the fair market value of the shares of Common Stock at the time of exercise and the exercise price or, if less, the gain the participant realized on the sale of the shares. Any appreciation in value after the time of exercise will be taxed as long-term or short-term capital gain (depending on how long the shares are held after exercise) and will not result in any deduction by the Company.

              There are no federal income tax consequences to participant at the time of grant of a Non-Qualified Option. Upon exercise of the option, the participant must pay tax on ordinary income equal to the difference between the exercise price and the fair market value of the underlying shares on the date of exercise. The Company will receive a commensurate tax deduction at the time of exercise. Any appreciation in value after the time of exercise will be taxed upon the disposition of the shares as long-term or short-term capital gain (depending on how long the shares are held after exercise), and will not result in any deduction by the Company. Non-employee director options will receive the same federal income tax treatment as other Non-Qualified Options.

              Except as described below, a grant of restricted shares does not constitute a taxable event for either a participant or the Company. However, the participant will be subject to tax, at ordinary income rates, when any restrictions on ownership of the shares of Common Stock lapse. The Company will be entitled to take a commensurate deduction at that time.

              A participant may elect to recognize taxable ordinary income at the time restricted shares are awarded in an amount equal to the fair market value of the shares of Common Stock at the time of grant, determined without regard to any forfeiture restrictions. If such an election is made, the Company will be entitled to a deduction at that time in the same amount. Future appreciation on the shares of Common Stock will be taxed when the shares are sold as capital gain (depending on how long the shares are held after exercise), and will not result in any deduction by the Company. If, after making such an election, the shares of Common Stock are forfeited, the participant will be unable to claim a deduction.

     Employment Agreement

              On June 12, 1996, the Company entered into an employment agreement with James F. Chen at an annual base salary of $125,000. The employment agreement has a two year term commencing on June 12, 1996 and is automatically renewed for additional two year terms on each successive June 12, commencing June 12, 1997. However, either party may serve written notice of termination prior to June 12, 1997 or prior to June 12 of each succeeding year, as the case may be, in which case the agreement will terminate at the end of the two year period that begins with the June 12 following the date of such written notice.

              Under the employment agreement, the Board (or a Board committee) is obligated to review Mr. Chen's base salary promptly following the completion of the Offering and thereafter at least annually. As a result of such review, the Board or committee may, in its discretion, increase, but generally may not decrease, Mr. Chen's base salary. After any adjustment following the Offering, the Board or committee may not increase his base salary for any one year by an amount greater than 50% of his then base salary. It is intended that the Board or committee will consider in any such review factors relating to his performance, duties, and responsibilities and endeavor to maintain his compensation at a level comparable to that of similarly situated executives in the Company's industry. The employment agreement also provides that Mr. Chen may be paid such bonuses, if any, as may be awarded from time to time by the Board or such committee, in its discretion. Such bonuses shall be based on results of operations, special contributions made by him, seniority, competitive conditions in the Company's industry, and such other factors as the Board or such committee considers relevant.

              In the event that (i) Mr. Chen terminates his employment with the Company (other than because of his death) within two years following a change in control (as defined in the employment agreement), (ii) the Company terminates Mr. Chen's employment for any reason (other than because of death, disability, or just cause) within two years following a change in control, (iii) Mr. Chen terminates his employment with the Company because of the Company's material breach of the employment agreement, (iv) Mr. Chen's base salary is reduced unless such reduction is permitted by the employment agreement, or (v) the Company's principal executive offices are relocated to a location outside Montgomery County, Maryland, or the Company requires Mr. Chen to be based anywhere other than the Company's principal executive offices, then the Company must make a lump sum severance payment to Mr. Chen. The payment is equal to the sum of (a) the aggregate amount of the future base salary payments Mr. Chen would have received if he continued in the employ of the Company until 24 months (36 months if an event described in clauses (i) or (ii) above occurs) following the termination date and (b) Mr. Chen's projected bonus for the year in which the termination date occurs. The payment required by clause (a) is calculated at the highest rate of base salary paid to Mr. Chen at any time under the employment agreement, with such payments discounted to present value at a discount rate equal to 1% above the per annum one-year Treasury Bill rate. The bonus amount is computed assuming that Mr. Chen had remained in the Company's employ until the end of that year and that all performance goals or other performance measures have been met at the then current level for the remainder of that year.

              The Company may terminate Mr. Chen's employment for "just cause" at any time by giving him written notice, in which case the Company is only obligated to pay him his base salary as then in effect through the termination date. If Mr. Chen fails to perform his duties under the employment agreement on account of a disability, the Company may terminate the agreement on a date not less than 30 days thereafter unless he resumes full performance of his duties within such period. Mr. Chen is entitled to terminate his employment with the Company on, or at any date after, a date on which he is at least 65 years old. The employment agreement also terminates in the event of Mr. Chen's death. In either such event, the Company must pay Mr. Chen or his legal representative Mr. Chen's base salary as then in effect that has accrued to the last day of the month in which the retirement date or the date of death occurs.

     Director Compensation

              To date, directors have received no compensation for their services as directors. As of April 26, 1996, the Company began to reimburse directors for travel expenses incurred in connection with their attendance at meetings of the Board of Directors and its committees. The new non-employee directors elected at the June 1996 annual meeting of shareholders will receive an option to purchase 10,000 shares of Common Stock under the 1996 Plan upon such election. See " - 1996 Incentive Stock Plan."

     Compensation Committee Interlocks and Insider Participation

              During the year ended December 31, 1995, the Company's Compensation Committee was composed of directors James F. Chen, President and Chief Executive Officer of the Company, and his brother, Charles C. Chen, Secretary of the Company.

                                CERTAIN TRANSACTIONS

              The Company was initially capitalized by a $10,000 investment by its founder, President and Chief Executive Officer, James F. Chen. Mr. Chen has, on three separate occasions, made loans to the Company. On December 31, 1993, 1994, and 1995, in consideration for loans of $39,705,

     $32,729, and $143,644, respectively, the Company issued 8% interest bearing notes, due on demand, to Mr. Chen.

              On  May 15, 1995,  Scientek Corporation, through Hai  Hua Cheng, a director of the Company, and C.C. Tsai, invested $500,000 in V-ONE in consideration for ownership of 15% of the Company's outstanding Common Stock after giving effect to this issuance. As further consideration for this investment, the Company issued 84,000 shares of Common Stock to a voting trust (the "Voting Trust") for the benefit of Mr. Cheng, the majority owner of Scientek Corporation. Mr. Chen serves as voting trustee for this trust under a Voting Trust Agreement dated January 1, 1996. The proceeds of this financing were used to meet general operating expenses.

              On  June  1, 1995,  the Company  borrowed  $330,000  from Scientek
     Corporation and issued a promissory note, bearing no interest, due June 1, 1996. The note has been assigned to Hai Hua Cheng by Scientek Corporation. The terms of the note provide that, as further consideration for the loan, the Company would issue 230,000 shares of Common Stock to Scientek Corporation immediately after repayment of the loan. As further consideration for the loan, the Company issued 115,000 shares of Common Stock to the voting trust for the benefit of Mr. Cheng described above. On May 17, 1996, Mr. Cheng executed an agreement extending the term of the note to May 31, 1997. On June 12, 1996, in consideration for Mr. Cheng's agreement not to demand payment of the note until May 31, 1997, the Board of Directors authorized the Company to offer Mr. Cheng the option to receive Common Stock based on a $3.00 per share conversion price in lieu of cash in payment of the note. The Board reserved and authorized the issuance of 110,000 shares of Common Stock for this purpose. In connection with this loan, the Company recognized interest expenses of $32,545 and $63,624 during the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

              On May 15, 1995, Mr. Chen contributed 199,000 shares of Common Stock to the capital of the Company for the Company's use in transferring the above-described 84,000 and 115,000 shares to the Voting Trust. When the Company issues the above-described 230,000 shares of Common Stock to Mr. Cheng, Mr. Chen will contribute 230,000 shares of Common Stock to the capital of the Company.

              On May 15, 1995, Mr. Chen also contributed 500,000 shares of Common Stock owned by him to the capital of the Company for the Company to transfer to Jieh-Shan Wang, Senior Vice President of Engineering, for services rendered. In addition, on April 4, 1996 Mr. Chen contributed 575,951 shares of Common Stock owned by him to the capital of the Company for the Company to transfer to participants in the Non-Statutory Plan.

              Two of the Company's executive officers, Jieh-Shan Wang and William C. Wilson, have paid for options granted under the Non-Statutory Plan with promissory notes. The only one of the two executive officers who borrowed more than $60,000 from the Company is Jieh-Shan Wang, Senior Vice President - Engineering. Mr. Wang borrowed $124,750 from the Company and executed a 6% interest-bearing promissory note, due April 22, 2006, that is secured by the shares of Common Stock issued on exercise of the option by Mr. Wang (the "Pledged Shares"). The terms of the note provide for payments of principal and interest to be made annually, beginning on April 22, 1997. If, at any time, the fair market value of the Pledged Shares securing the note is less than the amount due under the note, Mr. Wang will remain liable for the balance due. If Mr. Wang sells the Pledged Shares at any time prior to April 22, 2006, then the proceeds of the sale will be applied to the balance of the note before payment will be made to Mr. Wang. See "Management - 1996 Non-Statutory Stock Option Plan."

              In June 1996, the Company borrowed $1.5 million from JMI pursuant to the issuances of unsecured, 8% interest-bearing, senior subordinated notes in the principal amount of $1.5 million with detachable warrants to
     purchase  500,000  shares of  Common  Stock.    Of  the 500,000  detachable
     warrants, 400,000 are exercisable at $3.00 per share and 100,000 are exercisable at $0.01 per share. The notes must be redeemed upon consummation of the Offering and the warrants with an exercise price of $0.01 per share must be exercised by June 30, 1996.

                                PRINCIPAL SHAREHOLDERS

              The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Series A Stock as of June 12, 1996, and as adjusted to reflect the conversion of all shares of Series A Stock into shares of Common Stock on completion of the Offering (assuming the initial offering price is $5.25 or greater), the exercise of 100,000 detachable warrants issued to JMI, and the sale by the Company of the shares offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock or Series A Stock, (ii) each of the Company's directors, and (iii) all current directors and executive officers of the Company as a group.

                                                                  Percentage of Shares
                                                                  Beneficially Owned (2)
                                         Number of Shares         ----------------------
                                         of Common Stock          Before        After
      Name and Address                   Beneficially Owned (1)   Offering      Offering
      ----------------                   ----------------------   --------      --------


      James F. Chen                       7,264,050(3)            58.2%            41.7%
       1803 Research Boulevard
       Suite 305
       Rockville, MD  20850





                                          77






                                                                  Percentage of Shares
                                                                  Beneficially Owned (2)
                                         Number of Shares         ----------------------
                                         of Common Stock          Before        After
      Name and Address                   Beneficially Owned (1)   Offering      Offering
      ----------------                   ----------------------   --------      --------

      Hai Hua Cheng                       1,964,710(4)            15.8%            11.3%
       1803 Research Boulevard
       Suite 305
       Rockville, MD  20850

      Charles C. Chen                       300,000(5)             2.4%             1.7%
       1803 Research Boulevard
       Suite 305
       Rockville, MD  20850

      Jieh-Shan Wang                        750,000(6)             6.0%             4.3%
        1803 Research Boulevard
        Suite 305
        Rockville, MD  20850

      Trustee for Shapiro Family             68,175(7)             0.5%             0.4%
      Trust
        2401 Pennsylvania Avenue, N.W.
        Washington, D.C. 20037

      Lewis M. Schott                       317,400(8)             2.5%             1.8%
        220 Sunrise Avenue
        Palm Beach, FL  33480

      Bryan T. Vanas                        106,785(9)             0.8%             0.6%
        1600 Smith, Suite 3100
        Houston, TX  77002

      Joseph and Rosa Lupo                  61,068(10)             0.5%             0.4%
        758 Oneida
        Franklin Lakes, NJ  07417

      Lee DeVisser and                     137,321(11)             1.1%             0.8%
        Linda DeVisser,
        Trustees of the Lee
        DeVisser Trust
        2480 N.W. 53rd Street
        Boca Raton, FL  33496

      Steven A. Cohen                      227,876(12)             1.8%             1.3%
        520 Madison Avenue
        New York, NY  10022




                                          78






                                                                  Percentage of Shares
                                                                  Beneficially Owned (2)
                                         Number of Shares         ----------------------
                                         of Common Stock          Before        After
      Name and Address                   Beneficially Owned (1)   Offering      Offering
      ----------------                   ----------------------   --------      --------

      Kenneth Lissak                        68,328(13)             0.5%             0.4%
        520 Madison Avenue
        New York, NY  10022

      All directors and executive       11,138,872(14)            84.3%            61.3%
      officers as a group (10
      persons)


     ----------------------------

     (1) Each shareholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated. The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days after June 12, 1996.

     (2) Number of shares deemed outstanding includes any shares subject to stock options held by the person in question that are currently exercisable or exercisable within 60 days following May 15, 1996. Number of shares deemed outstanding after this Offering includes the additional 3,400,000 newly-issued shares of Common Stock that are being offered by the Company hereby.

     (3) Includes 150,000 shares of Common Stock subject to the over-allotment option granted to the Underwriters by the Company and the Selling Shareholders. See "Selling Shareholders" and "Underwriting." Includes 249,000 shares registered in the name of James F. Chen as Trustee under voting trusts for Hai Hua Cheng, Dennis Winson and Robert Zupnik with respect which Mr. Chen possesses sole voting power. Also includes:
                   (i) 900,000  shares  jointly   owned  with   Mary  S.   Chen;
                   (ii) 106,666 shares registered in the names of Mary S. Chen, Mr. Chen's wife, and Mark R. Feinberg as Co-Trustees under trusts for the benefit of Mr. Chen's children with respect to which Mary S. Chen and Mark R. Feinberg possesses voting and investment power; and (iii) 230,000 shares to be contributed to the Company for issuance to Mr. Cheng upon the repayment by the Company of the $330,000 promissory note due to Mr. Cheng.

     (4)           Includes 200,000  shares transferred to Mr.  Cheng by Raymond
                   E. Hanner pursuant to an Assignment of Contract Rights dated January 16, 1996.

     (5)           Owned jointly with Kathleen H. Chen.

     (6) Includes 50,000 shares of Common Stock subject to the over-allotment option granted to the Underwriters by the Company and the Selling Shareholders. See "Selling Shareholders" and "Underwriting." Includes 250,000 shares of Common Stock subject to restrictions on transferability under the terms of the Company's 1996 Non-Statutory Stock Option Plan.

     (7) Represents 5.7% of the outstanding Series A Stock and 68,175 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock
                   - Series A Convertible Preferred Stock" and "Risk Factors - Conversion of Series A Stock."

     (8) Represents 26.8% of the outstanding Series A Stock and 317,400 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock - Series A Convertible Preferred Stock" and "Risk Factors - Conversion of Series A Stock."

     (9) Represents 9.0% of the outstanding Series A Stock and 106,785 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock - Series A Convertible Preferred Stock" and "Risk Factors - Conversion of Series A Stock."

     (10) Represents 5.2% of the outstanding Series A Stock and 61,068 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock
                   - Series A Convertible Preferred Stock" and "Risk Factors - Conversion of Series A Stock."

     (11) Represents 11.6% of the outstanding Series A Stock and 137,321 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock - Series A Convertible Preferred Stock" and "Risk Factors - Conversion of Series A Stock."

     (12) Represents 19.2% of the outstanding Series A Stock and 227,876 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of
                   Capital  Stock  -   Series  A  Convertible Preferred  Stock"
                   and "Risk Factors - Conversion of Series A Stock."

     (13) Represents 5.8% of the outstanding Series A Stock and 68,328 shares of Common Stock to be issued on the conversion of Series A Stock, assuming the conversion of shares of Series A Stock into shares of Common Stock on a one-for-one basis as a result of the Offering. See "Description of Capital Stock - Series A Convertible Preferred Stock" and "Risk Factors - Conversion of Series A Stock."

     (14) Includes 350,000 shares of Common Stock shares subject to restrictions on transferability under the terms of the Company's Non-Statutory Plan and 738,352 shares of Common Stock subject to stock options granted under the Company's 1995 Plan and 1996 Plan currently exercisable or exercisable within 60 days after June 12, 1996. None of the Company's directors or executive officers own shares of the Series A Stock.

                                SELLING SHAREHOLDERS

              Set forth below are the names of the Selling Shareholders and the number of shares of Common Stock that are subject to the over-allotment option granted to the Underwriters by the Company and the Selling
     Shareholders, which may be exercised in whole or in part by the Underwriters within 30 days of consummation of the Offering solely to cover over-allotments, if any.

                                               Number of Shares
                                                  Subject to
                                              the Over-Allotment
       Name of Selling Shareholder                  Option
       ---------------------------            ------------------

       James F. Chen (President,                  150,000
          Chief Executive Officer,
          and Director)

       Jieh-Shan Wang (Senior Vice                 50,000
           President - Engineering)

       Golden Eagle Partners                       16,468



                             DESCRIPTION OF CAPITAL STOCK

       The Company is authorized to issue up to 50,000,000 shares of Common Stock, $0.001 par value, and 20,000,000 shares of Preferred Stock, $0.001 par value.

       The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

     Common Stock

       As of June 12, 1996, there were 12,473,308 shares of Common Stock outstanding that were held of record by approximately 43 shareholders. There will be 17,440,638 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of newly-issued Common Stock offered to the public hereby.

       The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of Common Stock are not entitled to receive dividends as long as any shares of the Company's Series A Stock are issued and outstanding. Dividends, if any, may be declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends may be paid in cash, in property or in shares of capital stock. See "Dividend Policy." In the event of any voluntary or involuntary liquidation, sale, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights to subscribe for any of the Company's securities or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this Offering will be fully paid and non-assessable.

     Preferred Stock

       The Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company.

     Series A Convertible Preferred Stock

       The Company's Board of Directors created a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (herein referred to as "Series A Stock") pursuant to Board Resolution and a Certificate of Designation, both dated April 4, 1994. As of the date of this Prospectus, 1,186,518 shares of Series A Stock are outstanding and are held of record by 12 shareholders. There will be no shares of Series A Stock outstanding after the Offering is consummated.

       The holders of Series A Stock ("Series A Shareholders") do not have any preemptive rights to subscribe for any securities of the Company. Series A Shareholders are entitled to vote on all matters submitted to a vote of the shareholders of the Company. Series A Shareholders also are entitled to vote as a class on matters affecting the value of the Series A Stock. All actions requiring the approval of Series A Shareholders voting as a class must be authorized by a majority vote of the holders thereof. The Board of Directors may declare dividends on the Series A Stock payable at any time in cash, in property, or in shares of Series A Stock. Series A Shareholders are entitled to share ratably in dividends with the holders of any other series of the Company's preferred stock now existing or hereafter created, but receive no preference in dividends declared. The Company will not pay dividends on Common Stock as long as any shares of Series A Stock are issued and outstanding. In the event of any voluntary or involuntary liquidation, sale, or winding up of the Company, Series A Shareholders are entitled to receive, in preference to holders of Common Stock, an amount equal to the purchase price per share of the Series A Stock plus any accrued but unpaid dividends. Any remaining proceeds shall be allocated between Common and Series A Shareholders on a pro rata basis, treating the shares of Series A Stock on an as-converted basis.

       Shares of Series A Stock may at any time be converted into shares of Common Stock, on a one-for-one basis, provided that such shares of Series A Stock have not previously been converted by automatic conversion. A mandatory conversion will occur in the event of an initial public offering in which at least $15 million is raised and the offering price per share is at least 1.75 times the initial conversion price of $3.00 per share of Series A Stock ($5.25). The Series A Stock will not, however, convert automatically if the initial offering price is less than $5.25 per share. The conversion ratio will be adjusted so that shares of Series A Stock are convertible into shares of Common Stock on a greater than one-for-one basis as follows. If the Company effects an initial public offering prior to March 31, 1997 at a price less than $5.25 per share, the conversion ratio will be adjusted by multiplying the subscription price of $3.00 per share by 1.75 ("Conversion Factor") and dividing such product by the midpoint of the offering price range contained in the final pre-effective amendment to the registration statement relating to such initial public offering. If the Company's initial public offering occurs (i) during the period from April 1, 1997 to March 31, 1998 at a price less than $6.00 per share or (ii) after March 31, 1998 at a price less than $9.00 per share, the conversion ratio is adjusted as set forth in the preceding sentence except the Conversion Factor becomes 2.00 in the event clause (i) applies or 3.00 in the event clause (ii) applies. The failure to automatically convert (i) may result in shares of Series A Stock remaining outstanding after the Offering, and (ii) will result in further dilution to holders of Common Stock as a result of the adjustment of the conversion ratio. This will limit the ability of the Company to pay dividends on the Common Stock and will further limit the rights of the holders of Common Stock. See "Risk Factors - Conversion of Series A Stock."

     Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

       The following provisions of the Restated Certificate of Incorporation and Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors - Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware law."

       Directors. The Company's Restated Certificate of Incorporation provides that, upon the closing of this Offering, the Company's Board of Directors will be classified into three classes of directors.

         Under the Restated Certificate of Incorporation and Restated Bylaws, a director may be removed only for cause and by the affirmative vote of 67% of the outstanding shares entitled to vote an election of directors at a special meeting called for that purpose. See "Management - Executive Officers and Directors."

       Preferred Stock. The Restated Certificate of Incorporation authorizes 20,000,000 shares of Preferred Stock with a par value of $0.001. The Company is authorized to issue preferred stock from time to time in one or more series, and the Board of Directors is authorized to fix the designations, powers preferences and relative participating, optional and other special rights, qualifications, limitations or restrictions with respect to such shares. In the event of a proposed merger, tender offer or other attempt to gain control of the Company of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of such a transaction. See "Risk Factors
     - Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

       Certain Business Combinations. The Restated Certificate of Incorporation also requires the affirmative vote of not less than 75% of the outstanding shares of capital stock of the Company entitled to vote to effect a merger, consolidation or sale of the Company with any "Interested Person" as defined in the Certificate of Incorporation. The Restated

     Certificate of Incorporation also provides that the holders of the Company's voting securities must receive consideration no less than the "Fair Price" or fair market value of the share in connection with a merger, consolidation or sale of the Company.

       Special Meetings of Shareholders. In addition, the Company's Restated Bylaws do not permit shareholders of the Company to call a special meeting of shareholders; only the Company's Chief Executive Officer or a majority of the members of the Company's Board of Directors may call a special meeting of shareholders.

       Amendment of Bylaws. The Restated Certificate of Incorporation requires the affirmative vote of not less than 75% of the outstanding shares of capital stock of the Company entitled to vote at an election of directors to amend the Company's bylaws.

       Inspection of Books and Records. The Restated Certificate of Incorporation authorizes the Board of Directors to determine whether, to what extent and under what conditions, the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by shareholders.

       Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

       Section 203 defines business combination when used in reference to a corporation and any interested shareholder to include: (i) any merger or consolidation of the corporation with the interested shareholder or with any other corporation if the merger or consolidation is caused by the interested shareholder and, as a result of the transaction, Section 203(a) does not apply to the surviving corporation; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested shareholder of 10% or more of the assets of the corporation;

     (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested shareholder; or  (v)  any receipt  by  the  interested shareholder  of  the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested shareholder as any entity or person beneficially owns, or within three years did own, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                           SHARES ELIGIBLE FOR FUTURE SALE

       Upon completion of this Offering, the Company will have outstanding 17,440,638 shares of Common Stock (assuming the Underwriters' over-allotment option is not exercised). The 3,400,000 shares sold in this Offering will be freely tradeable without restriction or registration by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell under Rule 144 under the Securities Act. The 14,040,638 shares of Common Stock held by existing shareholders upon completion of this Offering, without giving effect to shares of Common Stock that are subject to the Underwriters' over-allotment option, will be "restricted securities" as that term is defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701, which rules are summarized below. The foregoing numbers assume the issuance of 280,812 shares to RSA and MIT, the conversion of the Series A Stock on a one-for-one basis (assuming an initial offering price of at least $5.25 per share), and the exercise of 100,000 warrants at $0.01 upon consummation of the Offering. See "Risk Factors - Conversion of Series A Stock." "Business - License Agreements," "Description of Capital Stock - Series A Convertible Preferred Stock," and "Certain Transactions." As a result of the contractual provisions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (i) except for the shares of Common Stock offered hereby and the shares of Common Stock subject to the over-allotment option, if exercised, no additional shares will be eligible for immediate sale on the date of this Prospectus, and (ii) 1,698,983 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus in compliance with Rules 144, 144(k) or 701.

       In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an "affiliate" of the Company as that term is defined under Rule 144), is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the completion of this Offering, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of the Company's Common Stock then outstanding (approximately 174,406 shares immediately after the Offering); or (ii) the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are also generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this Offering. The SEC is currently considering a revision to Rule 144 that would reduce the two year holding period in Rule 144(d) to one year and the three year holding period in Rule 144(k) to two years. If enacted, such modification will have a material effect on the timing of when certain shares of Common Stock become eligible for resale.

       Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 promulgated under the Securities Act. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation, or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares. Upon completion of this Offering, 501,358 of the 575,951 shares of Common Stock issued upon the exercise of options granted under the Non-Statutory Plan may be sold under Rule 701.

       The Company has agreed not to offer, issue, sell, agree to sell, grant any option for the sale of or otherwise dispose of directly or indirectly any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (except for options to be granted pursuant to the Company's 1996 Plan) for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. This agreement may be released without notice to persons purchasing shares in the Offering and without notice to any market on which the Common Stock is traded.

       The Company's current shareholders, employees, officers, directors, and holders of options and warrants to purchase shares of Common Stock have also agreed with the Underwriters not to offer, sell agree to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives, except for sales to the Underwriters pursuant to the Purchase Agreement. This agreement may be released without notice to persons purchasing shares in the

     Offering and without notice to any market on which the Common Stock is traded.

       Individuals who participated in the Note Offering and subsequently exchanged their Notes for shares of Series A Stock ("Investors") were granted two demand registration rights for underwritten and shelf offerings of Common Stock by the Company. Investors, as a group, may exercise the demand registration rights at any time for a period of two years from the closing date of this Offering, unless the holding period under Rule 144 is shortened to a period of less than two years. Investors also were granted unlimited piggyback registration rights with respect to any offering of Common Stock or Series A Stock by the Company. Except for one Selling Shareholder, all holders of Series A Stock have waived their piggyback registration rights with respect to the Offering.

       In connection with the Company's issuances of senior subordinated notes to JMI, with detachable warrants to purchase 500,000 shares of Common Stock, the Company has granted certain registration rights to the holders of such warrants. See "Certain Transactions." At any time after six months following the consummation of the Offering, holders of such warrants may exercise one demand registration right to require the Company to register shares of the Company's Common Stock issuable upon exercise of the warrants in whole or in part. In addition, the Company has granted such warrant holders unlimited piggyback registration rights with respect to any offering of securities of the Company and unlimited registrations on Form S-3 with respect to at least 20% of the warrant shares then outstanding. The exercise of registration rights and the sale of the shares so registered could have an adverse effect on the trading price of the Common Stock.

       The Company intends to file a registration statement or registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1995 Plan and the 1996 Plan. The registration statement or statements are expected to be filed shortly after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement or statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

       Prior to this Offering, there has been no trading market for shares of Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                       UNDERWRITING

              The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Piper Jaffray Inc. and Volpe, Welty & Company are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the following number of shares of Common Stock set forth opposite each Underwriter's name in the table below:

       Name                                      Number of Shares
       ----                                      ----------------
       Piper Jaffray Inc.  . . . . . . . . .
       Volpe, Welty & Company  . . . . . . .



                                                        ________

               Total   . . . . . . . . . . .           3,400,000

              Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement, if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that in certain circumstances purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

              The Representatives have advised the Company that the Underwriters propose to offer Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not
     more than $      per share. Additionally, the Underwriters may allow, and
     such dealers may reallow a concession not in excess of $      per share
     to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters.

              The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an additional 510,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

              The Representatives have informed the Company that neither they, nor any other member of the National Association of Securities Dealers, Inc. (the "NASD") participating in the distribution of this offering, will make sales of the Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.





              The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

              The Company's current shareholders, employees, officers, directors, and holders of options and warrants, who will beneficially own in the aggregate 14,040,638 shares of Common Stock after the Offering, have agreed that they will not sell, offer to sell, issue, distribute or otherwise dispose of any shares of Common Stock owned by them prior to the date of this Prospectus for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives. See "Shares Eligible For Future Sale." The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under the 1996 Plan.

              Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, the Company's revenue and earnings, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuations of companies in related businesses. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors-No Prior Public Market; Market Volatility."

              The Company and the Selling Shareholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

                                    LEGAL MATTERS

              The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Goodwin, Procter & Hoar LLP.

                                       EXPERTS

       The balance sheets as of December 31, 1994 and 1995 and March 31, 1996 and the statements of operations, shareholders' equity (deficit) and cash flows for the period from February 16, 1993 (date of inception) to December 31, 1993 and for each of the two years in the period ended December 31, 1995 and the three months ended March 31, 1996 included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                ADDITIONAL INFORMATION

       This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Further information with respect to the Company and the Common Stock offered hereby is included or incorporated by reference in the Registration Statement and exhibits.

       A copy of the Registration Statement may be inspected without charge and may be obtained at rates prescribed by the SEC at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Chicago, Illinois 60661-2511.

       Upon completion of the Offering, the Company will be subject to the information reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the SEC.

                  VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION, INC.

                            INDEX TO FINANCIAL STATEMENTS


     Report of Independent Accountants                                      F-2

     Balance sheets as of December 31, 1994,
       December 31, 1995 and March 31, 1996                                 F-3

     Statements of Operations for the period from
       February 16, 1993 (date of inception) to
       December 31, 1993, the years ended
       December 31, 1994 and 1995 and the
       three months ended March 31, 1996                                    F-5

     Statements of Shareholders' Equity for
       the period from February 16, 1993
       (date of inception) to December 31, 1993,
       the years ended December 31, 1994
       and 1995 and the three months ended
       March 31, 1996                                                       F-6

     Statements of Cash Flows for the period from
       February 16, 1993 (date of inception) to
       December 31, 1993, the years ended
       December 31, 1994 and 1995 and the
       three months ended March 31, 1996                                    F-7

     Notes to Financial Statements                                          F-10

                          REPORT OF INDEPENDENT ACCOUNTANTS
                                      _________


     To the Board of Directors of
              Virtual Open Network Environment Corporation

              We have audited the accompanying balance sheets of Virtual Open Network Environment Corporation (the Company) as of December 31, 1994 and 1995, and March 31, 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from February 16, 1993 (date of inception) to December 31, 1993, and for each of the two years in the period ended December 31, 1995, and the three month period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and March 31, 1996, and the results of its operations and its cash flows for the period from February 16, 1993 (date of inception) to December 31, 1993, and for each of the two years in the period ended December 31, 1995, and the three month period ended March 31, 1996, in conformity with generally accepted accounting principles.



                                                Coopers & Lybrand L.L.P.


     Washington, D.C.
     June 7, 1996



                                                 VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                                                                BALANCE SHEETS


                                                                                        December 31,
                                                                               -----------------------------           March 31,
                                                                                  1994               1995                1996
                                                                                  ----               ----                ----
                                                                  ASSETS
       Current assets:
         Cash and cash equivalents . . . . . . . . . . . . . . . . . . .         $   321,636        $1,328,385        $1,446,143
         Accounts receivable, less allowances of $-0- and $23,620
           as of December 31, 1994 and 1995, and $100,000 as of
           March 31, 1996  . . . . . . . . . . . . . . . . . . . . . . .                 840           242,392           857,849
         Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . .                  -            257,630           191,629
         Prepaid expenses and other current assets . . . . . . . . . . .                  -             13,955            65,003
                                                                              --------------      ------------      ------------
                 Total current assets  . . . . . . . . . . . . . . . . .             322,476         1,842,362         2,560,624
                                                                              --------------      ------------      ------------

       Property and equipment:
         Office and computer equipment . . . . . . . . . . . . . . . . .              83,760           219,044           330,734
         Furniture and fixtures  . . . . . . . . . . . . . . . . . . . .                  -             14,958            88,123
                                                                              --------------      ------------      ------------
                                                                                      83,760           234,002           418,857
         Less accumulated depreciation . . . . . . . . . . . . . . . . .             (11,330)          (35,952)          (47,953)
                                                                              --------------      ------------      ------------
                                                                                      72,430           198,050           370,904
       Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . .                  -             10,190            14,230
                                                                              --------------      ------------      ------------
                 Total assets  . . . . . . . . . . . . . . . . . . . . .      $      394,906      $  2,050,602      $  2,945,758
                                                                              ==============      ============      ============


                                              LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

       Current liabilities:
         Accounts payable and accrued expenses . . . . . . . . . . . . .          $   52,812        $  189,384       $   741,656
         Accrued interest  . . . . . . . . . . . . . . . . . . . . . . .               4,273            38,161            78,398
         Deferred income . . . . . . . . . . . . . . . . . . . . . . . .                  -             12,500            16,667
         Capital lease obligations - current . . . . . . . . . . . . . .                  -             40,928            40,524
         Notes payable - current . . . . . . . . . . . . . . . . . . . .                  -          1,255,556         2,508,333
         Notes payable to related parties  . . . . . . . . . . . . . . .              19,793           474,144           472,169
                                                                               -------------      ------------     -------------
                 Total current liabilities . . . . . . . . . . . . . . .              76,878         2,010,673         3,857,747
                                                                               -------------      ------------     -------------

       Notes payable - noncurrent  . . . . . . . . . . . . . . . . . . .                  -             44,444            41,667
       Deferred rent . . . . . . . . . . . . . . . . . . . . . . . . . .                  -             52,959            78,884
       Capital lease obligations - noncurrent  . . . . . . . . . . . . .                  -             82,464           102,058
                                                                               -------------      ------------     -------------
                 Total liabilities . . . . . . . . . . . . . . . . . . .              76,878         2,190,540         4,080,356
                                                                               -------------      ------------     -------------

       Commitments and contingencies

                                                                       F-3




       Series A Convertible preferred stock, $0.001 par value;
         20,000,000 shares authorized, none issued and outstanding . . .                  -                 -                 -

       Stockholders' equity (deficit)
         Common stock, $0.001 par value; 50,000,000 shares authorized,
           11,764,710 and 12,456,641 and 12,456,641 shares issued and outstanding, as of December 31, 1994 and 1995 and March 31,
           1996, respectively  . . . . . . . . . . . . . . . . . . . . .              11,765            12,457            12,457
         Additional paid-in capital  . . . . . . . . . . . . . . . . . .             748,235         1,321,888         1,321,888
         Accumulated deficit . . . . . . . . . . . . . . . . . . . . . .            (441,972)       (1,474,283)       (2,468,943)
                                                                                ------------      ------------      ------------
                 Total stockholders' equity (deficit)  . . . . . . . . .             318,028          (139,938)       (1,134,598)
                                                                                ------------      ------------      ------------
                 Total liabilities and stockholders' equity (deficit)  .        $    394,906      $  2,050,602      $  2,945,758
                                                                                ============      ============      ============


                                  The accompanying notes are an integral part of these financial statements.



                                                VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION

                                                           STATEMENTS OF OPERATIONS

                                             For the Period
                                              February 16,
                                              1993 (date of               Year Ended             Three Months Ended
                                              inception) to               December 31,                March 31,
                                              December 31,            ---------------------       -------------------
                                                  1993                1994             1995       1995           1996
                                                  ----                ----             ----       ----           ----
                                                                                                (Unaudited)
       Revenues:
         Product revenue . . . . . . . . .       $       -     $       -       $1,101,418   $    150,257   $   981,642
         Consulting and services . . . . .             76,183        59,716         2,083           -           40,169
                                                -------------  ------------     ---------     ----------    ----------
                 Total revenues. . . . . .             76,183        59,716     1,103,501        150,257     1,021,811
                                                -------------  ------------     ---------     ----------    ----------

       Cost of revenues:
         Cost of product revenue . . . . .               -             -          376,359         52,590       310,693
         Cost of consulting and
           services revenue. . . . . . . .             38,090        35,114           800           -           11,305
                                                -------------    ----------    ----------      ---------    ----------

       Gross profit. . . . . . . . . . . .             38,093        24,602       726,342         97,667       699,813

       Operating expenses:
         Sales and marketing . . . . . . .              3,652        21,212       103,917         33,980       709,111
         General and administrative. . . .             68,212       299,392     1,314,661        154,282       592,967
         Research and development. . . . .               -          107,926       277,973         41,696       310,952
                                                -------------   -----------   -----------     ----------    ----------
             Total operating expenses. . .             71,864       428,530     1,696,551        229,958     1,613,030
                                                -------------   -----------   -----------     ----------    ----------

       Operating loss. . . . . . . . . . .            (33,771)     (403,928)     (970,209)      (132,291)     (913,217)

       Other (expense) income:
         Interest expense. . . . . . . . .             (1,913)       (2,360)      (66,615)           -        (104,934)
         Interest income . . . . . . . . .               -             -            4,513            -          23,491
                                                -------------   -----------   -----------     ----------    ----------
                 Total other expenses. . .             (1,913)       (2,360)      (62,102)           -         (81,443)
                                                -------------   -----------   -----------     ----------    ----------

       Net loss. . . . . . . . . . . . . .      $     (35,684)  $  (406,288)  $(1,032,311)    $ (132,291)   $ (994,660)
                                                =============   ===========   ===========     ==========    ==========

       Net loss per common share . . . . .      $        (.00)  $      (.04)  $      (.08)    $     (.01)   $     (.08)
                                                =============   ===========   ===========     ==========    ==========

       Weighted average shares
        outstanding. . . . . . . . . . . .          7,317,100    10,061,825    12,447,600     11,853,392    12,855,714
                                                =============    ==========    ==========     ==========    ==========

                                  The accompanying notes are an integral part of these financial statements.



                                                 VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                                                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                   Common Stock                 Additional
                                              ------------------------           Paid-In             Accumulated
                                              Shares            Amount           Capital              Deficit              Total
					      ------		------		----------	     ------------	   -----
       Initial issuance of common
         stock. . . . . . . . . . . . .       8,500,000    $     8,500    $          1,500        $        -           $     10,000

       Net loss . . . . . . . . . . . .            -              -                   -                 (35,684)            (35,684)
                                         --------------    -----------      --------------       --------------        ------------

       Balance, December 31, 1993 . . .       8,500,000          8,500               1,500              (35,684)            (25,684)

       Sale of common stock . . . . . .       3,264,710          3,265             746,735                 -                 750,000

       Contribution of common stock
         from related party . . . . . .        (500,000)          (500)                500                 -                    -

       Issuance of common stock as
         payment for services . . . . .         500,000            500                (500)                -                    -

       Net loss . . . . . . . . . . . .            -              -                   -                (406,288)           (406,288)
                                         --------------    -----------      --------------        -------------          -----------

       Balance, December 31, 1994 . . .      11,764,710         11,765             748,235             (441,972)             318,028

       Sale of common stock . . . . . .         161,931            162             399,838                 -                 400,000

       Contribution of common stock
         from related party . . . . . .        (199,000)          (199)                199                 -                    -

       Issuance of common stock in
         accordance with anti-dilution
         agreement. . . . . . . . . . .          84,000             84                 (84)                -                    -

       Issuance of common stock as
         payment on accrued interest. .         115,000            115              32,430                 -                  32,545

       Issuance of common stock . . . .         530,000            530             141,270                 -                 141,800

       Net loss . . . . . . . . . . . .            -              -                   -              (1,032,311)         (1,032,311)
                                        ---------------    -----------      --------------         ------------        ------------

       Balance, December 31, 1995 . . .      12,456,641         12,457           1,321,888           (1,474,283)           (139,938)

       Net loss . . . . . . . . . . . .            -              -                   -                (994,660)           (994,660)
                                        ---------------    -----------      --------------         ------------        ------------

       Balance, March 31, 1996. . . . .      12,456,641    $    12,457          $1,321,888          $(2,468,943)        $(1,134,598)
                                            ===========    ===========          ==========          ===========          ===========
                                  The accompanying notes are an integral part of these financial statements.

                                                 VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION

                                                           STATEMENTS OF CASH FLOWS

                                                           For the Period
                                                            February 16,
                                                            1993 (date of            Year Ended             Three Months Ended
                                                           inception) to             December 31,                  March 31,
                                                             December 31,      ---------------------     -----------------------
                                                                 1993          1994             1995     1995              1996
                                                                ----           ----             ----     ----              ----
       Cash flows from operating activities:                                                          (Unaudited)
         Net loss . . . . . . . . . . . . . . . . .            $(35,684)   $(406,288)   $(1,032,311)   $(132,291)    $(994,660)
       Adjustments to reconcile net loss to
           net cash from operating activities:
         Provision for doubtful accounts. . . . . .                -            -            23,620          -          76,380
         Provision for obsolete inventory . . . . .                -            -            50,000          -             -
         Depreciation and amortization. . . . . . .               1,023       10,307         24,623       18,340        12,001
         Consulting expense satisfied by issuance of
           common stock . . . . . . . . . . . . . .                -            500           -               -            -
         Compensation expense satisfied by issuance
           of common stock. . . . . . . . . . . . .                -            -           141,800           -            -
         Accrued interest to be satisfied
           with common stock. . . . . . . . . . . .                -            -            32,545           -         63,624
       Changes in assets and liabilities:
         Accounts receivable. . . . . . . . . . . .                -            (840)      (265,172)     (90,202)     (691,837)
         Loan receivable. . . . . . . . . . . . . .                -            -             -           (2,200)          -
         Inventory. . . . . . . . . . . . . . . . .                -            -          (307,630)     (25,596)       66,001
         Prepaid expenses and other . . . . . . . .                -            -           (24,145)      (2,958)      (55,088)
         Accounts payable and accrued expenses. . .              14,161       42,924        235,919      (24,569)      557,002
                                                                -------     --------     ----------     --------     ---------
            Net cash used in operating activities .             (20,500)    (353,397)    (1,120,751)    (259,476)     (966,577)
                                                                -------     --------     ----------     --------     ---------

       Cash flows from investing activities:
         Purchase of property and equipment . . . .             (20,460)     (13,300)       (19,840)         -        (155,437)
                                                                -------     --------     ----------    ---------    ----------

         Net cash used in investing activities. . .             (20,460)     (13,300)       (19,840)         -        (155,437)
                                                                -------     --------     ----------    ---------    ----------

       Cash flows from financing activities:
         Issuance of common stock . . . . . . . . .              10,000      700,000        400,000          -             -
         Issuance of notes payable. . . . . . . . .              39,705       -           1,300,000          -       1,250,000
         Issuance of notes payable to related
	    parties . . . . . . . . . . . . . . . .                -          -             454,351       26,534           -
         Principal payments on capitalized
            lease obligations . . . . . . . . . . .                -          -              (7,011)         -         (10,228)
         Repayment of notes payable to
            related parties . . . . . . . . . . . .                -         (20,412)         -              -            -
                                                              ---------   ----------    -----------   ---------- -------------
           Net cash provided by
              financing activities. . . . . . . . .              49,705      679,588      2,147,340       26,534     1,239,772
                                                                -------   ----------     ----------    ---------     ---------

       Net increase (decrease) in cash and
           cash equivalents . . . . . . . . . . . .               8,745      312,891      1,006,749     (232,942)      117,758




       Cash and cash equivalents at beginning
           of period. . . . . . . . . . . . . . . .                 -          8,745        321,636      321,636     1,328,385
                                                             ----------  -----------    -----------    ---------    ----------

       Cash and cash equivalents at end
            of the period . . . . . . . . . . . . .            $  8,745   $  321,636     $1,328,385    $  88,694    $1,446,143
                                                               ========   ==========     ==========    =========    ==========




















































                                                                       F-8


                                              VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION

                                                        STATEMENTS OF CASH FLOWS
                                                              (continued)


                                                           For the Period
                                                             February 16,
                                                            1993 (date of         Year Ended            Three Months Ended
                                                           inception) to          December 31,               March 31,
                                                             December 31,     -------------------        ------------------
                                                                 1993         1994           1995        1995          1996
                                                                ----          ----           ----        ----          ----


       Noncash investing and financing activities:
         Property and equipment acquired through
            capital leases. . . . . . . . . . . . . . .      $     -      $    -       $  130,403  $    -       $    29,418
                                                             ==========   ==========   ==========  ===========  ===========
         Property and equipment acquired through
            the issuance of common stock. . . . . . . .      $     -      $   50,000   $    -      $    -       $     -
                                                             ==========   ==========   ==========  ===========  ===========
         Issuance of common stock
            as compensation . . . . . . . . . . . . . .      $     -      $    -       $  141,800  $    -       $     -
                                                             ==========   ==========   ==========  ===========  ===========
         Accrued interest to be satisfied
            with common stock . . . . . . . . . . . . .      $     -      $    -       $   32,545  $    -       $    63,624
                                                             ==========   ==========   ==========  ===========  ===========

       Supplemental cash flow disclosure:
          Cash paid for interest                             $     -      $     -      $      182  $    -       $     1,074
                                                             ==========   ==========   ==========  ===========  ===========


                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     1.  Nature of Business:
         ------------------

           V-ONE develops, markets, and licenses a comprehensive suite of network security products that enable businesses to conduct secured electronic transactions and information exchange using private enterprise networks and public networks such as the Internet.

           The Company was originally incorporated in the State of Maryland on February 16, 1993. The Board of Directors authorized and the stockholders approved a ten-for-one stock split of the Company's common stock as of November 11, 1995. Effective February 7, 1996, the Company merged with a pre-existing corporation formed in Delaware.
         The Delaware corporation is the surviving corporation.

           In connection with the reincorporation, the Company increased the number of authorized shares of common stock from 20 million to 50 million and authorized 20 million shares of preferred stock. All references to common and preferred stock have been restated to give effect to this transaction.

     2.  Significant Accounting Policies:
         -------------------------------

         Interim Financial Statements and Reporting Period:
         -------------------------------------------------

           The financial statements for the three months ended March 31, 1995 and related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited financial statements, and in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of the interim period. The results of the three months ended March 31, 1996, are not necessarily indicative of the results for the entire year.

         Revenue Recognition:
         -------------------

           The Company's revenue recognition policy is in conformance with the American Institute of Certified Public Accountants' Statement of Position, 91-1 "Software Revenue Recognition." Revenue is generally recognized from the license of software upon shipment, net of allowances, provided that no significant vendor obligations remain. Allowances for estimated future returns, credits, and doubtful accounts are netted against accounts receivable. Service and training revenue is recognized as the services are performed.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     2.  Significant Accounting Policies:
         -------------------------------

         Revenue Recognition, continued:
         -------------------

         Maintenance and support revenue is recognized ratably over the contract term, typically one year. Payments received in advance of revenue recognition are included in deferred income.

           In some instances, the Company recognizes revenues from the sale of systems using the percentage of completion method as the work is performed, measured primarily by the ratio of labor hours incurred to total estimated labor hours for each specific contract. When the total estimated cost of a contract is expected to exceed the contract price, the total estimated loss is charged to expense in the period when the information becomes known.

         Research and Development and Software Development Costs:
         -------------------------------------------------------

           Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established, which the Company generally defines as completion of a working model. Capitalization ceases when the products are available for general release to customers, at which time amortization of the capitalized costs begins on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater.
         To date, the period between achieving technological feasibility and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

         Cash and Cash Equivalents:
         -------------------------

           The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include time deposits with commercial banks used for temporary cash management purposes.

         Inventories:
         -----------

           Inventories are valued at the lower of cost or market and consist primarily of computer equipment for sale on orders received from customers, items held for stock, and training kits. Cost is determined based on specific identification.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)



     2.  Significant Accounting Policies:
         --------------------------------

         Property and Equipment:
         ----------------------

           Computer and office equipment, furniture and fixtures are recorded at cost. Depreciation and amortization of furniture and equipment is calculated using the straight-line method over a useful life of three to seven years.

           Repairs and maintenance costs are charged to expense as incurred. Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss on such disposition is included in the determination of net income.

         Income Taxes:
         ------------

           Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured by applying presently enacted statutory tax rates, that are applicable to the future years in which deferred income tax assets or liabilities are expected to be settled or realized, to the differences between the financial statement carrying amount and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in net income in the period which the tax rate is enacted.

           The Company provides a valuation allowance against net deferred income tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred income tax assets may not be realized.

         Computation of Net Loss Per Common Share:
         ----------------------------------------

           Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. Common equivalent shares consist of Series A Convertible Preferred Stock and the assumed exercise of outstanding stock options. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83, the common equivalent shares issued by the Company during the twelve-months preceding the initial filing date of the registration statement relating to the Company's initial public

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)



     2.  Significant Accounting Policies:
         -------------------------------

         Computation of Net Loss Per Common Share, continued:
         ----------------------------------------

         offering (July 15, 1996), using the treasury stock method and the assumed public offering price (of $6.00 per share), have been included in the calculation of net loss per common share for all periods presented.

           Fully diluted net loss per common share is the same as primary net loss per common share.

         Risks, Uncertainties and Concentrations:
         ---------------------------------------

           The Company invests its cash primarily in money market funds with an international commercial bank. The Company had a balance in these funds of $0, $1,175,279 and $1,390,341 as of December 31, 1994 and
         1995 and March 31, 1996, respectively. The Company has not experienced any losses to date on its invested cash. The Company's cash balances exceed Federal insured amounts.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and could impact future results of operations and cash flows.

           The Company sells its product to a wide variety of customers in a variety of industries. The Company performs ongoing credit evaluations of its customers but does not require collateral or other security to support customer accounts receivable. In management's opinion, the Company has provided sufficient provisions to prevent a significant impact of credit losses to the financial statements.

           In 1993 and 1994, two customers accounted for over 70% and 65% of total revenue respectively. In 1995, three customers accounted for over 39% of total revenue.

           Twenty percent of revenues generated in the three month period ended March 31, 1996 related to one customer.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     2.  Significant Accounting Policies:
         -------------------------------

         Risks, Uncertainties and Concentrations, continued:
         ---------------------------------------

           One customer accounted for 36% of total accounts receivable as of December 31, 1995. Two customers accounted for 32% of total accounts receivable as of March 31, 1996.

         Fair value of financial instruments:
         -----------------------------------

           The carrying amounts of the Company's assets and liabilities approximate fair value due to either the short-term maturity of those financial instruments or their negotiated market terms.

         Stock-based Compensation:
         ------------------------

           In October 1995, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 123 ("SFAS 123") Accounting for Stock-Based Compensation, which is effective for the Company's financial statements for fiscal years beginning after December 15, 1995. SFAS 123 allows companies to either account for stock-based compensation under the new provisions of SFAS 123 or under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has continued to account for its stock based compensation in accordance with the provisions of APB 25.

         Reclassifications:
         -----------------

           Certain reclassifications have been made to the prior years' financial statements to conform to the classifications used in the current period.

     3.  Inventory:
         ---------

           The Company has provided an allowance for potentially non-salable inventory in the amounts of $0, $50,000 and $50,000 as of December 31, 1994 and 1995, and March 31, 1996, respectively.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     4.  Notes Payable:
         -------------

           In both December 1995 and January 1996, the Company issued $1.25 million in promissory notes to individual investors bearing interest at 7%. As of March 31, 1996, $2.5 million was outstanding related to the promissory notes. The principal and interest are due and payable on June 30, 1996. In the event the Company enters into a private or public offering, or the notes become due and payable, the note holders may convert the principal and interest into the shares of the Company's capital stock. In the event the Company conducts a private placement, the conversion price is equal to the price per share being offered in the placement. In the event of an initial public offering, or on the maturity date of the notes, the price per common share is based on current fair value.

           In October 1995, the Company entered into a $50,000 loan agreement with an international financial institution. The loan requires monthly payments of interest at a rate equal to the institutions prime lending rate for the first twelve months, thereafter the interest rate increases to 1.5% over prime (9.75% as of March 31, 1996). The Company is required to repay the loan through 36 monthly payments commencing October 1996. The loan is collateralized by the assets of the Company and is subordinate to notes payable to a shareholder (See
         Note 5).

           Maturities of notes payable as of March 31, 1996 are as follows:

             1996    $2,508,333
             1997        16,666
             1998        16,667
             1999         8,334
                     ----------
                     $2,550,000
                     ==========

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     5.  Notes Payable to Related Parties:
         --------------------------------

           On June 1, 1995, the Company issued a promissory note for $330,000 to a foreign shareholder. In lieu of cash payments for interest the Company agreed to issue 345,000 shares of the Company's common stock to the note holder. As of March 31, 1996, the Company had issued 115,000 shares under this agreement, recognizing interest expense of $63,624 and $32,545 during 1996 and 1995, respectively.

           The Company's president, who is the majority shareholder, has advanced the Company operating funds three separate promissory notes which are updated on an annual basis. The notes bear interest at 8% and are due on demand. Total amounts outstanding under the notes were $19,293, $143,644 and $142,169 as of December 31, 1994 and 1995, and
         March 31, 1996, respectively.


     6.  Income taxes:
         ------------

           The tax effect of temporary differences that give rise to significant portions of deferred income taxes are as follows as of:

                                                           December 31,          December 31,           March 31,
                                                              1994                  1995                  1996
                                                              ----                  ----                  ----

      Deferred income tax assets:
      Deferred income. . . . . . . . . . . . . . . .     $      -              $     4,828           $     6,437
      Inventory allowance. . . . . . . . . . . . . .            -                   19,310                19,310
      Allowance for bad debts. . . . . . . . . . . .            -                    9,122                38,620
      Nondeductible accruals . . . . . . . . . . . .            -                     -                   65,654
      Deferred rent. . . . . . . . . . . . . . . . .            -                   20,453                30,465
      Net operating loss carryforward. . . . . . . .         165,804               452,580               689,525
                                                         -----------           -----------           -----------

      Total deferred income tax asset. . . . . . . .         165,804               506,293               850,011
      Less valuation allowance . . . . . . . . . . .        (165,804)             (506,293)             (850,011)
                                                         -----------           -----------           -----------
      Deferred income taxes, net . . . . . . . . . .     $      -              $     -               $      -
                                                         ===========           ===========           ===========


                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     6.  Income taxes, continued:
         ------------

           In 1995 and 1996, respectively, the net change in the valuation allowance for deferred income tax assets was an increase of approximately $344,000 and $300,000 due principally to increases in the net operating loss. A valuation allowance has been recognized due to the uncertainty of realizing the benefit of net operating carryforwards. As of March 31, 1996, the Company had net operating loss carryforwards of approximately $1,785,000, for Federal and state income tax purposes available to offset future taxable income. The net operating loss carryforwards begin expiring in 2008.


     7.  Stockholders' Equity:
         --------------------

         Stock Split:
         -----------

           On November 11, 1995, the Board of Directors authorized and the stockholders approved a ten-for-one stock split of the outstanding shares of the Company's common stock. All references to common stock, options, and per share data have been restated to give effect to the stock split.

         1995 Non-Statutory Stock Option Plan:
         ------------------------------------

           During 1995, the Company adopted the 1995 Non-Statutory Stock Option Plan (SOP) to attract and retain key employees. The SOP is administered by a committee, appointed by the Board of Directors, which determines the number of options granted to a qualified employee, the vesting period, and the exercise price provided it is not below market value on the date of the grant. In most cases the options vest over a three year period and terminate in ten years from the date of grant. The SOP will terminate during May 2005 unless terminated earlier in accordance with the provisions of the SOP.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     7.  Stockholders' Equity:
         --------------------

         1995 Non-Statutory Stock Option Plan, continued:
         ------------------------------------

           Option activity for the period from the plan's inception to March 31, 1996 was as follows:



                                              Shares              Price
                                              ------              -----
       Balance as of December 31, 1994. .       -                  -
         Granted. . . . . . . . . . . . .    525,444           $.283 - 1.67
         Exercised. . . . . . . . . . . .       -                  -
         Canceled . . . . . . . . . . . .       -                  -

       Balance as of December 31, 1995. .    525,444           $.283 - 1.67
         Granted. . . . . . . . . . . . .      3,000              $3.00
         Exercised. . . . . . . . . . . .       -                 -
         Canceled . . . . . . . . . . . .       -                 -
                                         -----------      -----------------
       Balance as of March 31, 1996 . . .    528,444           $.283 - 3.00
                                         ===========      =================

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     7.  Stockholders' Equity:
         --------------------

         1995 Non-Statutory Stock Option Plan, continued:
         ------------------------------------

           As of March 31, 1996, the Compensation committee was authorized by the Board of Directors to grant options for a total of 528,444 shares of common stock under the SOP. As of December 31, 1995 and March 31, 1996, respectively, 66,667 and 209,484 of the options were vested and exercisable. As of March 31, 1996, the Company had no shares of common stock available for grant under the plan.

           The Company accounts for the fair value of its grants under this plan in accordance with APB Opinion 25. Accordingly, no compensation cost has been recognized for its incentive stock option plan. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                 1996           1995
                                                 ----           ----

       Net loss                As reported    $  994,660    $1,032,311
                               Pro forma      $  995,950    $1,100,618

       Loss per common share   As reported    $     0.08    $     0.08
                               Pro forma      $     0.08    $     0.08


           The fair value of each option is estimated on the date of grant using a type of Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the three month period ended March 31, 1996: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 5.35% and expected lives of 3 years.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     7.  Stockholders' Equity:
         --------------------

         1995 Non-Statutory Stock Option Plan, continued:
         ------------------------------------

           A summary of the status of the Company's stock option plan is presented below:

                                                             Three
                                                         Months Ended                Year Ended
                                                        March 31, 1996            December 31, 1995
                                                        --------------            -----------------

                                                                  Weighted-                  Weighted-
                                                                  Average                     Average
                                                                  Exercise                   Exercise
                                                    Shares          Price       Shares         Price
                                                    ------        ---------     ------       ---------

       Options outstanding
          beginning of period. . . . . . . . .      525,444         $0.82            -           -
       Options exercised . . . . . . . . . . .          -             -              -           -

       Options granted . . . . . . . . . . . .        3,000         $3.00        525,444       $0.82
       Options outstanding
          end of period. . . . . . . . . . . .      528,444         $0.83        525,444       $0.82

       Options exercisable
          at end of period . . . . . . . . . .      206,151         $0.75         66,667       $0.28

       Weighted-average fair value of options
          granted during the period. . . . . .          -           $0.43            -         $0.13

           As of March 31, 1996, the weighted average remaining contractual life of the options that range from $ .283 to $3.00 is 9.3 years.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     7.  Stockholders' Equity:
         --------------------

         1995 Non-Statutory Stock Option Plan, continued:
         ------------------------------------

           As of March 31, 1996 and December 31, 1995, the proforma tax effects under SFAS 109 of this standard would include an increase to both the deferred tax asset and the valuation allowance of $500 and $26,400, respectively, and no impact to the statement of operations.

         Reserved for Issuance:
         ---------------------

           The Board of Directors has authorized 280,812 shares of the Company's common stock to be reserved for issuance in accordance with a license agreement whereby the licensor may waive its future rights to any license fees in exchange for 2% of the Company's outstanding common stock until the date of an initial public offering (See Note
         8).

         Series A Convertible Preferred Stock:
         ------------------------------------

           The holders of Series A Convertible Preferred Stock ("Preferred Stock") do not have any preemptive rights to subscribe for any securities of the Company. Preferred Stockholders are entitled to vote on all matters submitted to a vote of the stockholders of the Company. The holders of Preferred Stock also are entitled to vote, as a class, on matters affecting the value of the Preferred Stock. All action requiring the approval of holders of shares of Preferred Stock voting as a class must be authorized by a majority vote of the holders thereof. The Board of Directors may declare dividends on the Preferred Stock payable at any time in cash, in property, or in shares of Preferred Stock. Preferred Stock holders are entitled to share ratably in dividends with the holders of any other series of the Company's preferred stock now existing or hereafter created, but receive no preference in dividends declared. The Company will not pay dividends on Common Stock as long as any shares of Preferred Stock are issued and outstanding. In the event of any voluntary or involuntary liquidation, sale, or winding up of the Company, the holders of Preferred Stock are entitled to receive, in preference to holders of Common Stock, an amount equal to the purchase price per share of the Preferred Stock plus any accrued but unpaid dividends. Any remaining proceeds shall be allocated between Common and Preferred Shareholders on a pro rata basis, treating the shares of Preferred Stock on an as if converted basis. Shares of Preferred Stock may at any time be converted into shares of Common Stock, provided that such shares of Preferred Stock have not previously been converted by a mandatory conversion which shall take place in the event of an initial public offering in which at least $15 million is raised and the offering price per share is at least 1.75 times the initial conversion price per share of the Preferred Stock of $3.00 per share.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     7.  Stockholders' Equity:
         --------------------

         Series A Convertible Preferred Stock, continued:
         ------------------------------------

           As of December 31, 1994 and 1995, and March 31, 1996, there were no shares of the Preferred Stock outstanding.


     8.  Commitments:
         -----------

         Leases
         ------

           The Company is obligated under various operating and capital lease agreements, primarily for office space and equipment through 2001. Future minimum lease payments under these non-cancelable operating and capital leases as of March 31, 1996 are as follows:


                                        Operating              Capital
                                        ---------              -------

       1996. . . . . . . . . . . .       $116,794             $ 51,551
       1997. . . . . . . . . . . .        187,224               56,092
       1998. . . . . . . . . . . .        191,238               28,415
       1999. . . . . . . . . . . .        197,928               20,679
       2000. . . . . . . . . . . .        197,928               17,773
       Thereafter. . . . . . . . .         61,991                1,915
                                         --------             --------

       Less: Portion
         representing interest . .           -                 (33,843)
                                         --------             --------
                                         $953,103             $142,582
                                         ========             ========

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     8.  Commitments:
         -----------

         Leases:
         ------

           Rental expense was $0, $12,366, $92,785 and $42,864, for the period February 16, 1993 to December 31, 1993 and for the years ended December 31, 1994 and 1995, and for the three month period ended March 31, 1996, respectively.

           The cost and accumulated amortization of assets under capital leases were as follows as of:
                                            December 31,     March 31,
                                              1995            1996
                                              ----            ----

      Furniture. . . . . . . . . . . . .       $  8,752       $  8,752
      Computers and equipment. . . . . .        114,640        144,058
                                               --------       --------
                                                123,392        152,810
      Less:  Accumulated amortization. .         (3,192)       (10,228)
                                              ---------       --------
                                               $120,200       $142,582
                                               ========       ========


         License Agreements:
         ------------------

           In 1994 the Company entered into two licensing agreements whereby the Company obtained the right to modify and sell certain technology used in the Company's product line. One of the agreements requires the Company to pay fees based on product and subscription sales for any product using the licensed technology. The other agreement provides for payment of fees based upon gross revenues of the Company. This latter agreement also gives the licensor the right to forfeit future licensing fees in exchange for 2% of the Company's outstanding voting stock (See Note 7). The Company incurred expenses totaling $0, $110,860 and $67,690 relating to these agreements in 1994, 1995 and 1996, respectively.

         Licensing rights:
         ----------------

           The Company has incorporated in its services, the data encryption and authentication technology developed by another company (the Licensor) under the licensing agreement previously described. The Company has become aware of a third party dispute over the rights to the Licensor's technology. The Company has received no notification

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     8.  Commitments:
         -----------

         Licensing rights, continued:
         ----------------

         with respect to this matter and management believes that the Company will not experience detrimental effects from the outcome of this dispute. The financial statements do not contain any adjustments that may result from the resolution of this matter.

     9.  Financing:
         ---------

           The Company has incurred net losses of $35,684, $406,288, $1,032,311 and $994,660, for the period February 16, 1993 to December 31, 1993, for the years ended December 31, 1994 and 1995, and for the three month period ended March 31, 1996. Management has historically been successful in obtaining outside financing to meet obligations and funding working capital requirements as they come due. Most recently, the Company closed on several transactions that provided additional cash flow. These are summarized below.

           During April 1996, the Company converted $2,500,000 in promissory notes to Preferred Stock. The Company also raised an additional $1,000,000 by issuing 333,333 shares of Preferred Stock at $3.00 per share (See Note 10).

           During June 1996, the Company borrowed $1.5 million and issued unsecured, 8% interest-bearing, senior subordinated notes due June 18, 2000, with 500,000 detachable warrants to purchase Common Stock.

           During June 1996, the Company signed a software license contract with a customer for $2 million, with payment terms of $500,000 to be received by June 30, 1996 and the remaining $1.5 million to be paid over the remaining two year contract period.

           During April 1996, the Board of Directors authorized the President to proceed with plans for the initial public offering of the Company's common stock. In the event the Company does not successfully complete its initial public offering, the Company intends to pursue other financing alternatives that may be available to the Company and, if required, reduce its operating expenses.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                     NOTES TO FINANCIAL STATEMENTS - (Continued)
         (Information for the three months ended March 31, 1995 is unaudited)


     10. Subsequent Events:
         ---------------

           On April 15, 1996, the Company repaid the full amount of the promissory notes outstanding, including accrued interest, to seven of the investors who participated in the December 1995 and January 1996 note offering, by issuing to those investors shares of the Company's Preferred Stock, at a price of $3.00 per share. The Company paid cash to each of these investors in an amount equal to the value of any fractional shares of Preferred Stock that would otherwise have been transferred to such investors. In addition, the Company permitted the seven investors to purchase an additional 333,333 shares of Preferred Stock at a price of $3.00 per share. Of the remaining seven investors, two transferred their notes to one of the other remaining investors. The remaining five investors exchanged their notes, including the transferred notes, for shares of the Company's Preferred Stock on May 24, 1996, also at a price of $3.00 per share. A total of 1,186,518 shares of Preferred Stock were issued as of May 24, 1996.

           Shares of Preferred Stock may at any time be converted into shares of Common Stock, on a one-for-one basis, provided that such shares of Preferred Stock have not previously been converted by automatic conversion. A mandatory conversion will occur in the event of an initial public offering in which at least $15 million is raised and the offering price per share is at least 1.75 times the initial conversion price of $3.00 per share of Preferred Stock ($5.25). The Preferred Stock will not, however, convert automatically if the initial offering price is less than $5.25 per share. The conversion ratio will be adjusted so that shares of Preferred Stock are convertible into shares of Common Stock on greater than one-for-one basis as follows. If the Company effects an initial public offering prior to March 31, 1997 at a price less than $5.25 per share, the conversion ratio will be adjusted by multiplying the subscription price of $3.00 per share by 1.75 ("Conversion Factor") and dividing such product by the midpoint of the offering price range contained in the final pre-effective amendment to the registration statement relating to such initial public offering. If the Company's initial public offering occurs (i) during the period from April 1, 1997 to March 31, 1998 at a price less than $6.00 per share or (ii) after March 31, 1998 at a price less than $9.00 per share, the conversion ratio is adjusted as set forth in the preceding sentence except the Conversion Factor becomes 2.00 in the event clause (i) applies or 3.00 in the event clause (ii) applies.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                            NOTES TO FINANCIAL STATEMENTS
         (Information for the three months ended March 31, 1995 is unaudited)


     10. Subsequent Events, continued:
         -----------------

           On June 12, 1996, in consideration for the foreign shareholder's agreement not to demand payment of the $330,000 note until May 31, 1997, the Board of Directors authorized the Company to offer the foreign shareholder the option to receive common stock at $3.00 per share, in lieu of cash in payment of the note. The Board reserved and authorized the issuance of 110,000 shares of common stock for this purpose. On May 17, 1996, the foreign shareholder executed an agreement extending the term of the note to May 31, 1997.

           During April 1996, the Company adopted the 1996 Non-Statutory Stock Option Plan to attract and retain executive employees. The plan is administered by a committee, appointed by the Board of Directors. The option price will be the fair market value of the stock on the date of grant. The options are not transferable, subject to various restrictions outlined in the agreement and must be exercised by December 31, 1996. As of April 2, 1996, 575,951 options were granted under the plan. No additional options are available for grant under the plan. The options were exercised on April 22, 1996 at $.50 a share.

           During June 1996, the Company adopted the 1996 Incentive Stock Option Plan (the 1996 Plan), under which both options and restricted share awards may be made to the Company's key employees. Both incentive stock options and options that are not qualified under
         Section 422 of the Internal Revenue Code of 1986, as amended ("Non-Qualified Options") are available under this plan. The options are not transferable and are subject to various restrictions outlined in the agreement. The 1996 Plan is administered by the Compensation Committee of the Board of Directors, which determines the number of options granted to a qualified employee, the vesting period, and the exercise price provided that it is not below market value. The 1996 Plan will terminate during June 2006 unless terminated earlier by the Board of Directors.

           During June 1996, the Compensation Committee was authorized by the Board of Directors to grant options for a total of 3,500,000 shares of common stock under the 1996 Plan. To date, the committee has granted a total of 1,103,868 Non-Qualified Options and 285,992 incentive stock options, of which 466,674 and 85,792, respectively, were vested and exercisable. Subsequent to the initial grants, the Company had 2,110,140 shares of common stock available for grant under the 1996 Plan.

           The 1996 Plan also provides for the automatic grant of a non-qualified option to purchase 10,000 shares of common stock to each non-employee director. All options have a five year term and are exercisable on the date of grant. As of June 1996, none of the Company's directors were eligible to participate in the 1996 Plan.


                No  dealer,  salesperson or  any  other  person has  been
             authorized  to   give  any   information  or   to  make  any
             representations in  connection with the Offering  other than those  contained in this Prospectus  and, if given  or made, such information or  representations must not be relied upon as  having  been  authorized  by  the  Company, any  Selling
             Shareholder or  the Underwriters.  This  Prospectus does not                       3,400,000 SHARES
             constitute an offer  to sell, or a solicitation of  an offer to  purchase, any  securities other  than the  securities to
             which it relates or an offer to sell  or the solicitation of         Virtual Open Network Environment Corporation
             an offer  to buy the  Common Stock in  any circumstances  in
             which such offer  or solicitation is unlawful.   Neither the                         COMMON STOCK
             delivery  of this  Prospectus  nor any  sale  made hereunder shall, under any  circumstances, create any implication that there  has been  no change  in the  facts set  forth  in the
             Prospectus or in  the affairs of the Company since  the date hereof or  that the information contained  herein is correct as of any time subsequent to the date hereof.


                          ----------------------------------                                  _____________________

                                  TABLE OF CONTENTS                                                PROSPECTUS
                                                                     Page                     _____________________
                                                                     ----
             Prospectus Summary  . . . . . . . . . . . . . . . . . . .  2
             Risk Factors  . . . . . . . . . . . . . . . . . . . . . .  6
             Use of Proceeds . . . . . . . . . . . . . . . . . . . . . 18
             Dividend Policy . . . . . . . . . . . . . . . . . . . . . 18
             Capitalization  . . . . . . . . . . . . . . . . . . . . . 18
             Dilution  . . . . . . . . . . . . . . . . . . . . . . . . 19
             Selected Financial Data . . . . . . . . . . . . . . . . . 21
             Management's  Discussion and Analysis of Financial
                Condition and Results of Operations  . . . . . . . . . 22
             Business  . . . . . . . . . . . . . . . . . . . . . . . . 30                      Piper Jaffray Inc.
             Management  . . . . . . . . . . . . . . . . . . . . . . . 46
             Certain Transactions. . . . . . . . . . . . . . . . . . . 58                    Volpe, Welty & Company
             Principal Shareholders  . . . . . . . . . . . . . . . . . 59
             Selling Shareholders  . . . . . . . . . . . . . . . . . . 62
             Description of Capital Stock  . . . . . . . . . . . . . . 63
             Shares Eligible for Future Sale . . . . . . . . . . . . . 66
             Underwriting  . . . . . . . . . . . . . . . . . . . . . . 68
             Legal Matters . . . . . . . . . . . . . . . . . . . . . . 69
             Experts . . . . . . . . . . . . . . . . . . . . . . . . . 70
             Additional Information  . . . . . . . . . . . . . . . . . 70
             Index to Financial Statements . . . . . . . . . . . . . .F-1

                Until              , 1996 (25 days after the date of this
             Prospectus),  all  dealers  effecting  transactions  in  the registered securities, whether or not participating  in this distribution, may be required to deliver a Prospectus.  This is in addition to the obligations of the dealers to  deliver
             a Prospectus when acting as Underwriters and with respect to                                  , 1996
             their unsold allotments or subscriptions.
     ========================================================================================================================
/TABLE

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 13.  Other Expenses of Issuance and Distribution.

              The following table sets forth estimated expenses expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered.
       Securities and Exchange
       Commission Registration Fee........                            $8,993.00
       NASD Filing Fee....................                            $3,108.00
       NASDAQ Listing Fee.................                                    *
       Blue Sky Fees and Expenses.........                                    *
       Printing and Engraving Expenses....                                    *
       Accounting Fees and Expenses.......                                    *
       Legal Fees and Expenses............                                    *
       Transfer Agent Fees and Expenses...                                    *

       Miscellaneous......................                              -------

               Total.....................                          $          *
     ____________________
     *        To be provided by amendment.

     Item 14.  Indemnification of Directors and Officers

              Article Ninth of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer employee or agent (including each former director, officer, employee agent) of the Company who was or is made party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

              Article VI, Section 6.1 of the Company's Amended Bylaws provides that each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Director, officer, agent or employee of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against any expenses (including attorneys fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. Notwithstanding the foregoing, no Director shall be indemnified nor held harmless in violation of the provisions of the Company's Amended and Restated Certificate of Incorporation; and no Director, officer, agent or employee shall be indemnified nor held harmless by the Company unless:

                      (i) In the case of conduct in his/her official capacity with the Company, he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of the Company;

                      (ii) In all other cases, his/her conduct was at least not opposed to the best interests of the Company nor in violation of the Amended and Restated Certificate of Incorporation, Bylaws or any agreement entered into by the Company; and

                      (iii) In the case of any criminal proceeding, he/she had no reasonable cause to believe that his/her conduct was unlawful.

              Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

              Pursuant to the provisions of the Common Stock Purchase Agreement (the "Underwriting Agreement"), the underwriters are obligated, under certain circumstances to indemnify directors and officers for the Company against certain liability, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

     Item 15.  Recent Sales of Unregistered Securities.

              During the past three years, the Company has issued unregistered securities to persons as described below. No underwriters or underwriting discounts or commissions were paid in connection with such issuances. There were no public offerings in such transactions, and the Company believes that each transaction, unless otherwise noted, was exempt from registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning the

     Company and acquired the securities for investment and not with a view to the distribution thereof. All share numbers indicated below have been retroactively adjusted to reflect the 10-for-1 stock split effective November 13, 1995.

              On February 21, 1994, the Company issued 8,500,000 shares to James F. Chen in consideration for a payment of $10,000. On February 21, 1994, the Company also issued: (i) 150,000 shares of Common Stock to Maxine Loh in consideration for a payment of $25,000; (ii) 450,000 shares of Common Stock to Ed Lee, Teresa Lee, David Luk and Lousia Lee in consideration for a payment of $75,000; (iii) 300,000 shares of Common Stock to Charles C. Chen in consideration for a payment of $49,500; (iv) 300,000 shares of Common Stock to How Lin in consideration for equipment valued at $50,000; (v) 150,000 shares of Common Stock to Dr. Mark Rosenthal in consideration for a payment of $25,000; and (vi) 150,000 shares of Common Stock to Ngan Ying Chen in consideration for a payment of $25,000.

              On May 15, 1995, James F. Chen contributed 500,000 shares of Common Stock to the capital of the Company and the Company issued 500,000 shares of Common Stock to Jieh-Shan Wang in consideration for services rendered.

              On June 1, 1995, James F. Chen contributed 199,000 shares of Common Stock to the capital of the Company. On that date, the Company issued 1,764,710 shares of Common Stock to Mr. H.H. Cheng in consideration for a payment of $500,000 which was made to the Company in December 1994. To provide protection against dilution to Mr. Cheng's $500,000 investment, the Company issued 84,000 shares of Common Stock to Mr. James F. Chen as trustee of a voting trust for Mr. Cheng on June 1, 1995. Also on June 1, 1996, the Company issued an additional 115,000 shares of Common Stock to the voting trust established for Mr. Chen in consideration for providing a loan of $300,000.

              On December 12, 1995, the Company issued: (i) 61,930 shares of Common Stock to Ban Leong Eap and Pisei Phlong Eap in consideration for a payment of $100,000; (ii) 8,333 shares of Common Stock to Joseph D. Gallagher in consideration for a payment of $25,000; (iii) 8,334 shares of Common Stock to Gill & Sippel Profit Sharing Plan, FBO Joseph D. Gallagher in consideration for a payment of $25,000; (iv) 16,667 shares of Common Stock to Chansothi Um and Viseth Um in consideration for a payment of $50,000; (v) 41,667 shares of Common Stock to Stanley Shapiro in consideration for a payment of $125,000; (vi) 16,667 shares of Common Stock to Burnett Moody in consideration for a payment of $50,000; and (vi) 8,333 shares of Common Stock to Norman Fine in consideration for a payment of $25,000.

              On December 12, 1995, the Company also issued 500,000 shares of Common Stock to Ray Hanner for services rendered and 30,000 shares of Common Stock to Scott Hu consisting of 16,667 shares in accordance with the terms of Mr. Hu's Employment Agreement and 13,333 shares issued as a severance payment.

              Between May, 1995 and June 12, 1996, the Company granted options to purchase 320,000 shares of Common Stock at $0.283 and 206,444 shares of Common Stock at $1.67 per share under the Company's 1995 Non-Statutory Stock Option Plan. On June 12, 1996, the Company granted options to purchase 885,604 shares of Common Stock $2.50 per share and options to purchase 504,256 shares of Common Stock at $3.00 per share under the Company's 1996 Incentive Stock Plan. The Company believes that the option grants described in this paragraph are exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder because the options were granted pursuant to written compensatory benefit plans of the Company, copies of which were provided to each participant, and the aggregate offering price did not exceed the limit prescribed by Rule 701 in connection with any such grant.

              In April, 1996, the Company issued options to purchase 575,951 shares of Common Stock subject to restrictions on transferability ("Restricted Stock"), at $0.50 per share, under the Company's 1996 Non-Statutory Stock Option Plan. As of June 12, 1996, all options granted under the Plan had been exercised and a total of 575,951 shares of Restricted Stock had been issued. The Company also believes that the transactions described in this paragraph are exempt from registration under the Securities Act by reason of Rule 701 as the options were granted pursuant to a written compensatory benefit plan of the Company, a copy of the plan was provided to each participant, and the aggregate offering price did not exceed the limit prescribed by Rule 701.

              In December, 1995 and January, 1996, the Company borrowed $2.5 million through the sale of 7% interest bearing, unsecured promissory notes due June 30, 1996 to fourteen investors ("Note Offering"). The Company issued: (i) a note dated December 19, 1995 in the amount of $200,000 to the Trustee under the Shapiro Family Trust; (ii) a note dated December 18, 1995 in the amount of $25,000 to Burnett H. Moody; (iii) a note dated December 15, 1995 in the amount of $25,000 to Norman D. Fine;
     (iv) a note dated December 15, 1995 in the amount of $500,000 to Lewis M. Schott; (v) a note dated December 22, 1995 in the amount of $175,000 to Bryan T. Vanas; (vi) a note dated December 22, 1995 in the amount of $100,000 to Joseph Lupo and Rosa Lupo; (vii) a note dated December 22, 1995 in the amount of $225,000 to Lee DeVisser and Linda DeVisser, Trustees of the DeVisser Trust dated January 4, 1993; (viii) a note dated January 15, 1996 in the amount of $166,500 to Edgehill Capital Management LP; (ix) a note dated January 15, 1996 in the amount of $60,000 to J. Francis Lavelle; (x) a note dated January 15, 1996 in the amount of $547,000 to Steven A. Cohen; (xi) a note dated January 15, 1996 in the amount of $60,000 to John P. Holmes III; (xii) a note dated January 15, 1996 in the amount of $166,500 to Golden Eagle Partners; (xiii) a note dated January 15, 1996 in the amount of $50,000 to John J. Egan IV; and
     (xiv) a note dated January 15, 1996, in the amount of $200,000 to Kenneth Lissak.

                      On April 15, 1996, the Company exchanged the full amount of notes (including accrued interest) issued to seven investors for shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") at $3.00 per share and paid cash to each of the seven investors in an amount equal to any fractional shares of Series A Stock. The Company issued: (i) 68,175 shares of Series A Stock to the Trustee of the Shapiro Family Trust; (ii) 8,523 shares of Series A Stock to Burnett H. Moody;
     (iii) 8,528 shares of Series A Stock to Norman D. Fine; (iv) 170,566 shares of Series A Stock to Lewis M. Schott; (v) 59,619 shares of Series A Stock to Bryan T. Vanas, (vi) 34,068 shares of Series A Stock to Joseph Lupo and Rosa Lupo and (vii) 76,654 shares of Series A Stock to Lee DeVisser and Linda DeVisser Trustees of the Lee DeVisser Trust dated January 4, 1993.

              On April 15, 1996 the Company offered certain of the investors who agreed to exchange their notes for Series A Stock, the opportunity to subscribe for an additional 333,333 shares of Series A Stock at a price of $3.00 per share in proportion to each investor's pro-rata interest in the Note Offering. The Company issued (i) 41,667 shares of Series A Stock to Stanley Shapiro in consideration for a payment of $125,001; (ii) 6,666 shares of Series A Stock to Burnett H. Moody in consideration for a payment of $19,998; (iii) 3,333 shares of Series A Stock to Norman D. Fine in consideration for a payment of $9,999; (iv) 146,834 shares of Series A Stock to Lewis M. Schott in consideration for a payment of $440,502; (v) 47,166 shares of Series A Stock to Bryan T. Vanas in consideration for a payment of $141,498; (vi) 27,000 shares of Series A Stock to Joseph Lupo and Rosa Lupo in consideration for a payment of $81,000; and (vii) 60,667 shares of Series A Stock to Lee DeVisser and Linda DeVisser Trustees of the Lee DeVisser Trust dated January 4, 1993 in consideration for a payment of $182,001.

              Two of the remaining seven noteholders transferred their notes to another noteholder. On May 24, 1996, the Company exchanged the full amount of the remaining notes (including accrued interest) for Shares of Series A Stock at $3.00 per share and paid cash in an amount equal to any fractional shares. The Company issued: (i) 17,082 shares of Series A Stock to John J. Egan, IV; (ii) 56,883 shares of Series A Stock to Golden Eagle Partners; (iii) 56,883 shares of Series A Stock to Edgehill Capital Management; (iv) 227,876 shares of Series A Stock to Steven A. Cohen; and
     (v) 68,328 shares of Series A Stock to Kenneth Lissak.

              On May 23, 1996 RSA Data Security, Inc. ("RSA") exercised an option granted under the Company's license agreement with RSA, to convert its right to receive future royalties into 2% of the Company's issued and outstanding voting securities, after giving effect to the issuance to RSA, through the date of the public offering. Pursuant to a separate agreement between RSA and Massachusetts Institute of Technology ("MIT"), MIT is entitled to receive 7.2% of any royalties that RSA receives. As a result, the Company will issue to MIT, 7.2% of the 2% of shares to which RSA was entitled under the license agreement. At the time of the Offering, RSA and MIT will be entitled to receive 260,594 and 20,218 shares of Common Stock, respectively,

              In June, 1996, the Company issued 16,667 shares of Common Stock to John J. Egan IV in consideration for consulting services rendered to the Company.

	      In June, 1996, the Company borrowed $1.5 million from JMI
     Equity Fund II, L.P. by issuing unsecured, 8% interest-bearing, senior subordinated notes in the principal amount of $1.5 million with detachable warrants to purchase 500,000 shares of Common Stock. Of the 500,000 detachable warrants, 400,000 are exercisable at $3.00 per shares and 100,000 are exercisable at $0.01 per share.

     Item 16.  Exhibits and Financial Statement Schedules.

              (a) The following Financial Statement Schedules are filed as part of this registration statement:

              Number                            Description
              ------                            -----------

              Schedule II      Valuation and Qualifying Accounts

              (b) The following exhibits are filed as part of this registration statement:

              Number                   Description
              -------                  -----------

              1                Form of Underwriting Agreement

              3.1 Amended and Restated Certificate of Incorporation dated January 10, 1996

              3.2              Amended Bylaws dated June 12, 1996

              3.3 Certificate of Designation, Preferences, and Rights of Series A Convertible Preferred Stock dated April 4, 1996

              3.4 Certificate of Increase in the Number of Shares of Series A Convertible Preferred Stock dated May 21, 1996

              5                Opinion on Legality*

              9.1 Voting Trust Agreement between H. H. Cheng and James F. Chen, Trustee

              9.2 Voting Trust Agreement between Robert Zupnick and James F. Chen, Trustee

              9.3 Voting Trust Agreement between Dennis Winson and James F. Chen, Trustee

              10.1 Employment Agreement between Virtual Open Network Environment Corporation and James F. Chen dated as of June 12, 1996

              10.2 Virtual Open Network Environment Corporation 1995 Non-Statutory Stock Option Plan

              10.3 Virtual Open Network Environment Corporation 1996 Non-Statutory Stock Option Plan

              10.4 Virtual Open Network Environment Corporation 1996 Incentive Stock Plan

              10.5 Software License Agreement between Trusted Information Systems, Inc. ("TIS") and V-ONE executed October 6, 1994

              10.6 First Amendment to the Software License Agreement between TIS and V-ONE

              10.7 Second Amendment to the Software License Agreement between TIS and V-ONE

              10.8 Third Amendment to the Software License Agreement between TIS and V-ONE

              10.9 Fourth Amendment to the Software License Agreement between TIS and V-ONE

              10.10 OEM Master License Agreement between RSA Data Security, Inc. ("RSA") and V-ONE dated December 30, 1994 and Amendment Number One to the OEM Master License Agreement between RSA and V-ONE

              10.11 Amendment Number Two to the OEM Master License Agreement between RSA and V-ONE and Conversion Agreement dated May 23, 1996

              10.12 Promissory Note for H.H. Cheng with Allonge and Amendment dated June 12, 1996

              10.13            Form of Exchange and Purchase Agreement dated
                               April 1996

              10.14 Registration Rights Agreement between V-ONE and JMI Equity Fund II, L.P. ("JMI")

              10.15 8% Senior Subordinated Note due June 18, 2000 issued by V-ONE to JMI

              10.16 Warrant to Purchase 100,000 shares of Common Stock Issued by V-ONE to JMI

              10.17 Warrant to Purchase 400,000 shares of Common Stock Issued by V-ONE to JMI

	      11	       Computation of Primary and Fully Diluted
			       Loss Per Share

              23.1             Consent of Coopers & Lybrand L.L.P.

              23.2             Consent of Kirkpatrick & Lockhart, LLP*

              24 Power of Attorney: see signature page of this registration statement

              27 Financial Data Schedule for the year ended December 31, 1995 and the three months ended March 31, 1996

                __________________________

        *To be filed by amendment

     Item 17.  Undertakings.

              (a)     The undersigned registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (c)   The undersigned registrant hereby undertakes that:

                      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on June 21, 1996.

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
                                     (Registrant)

              By:   /s/ James F. Chen
                      ------------------------------------
                               Name:  James F. Chen
                               Title: President and
                                      Chief Executive Officer


              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Chen, Charles C. Chen, Chansothi Um and Ban L. Eap, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, thereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                           Title                              Date
       ---------                           -----                              ----

       /s/ James F. Chen                   President, Chief Executive         June 21, 1996
       -------------------                 Office and Director
       James F. Chen

       /s/ Chansothi Um                    Treasurer and Acting Chief         June 21, 1996
       -------------------                 Financial Officer
       Chansothi Um






       /s/ Ban L. Eap                      Controller                         June 21, 1996
       -------------------
       Ban L. Eap

       /s/ Hai Hua Cheng                   Director                           June 21, 1996
       -------------------
       Hai Hua Cheng
       /s/ Charles C. Chen                 Director                           June 21, 1996
       -------------------
       Charles C. Chen


                                     SCHEDULE II


                          VALUATION AND QUALIFYING ACCOUNTS

                    VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION
              (For the period from February 16, 1993 (date of inception)
       to December 31, 1993 and for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996)

                                                                         Additions
                                                         Balance at     Charged to                     Balance at
                                                        Beginning of     Costs and                       End of
                     Description                           Period        Expenses       Deductions        Period
                     -----------                        ------------   ------------     ----------     -----------

       ALLOWANCE FOR DOUBTFUL ACCOUNTS

       February 16, 1993 to December 31, 1993           $          -     $        -  $          -      $         -

       December 31, 1994 . . . . . . . . . . .                     -              -             -                -
       December 31, 1995 . . . . . . . . . . .                     -          23,620            -           23,620

       January 1, 1996 to March 31, 1996 . . .                23,620          76,380            -          100,000


       DEFERRED TAX ASSET VALUATION ALLOWANCE

       February 16, 1993 to December 31, 1993            $         -     $         -  $         -      $         -
       December 31, 1994 . . . . . . . . . . .                     -         165,804            -          165,804

       December 31, 1995 . . . . . . . . . . .               165,804         340,489            -          506,293
       January 1, 1996 to March 31, 1996 . . .               506,293         343,718            -          850,011



       ALLOWANCE FOR NON-SALABLE INVENTORY
       February 16, 1993 to December 31, 1993            $         -     $         -  $         -      $         -

       December 31, 1994 . . . . . . . . . . .                     -               -            -                -
       December 31, 1995 . . . . . . . . . . .                     -          50,000            -           50,000

       January 1, 1996 to March 31, 1996 . . .                50,000               -            -           50,000

                                    EXHIBIT INDEX
                                    -------------



     Number           Description
     ------           -----------

     1                Form of Underwriting Agreement

     3.1              Amended and  Restated Certificate  of Incorporation  dated
                      January 10, 1996

     3.2              Amended Bylaws dated June 12, 1996

     3.3 Certificate of Designation, Preferences, and Rights of Series A Convertible Preferred Stock dated April 4, 1996

     3.4 Certificate of Increase in the Number of Shares of Series A Convertible Preferred Stock dated May 21, 1996

     5                Opinion on Legality*

     9.1              Voting  Trust Agreement between H.  H. Cheng  and James F.
                      Chen, Trustee

     9.2              Voting  Trust   Agreement  between   Robert  Zupnick   and
                      James F. Chen, Trustee

     9.3              Voting Trust Agreement between Dennis Winson  and James F.
                      Chen, Trustee

     10.1             Employment   Agreement   between   Virtual  Open   Network
                      Environment Corporation and James F. Chen dated as of June 12, 1996

     10.2 Virtual Open Network Environment Corporation 1995 Non-Statutory Stock Option Plan

     10.3 Virtual Open Network Environment Corporation 1996 Non-Statutory Stock Option Plan

     10.4             Virtual   Open   Network   Environment  Corporation   1996
                      Incentive Stock Plan

     10.5 Software License Agreement between Trusted Information Systems, Inc. ("TIS") and V-ONE executed October 6, 1994

     10.6             First Amendment to the Software License Agreement  between
                      TIS and V-ONE

     10.7             Second  Amendment  to  the   Software  License   Agreement
                      between TIS and V-ONE

     10.8             Third Amendment to the Software  License Agreement between
                      TIS and V-ONE

     10.9             Fourth  Amendment  to  the   Software  License   Agreement
                      between TIS and V-ONE

     10.10 OEM Master License Agreement between RSA Data Security, Inc. ("RSA") and V-ONE dated December 30, 1994 and Amendment Number One to the OEM Master License Agreement between RSA and V-ONE

     10.11 Amendment Number Two to the OEM Master License Agreement between RSA and V-ONE and Conversion Agreement dated May 23, 1996

     10.12 Promissory Note for H.H. Cheng with Allonge and Amendment dated June 12, 1996

     10.13            Form of Exchange and Purchase Agreement dated April 1996

     10.14            Registration  Rights  Agreement  between  V-ONE  and   JMI
                      Equity Fund II, L.P. ("JMI")

     10.15            8%  Senior Subordinated Note due  June 18,  2000 issued by
                      V-ONE to JMI

     10.16 Warrant to Purchase 100,000 shares of Common Stock Issued by V-ONE to JMI

     10.17 Warrant to Purchase 400,000 shares of Common Stock Issued by V-ONE to JMI

     11		      Computation of Primary and Fully Diluted Loss Per Share

     23.1             Consent of Coopers & Lybrand L.L.P.

     23.2             Consent of Kirkpatrick & Lockhart, LLP*

     24               Power   of   Attorney:   see   signature   page  of   this
                      registration statement

     27 Financial Data Schedule for the year ended December 31, 1995 and the three months ended March 31, 1996

     __________________________

        *To be filed by amendment
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